As filed with the Securities and Exchange Commission on January 18, 2012
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
USA Synthetic Fuel Corporation
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	4925	13-3995258
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

312 Walnut Street, Suite 1600
Cincinnati, Ohio 45202
(513) 762-7870
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Dr. Steven C. Vick
President and Chief Executive Officer
312 Walnut Street, Suite 1600
Cincinnati, Ohio 45202
(513) 762-7870
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mr. Douglas D. Roberts, Esq.
Thompson Hine LLP
312 Walnut Street, 14th Floor
Cincinnati, Ohio 45202
(513) 352-6623
Fax: (513) 241-4771

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non -accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common stock $0.0001 par value per share		$100,000,000	$11,460

(1)	The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated    , 2012

Prospectus

$100,000,000

USA Synthetic Fuel Corporation
Common Stock

We are selling          shares of our common stock.    This is the public offering of our common stock.  We anticipate that the offering price will be between $          and $      per share.

Prior to this offering, there has been a limited public market of shares of our common stock. Our common stock is listed on the OTCQB under the symbol “USFC”.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 20 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to USA Synthetic Fuel Corporation	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

January      , 2012

Table of contents

Prospectus summary	8
Risk factors	20
Special note regarding forward-looking statements	31
Use of proceeds	32
Dividend policy	32
Capitalization	33
Plan of distribution	34
Management’s discussion and analysis of financial condition and results of operations	35
Business	49
Management	94
Certain relationships and related transactions	101
Market price of and dividends on the registrant’s common equity and related stockholder matters	103
Security ownership of certain beneficial owners	104
Description of securities to be offered	105
Shares eligible for future sale	107
Material United States federal income tax consequences to non-United States holders	108
Legal opinion	112
Experts	112
Interests of named experts and counsel	112
Where you can find more information	112
Exhibit Index	113
Glossary	115
References cited	117

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

Industry data and other statistical information relating to the energy industry used in this prospectus are based on independent publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, derived from our review of internal surveys and the independent sources listed above.

A glossary of certain terms used in this prospectus appears beginning on page 115 of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus which are not statements of historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events. Words such as “may,” “might,” “will,” “should,” “could,” “would,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “project,” “potential,” “believe,” “seek,” “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed under the heading “Risk Factors” and elsewhere in this prospectus. Accordingly, undue reliance should not be placed on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the date the statement is made and qualify all of our forward-looking statements by these cautionary statements.

You should understand that various factors, in addition to those discussed elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements, including:

•	Our lack of current operating revenues;
•	Our ability to create positive cash flows;
•	Our ability to achieve rapid growth and activity;
•	Our ability to raise capital when needed;
•	Our ability to complete the development and construction of our projects on our planned schedule or within our project budget;
•	Our dependence on third-party service providers and suppliers to avoid delays in our projects;
•	Our risk of construction, technology or equipment related delays and the costs associated with such delays;
•	Our ability to obtain or maintain the regulatory permits, approvals and consents required to commence operations;
•	Our limited history of operations;
•	Our ability to meet the debt service requirements of the financing arrangements required by our development and construction plans;
•	Our ability to obtain feedstock for our projects at acceptable prices;
•	Our ability to implement an effective system for the management of carbon dioxide; and
•	Our ability to sell our end-products at favorable prices or at all due to fluctuations in energy commodity prices.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC the shares of our common stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our common stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, the exhibits and schedules filed with it, and the information incorporated by reference herein, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on April 19, 2011;
•
Our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2011 filed with the SEC on May 26, 2011(which amends and supersedes our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 16, 2011);

•
Our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2011 filed with the SEC on September 9, 2011(which amends and supersedes our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 10, 2011 and our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2011 filed with the SEC on August 16, 2011);

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 14, 2011;
•	Our Current Reports on Form 8-K filed with the SEC on March 30, 2011; April 12, 2011; May 25, 2011; and November 3, 2011; and
•
The description of the Company’s common stock, par value $0.0001 per share, included under the caption “Description of Capital Stock” in the Company’s Registration Statement on Form 10, initially filed with the SEC on July 29, 2010, including exhibits, and as may be subsequently amended from time to time.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.usasfc.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus except for the documents specifically incorporated by reference as noted above. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

USA Synthetic Fuel Corporation
Attention: Secretary
312 Walnut Street, Suite 1600
Cincinnati, Ohio 45202
Tel. No. (513) 762-7870

Prospectus summary

This summary highlights selected information contained elsewhere in this prospectus. Because this section is only a summary, it does not contain all of the information that may be important to you or that you should consider before making an investment decision. Before making an investment decision, you should read this entire prospectus, including the information contained in the section entitled “Risk Factors.” You should read the following summary together with the more detailed information and the consolidated financial statements and the notes thereto included elsewhere in this prospectus. Except as otherwise indicated or required by the context, references in this prospectus to “we,” “us,” “our,” “USA Synthetic Fuel Corporation,” ”USASF”  or the “Company” refer to the combined businesses of USA Synthetic Fuel Corporation and its subsidiaries.

Summary

Our company

USA Synthetic Fuel Corporation (“USASF” or the “Company”) is an environmentally focused alternative energy company pursuing clean energy solutions based on gasification and other proven Btu conversion technologies.  USASF is a development stage company and, as of September 30, 2011, had $720 of cash on hand, no inception to date revenues, and there are substantial doubts about the Company’s ability to continue as a going concern.  We intend to develop, finance, construct, own and operate gasification, synthetic natural gas, and Fischer Tropsch liquid production facilities, to convert lower value, solid hydrocarbons such as coal, petroleum coke and biomass into higher value, environmentally cleaner energy sources.  These solid hydrocarbons are one class of feedstock that may be used in gasification processes in order to produce synthetic gas.  Other classes of feedstock that may be used as feedstock to produce synthetic gas include petroleum liquids, petroleum byproducts, asphaltenes, natural gas and other similar gases.

For the purposes of this prospectus, hereinafter the terms “solid hydrocarbon(s)”, “feedstock(s)”, and “solid hydrocarbon feedstock(s)” are used interchangeably in the remainder of the prospectus.  For this discussion, the terms “lower value” and “higher value” refer to the approximate market cost of the sources on a barrel of oil equivalent basis, which equals an equivalent energy content basis of 5.8 million British thermal units.  For “lower value” feed sources like coal or petroleum coke, this market cost is in the range of approximately $4.87 - $10.14 per barrel of oil equivalent.  As examples of “higher value” energy sources, synthetic natural gas has a current market cost of approximately $24.15 and projected market cost in 2018 of $39.96 per barrel of oil equivalent, and liquid transportation fuels have a market cost of approximately $142.61 per barrel of oil equivalent.  A presentation of back up calculations for these values is presented below in “Business:  Our Company.”  The produced energy sources such as synthetic natural gas and liquid transportation fuels are considered to be “environmentally cleaner” compared with the coal or petroleum coke feed sources because they produce significantly reduced emissions of materials  of concern such as sulfur oxides, nitrogen oxides, and particulates when burned compared with coal or petroleum coke.

Sulfur and other contaminants in solid hydrocarbon create emissions when combusted.   The United States Environmental Protection Agency has established New Source Performance Standards limits on coal combustion stack emissions of criteria pollutants, including sulfur, particulate and nitrous oxide.  These limits are established with consideration of the age of the technology.  Similarly, there are New Source Performance Standards limits on the combustion of natural gas in stationary combustion turbines.  Also, the Environmental Protection Agency is increasingly tightening the limits on automotive emission (diesel fuel, for example has a current sulfur limit of 15 parts per million).  In a catalytic manufacturing process for the manufacture of synthetic natural gas and synthetic liquid transportation fuels (also known as Fischer Tropsch fuels, FT Liquids, etc.), sulfur is an unacceptable poison that is harmful to the catalyst.  Therefore, sulfur must be removed from the synthetic gas feedstock to the synthetic natural gas or synthetic liquid transportation fuel conversion unit to very low, single digit parts per billion levels before the synthetic gas is introduced into that process unit.  Parts per billion is on the order of one thousand times lower than the parts per million allowed by current Environmental Protection Agency regulations.  Consequently, it is inherent in the manufacturing process that synthetic fuel products will be “environmentally superior” to conventional fuels and certainly to the conventional combustion of fossil fuels.  We believe this characterization is reasonable.  An example of environmentally superior fuels was provided by Rentech, Inc. in a public presentation to the State of Wyoming, Office of the Governor, on April 14, 2005, entitled “The Economic Viability of an FT Facility Using PRB Coals”, where studies by National Renewable Energy Laboratory and Southwest Research Institute showed that automotive emissions of FT Diesel fuel significantly reduced:  42% less hydrocarbon, 33 % less carbon monoxide, 9 percent less NOx, and 28% less particulate matter compared to emissions from conventional petroleum based diesel fuel.  A discussion of the lower emissions profile of a synthetic gas fueled power plant (the Wabash gasification facility) versus a traditional coal derived power plant also is included later in this prospectus (see “Business: Gasification, SNG, Fischer Tropsch liquids, and IGCC production Technologies: Clean energy source” of the disclosure).

Based on the knowledge, expertise and operational experience of our technical and management team, as well as our focus on gasification technology as a business, we believe we have the team in place to become an experienced gasification and alternative energy company.  The Company plans to utilize the knowledge, expertise and operational experience base of its management and technical team in addition to licensing third party technology rights in order to develop its projects in the United States and to market cost-competitive products such as synthetic natural gas, as well as electricity, and possibly hydrogen, diesel, and related products. The Company will seek to secure profitable off-take agreements and to operate its projects such that its product sales will produce attractive returns and cash flows, thereby creating shareholder value.

USASF has entered into agreements and acquired major project and solid hydrocarbon energy assets to launch its integrated business strategy to control its solid hydrocarbon feed supply and costs, with flexibility in sourcing, to ensure continued low-cost production to satisfy sales commitments and create acceptable margins from its operations.  The Lima Energy Project and the Cleantech Energy Project (both described more fully below) are being developed to produce a total of up to 38.6 million Barrels of Oil Equivalent (“BOE”) of synthetic natural gas annually, or 8.0 million BOE and 30.6 million BOE, respectively, as well as up to 516 megawatt of electric power from the Lima Energy Project.  Our strategy is to be an integral part of United States energy policy aimed at energy independence while, at the same time, providing for the ethical stewardship of the earth and its resources and creating shareholder value.  It is management’s belief that we were among the first in the gasification and energy industries to advocate for carbon capture and storage of carbon dioxide at our facilities.  While we cannot guarantee complete success in our carbon capture and storage plans, to the extent possible, we intend to bring pre-combustion carbon capture and storage technology to our projects in the United States.   Our projects include:

Lima Energy Project:  On June 11, 2010, the Company entered into an agreement and acquired from Global Energy, Inc. (“GEI”), a related party, all of the outstanding stock of Lima Energy Company (“Lima Energy”), the project company for the Lima Energy Project.  GEI is considered a related party to the Company since our executive officer and chairman of our Board of Directors, Harry H. Graves, is also an executive officer and is beneficial holder of 46% of the stock of GEI.  In exchange for Lima Energy stock, the Company paid GEI $6.4 million which represents the book value of construction-in-progress to date, and GEI has retained a 50% equity interest in Gas 1, the first phase of the Lima Energy Project.  Payment of this consideration was made with a senior secured note to GEI dated as of June 11, 2010, as amended (the “Note”).  The Note carried a 7% per annum accrued interest, which was payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or September 30, 2011.  The Company negotiated with GEI to clear the Note balance as of the September 30, 2011 due date.  GEI agreed to accept 1,004,356 shares of the Company’s common stock to clear the Note balance and accrued interest.  Accordingly, the Note has been paid in full as of September 30, 2011 and the security on Lima Energy Company has been released.  The construction in progress is located on land owned by the City of Lima and will only become available for use by the Company when funding for the project is obtained and certain other conditions are met; therefore the entire investment in the asset is considered impaired by the Company’s management. The Company has recognized an impairment charge of $6.4 million.  Lima Energy has agreed that it will complete the project site purchase prior to engaging in any further construction activities at the project site.  The Lima Energy Project will be developed in three phases:  Gas 1, Gas 2 and Combined Cycle Gas Turbine, as described in more detail below.  The project costs for these three phases of the Lima Energy Project are expected to be approximately $497.0 million (Gas 1), $1,020 million (Gas 2) and $627.3 million (Combined Cycle Gas turbine), for a total for all three phases of approximately $2.15 billion.  Note that project costs include capital, engineering, procurement and construction (“EPC”) and other owner costs incurred up to commencement of operations (such as interest during construction and development fees), but do not include annual fixed or variable facility operations and maintenance costs, including the cost of purchasing solid hydrocarbon feedstock which itself reflects the cost of extraction and delivery of the solid hydrocarbon.

The Lima Energy Project was fully permitted, the initial contracts awarded for certain site preparation work, and foundation work began in 2004 and 2005.  The Lima Energy Project received a Permit to Construct from Ohio Environmental Agency (OEPA) in March 2002.  The project also received a Certificate of Need and Environmental Compatibility from the Ohio Power Siting Board (OPSB), an arm of Public Utility Commission of Ohio (PUCO) in May 2002.  The project was issued a Stormwater Construction permit by Ohio EPA in February 2005.  These are the only permits affecting the ability of the project to engage in field construction.  The project was issued a technology license for the gasification process by Gasification Engineering Corporation in April 2003, which was subsequently novated to ConocoPhillips upon their purchase of the technology in July 2003.  As time and the project scope have evolved, we will modify the permits to reflect current regulatory requirements.

The Lima Energy project issued a contract to Roberts & Schaefer to design and build the solid material handling portion of the facility in September 2004.  Following design work, the project issued a contract to Industrial Construction Company, not a related party, in the third quarter of 2005 to construct the foundation for the Fuel Storage Building.  Construction of the 100,000 square foot pile supported foundation was completed in the first half of 2006.  During work on the foundation, the project evaluated Industrial Construction Company’s performance and qualifications and awarded a design-build contract to them for the entire project.  The design-build team consists of Industrial Construction Company plus two engineering firms, SSOE Group and Sega, Inc., none of which are related parties to USASF or GEI.  The design-build team has advanced the engineering design and planning for the project, and regularly supported meetings and due diligence briefings with various financial institutions on an on-going basis. In addition to construction of the foundation, the Industrial Construction Company contract included site clearing and preparation, demolition of buildings and foundations remaining from earlier use on the 63 acre brownfield site.  Industrial Construction Company, SSOE Group and Sega, Inc. are discussed more fully in “Business; Project Descriptions; Lima Energy Project; Engineering, procurement and construction.”  Demolition was halted and Industrial Construction Company demobilized from field construction, but not engineering support, in the fourth quarter of 2006 pending availability of further financing.

We expect to commence commercial operation of Gas 1 within approximately 37 months from the date of Gas 1 project financing and of Combined Cycle Gas Turbine within approximately 24 months from date of that project financing. Successfully financing these two phases will enable us to resume field work on both while facilitating financing for Gas 2.  The Lima Energy Project has been seeking financing for the project since 2006.  The economic downturn commencing in 2007 has provided challenging circumstances for the project financing.  However, management is attempting to secure financing for the project in 2012, although we acknowledge that this is not certain, especially in light of the required financing which has not been received.  We can give no assurances that such funding will be secured in 2012 or at all.

Cleantech Energy Project:  This project is being developed by our subsidiary, Cleantech Energy Company.  The project cost for this Cleantech Energy Project is expected to be approximately $2.3 billion.  Note that project costs include capital, engineering, procurement and construction (“EPC”) and other owner costs incurred up to commencement of operations (such as interest during construction and development fees), but do not include annual fixed or variable facility operations and maintenance costs, including the cost of purchasing solid hydrocarbon feedstock which itself reflects the cost of extraction and delivery of the solid hydrocarbon.  Financing for this project has not yet been secured.  The Cleantech Energy Project will be located in Wyoming, and we plan to use the energy asset of approximately 1.02 billion BOE of solid hydrocarbons.  On June 18, 2010, Cleantech Energy Company  purchased all of the right, title and interest in and to the energy asset, and all solid hydrocarbon BOE contained therein, and all other rights in and to the energy asset, including but not limited to the rights to produce the solid hydrocarbon from the property for commercial use from Interfuel E&P Ltd. pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement between Interfuel E&P Ltd, an unrelated party, and Cleantech Energy Company.  Interfuel E&P Ltd. is a private company with stockholders from Europe, North America, and Asia Pacific regions, focused on solid hydrocarbon energy resource transitions worldwide.  Current focus is in China, U.S. Australia, European, and South American markets. Mr. Graves, the Company’s Chairman and CFO, is a 17% shareholder in Interfuel E&P Ltd.   This solid hydrocarbon BOE energy asset is located adjacent to Cleantech Energy’s proposed Cleantech Energy Project, an ultra clean Btu conversion project that is being designed to produce 30.6 million BOE/yr of pipeline quality SNG and capture and fully utilize the CO2 produced during the SNG manufacture. The Company believes this solid hydrocarbon energy asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin coal.  Cleantech Energy Company issued 714,041 shares of its no par value preferred stock and assigned an aggregate value of $1.00 for the shares issued.   In future periods when the BOE asset is utilized in the gasification process, Cleantech Energy Company will record an expense of $0.70 per BOE with a corresponding increase in the Company’s paid in capital.  Once commercial operations have begun, the preferred stock will earn a 5% annual dividend, commencing on the commercial operations date, payable on a quarterly basis. Annual redemptions of preferred stock will be dependent on the net income of Cleantech Energy Company.  Provided there is net income in a given year, Cleantech  Energy Company has the option to redeem such amount of preferred shares that is equal to not less than 7% and not more than 10% of net income in that year. Any preferred stock remaining after 20 years from the date of commercial operations may either be redeemed at that time, or, at the option of Cleantech Energy Company, may be converted to Cleantech Energy Company’s common shares, according to this formula:  for every one percent (1%) of the original estimated value of preferred shares (1,020,058,000 BOE X $.70=$714,040,600) that is remaining at that time, Interfuel will be entitled to one-half of one percent (0.5%) of common shares then issued and outstanding in Cleantech Energy Company. Additionally, Cleantech Energy will pay $70 million to Interfuel upon receipt of financing and start of construction for the proposed Cleantech Energy Project facility and related solid hydrocarbon BOE production.  In the event Cleantech Energy Company does not commence construction of the Cleantech Energy Project for any reason other than willful misconduct by June 18, 2012 (or, if extended for one year, by June 18, 2013), Interfuel E&P Ltd. may terminate the contract resulting in an unwinding of the transaction pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement whereby Cleantech Energy Company would re-convey the energy asset to Interfuel E&P Ltd., which then would return the preferred shares to Cleantech Energy  Company.  While we believe the parties intend to mutually extend the agreement if necessary, we can give no assurances of that or that the construction of the Cleantech Energy Project will commence by this deadline and, as a result, we may not be able to receive commercially feasible quantities of the solid hydrocarbon which may have a negative impact on this project as discussed below.

We do not own proven or probable reserves in connection with any of our projects nor do we know if it is commercially feasible to receive a sufficient quantity of BOE from our solid hydrocarbon energy asset to support the development and operation of our Cleantech Energy Project.  Construction of the Cleantech Energy Project will depend, in part, upon our confirmation that it is economically feasible to extract a sufficient quantity of BOE from the solid hydrocarbon energy asset and upon future delivery of the solid hydrocarbon energy asset to support the development and operation of that project. If we determine that we will be unable to extract a sufficient quantity of BOE from the energy asset or if we are unable to receive a sufficient quantity of solid hydrocarbons from this energy asset to justify the construction of the Cleantech Energy Project, we may decide to redesign, relocate, develop alternate feedstock supplies, delay, or elect not to proceed on the development of this, or another, project.  Furthermore, if we determine that it is not commercially feasible to receive our solid hydrocarbon energy asset, we may be required to write off the value of the asset or to record an impairment or other charge on our consolidated financial statements that could have a material adverse effect on our business, financial condition and results of operations.

Cleantech Energy Company plans to engage a contract production company to permit, finance, own and operate a facility to extract the solid hydrocarbon and deliver it to Cleantech Energy Company.  The third party solid hydrocarbon production operation, once permitted by the State of Wyoming, will essentially be a surface mining operation.  There are three seams of solid hydrocarbon, each overlain by overburden soil of varying depths – ranging from zero to over 100 feet.  The method and sequencing of overburden removal and stockpiling will be developed by the production company and described in detail in its application to the State of Wyoming.  While the initial operation of the facility will utilize the shallowest seam of coal, the production plan will seek to avoid or minimize repeated handling of overburden, and to optimize production of all seams in a given area methodically and optimally across the over 8600 acre leasehold. As the facility currently is planned to be located at a suitable location within the leasehold site area, transport of solid hydrocarbon to the facility will most likely be by conveyor, backed up by large capacity truck, as appropriate.  Our current plan calls for feedstock to be delivered into covered structures in accordance with state requirements, for weather protection and to facilitate blending for optimum feedstock composition. We have not yet identified or engaged a contract production company to permit, finance, own and operate a facility to extract the solid hydrocarbon and deliver it to the Cleantech Energy Project.  Preliminary discussions with potential production companies have indicated an estimated extraction cost of between $7.50 and $10.00 per ton for the Powder River Basin coal of the solid hydrocarbon energy asset.  This is consistent with the $9.23 per ton and $10.68 per ton costs for extraction of Powder River Basin coal as reported by Arch Coal, Inc. in its press releases announcing its results for the second quarter of 2010 and third quarter of 2011, respectively(52, 53).  This is an estimate only, and we cannot guarantee that the extraction costs we incur will be consistent with this estimate.

The Cleantech Energy Project is being designed to produce 30.6 million BOE per year of pipeline quality synthetic natural gas and to capture and fully utilize the carbon dioxide produced during the synthetic natural gas manufacture.  Engineering, technology licensing, and permit planning for this facility are progressing as described below and elsewhere in this prospectus.

Gasification Engineering Corporation (“GEC”), a related party, is leading the development effort with respect to technical and project tasks.  GEC is considered a related party because our executive officer and chairman of our Board of Directors, Harry H. Graves, is also the chairman and is the sole shareholder of GEC.  The following list of development tasks have been completed, are in draft, or otherwise in progress.

•
A Draft License Agreement between Cleantech Energy Company and a confidential gasification technology provider, which is not a related party to either USASF or GEI.  We believe this agreement will be ready to execute upon Cleantech Energy Company funding, although we can give no assurances that this will occur and may find it necessary to locate an alternative gasification technology supplier.

•
A Draft Technology Support Agreement between Cleantech Energy Company and a confidential gasification technology provider which , which we believe will also be ready to execute as a companion to the license agreement, although we can give no assurances that this will occur and may find it necessary to locate an alternative gasification technology supplier.  This document provides for long-term support during design, construction, commissioning and start-up; with the intent of ensuring successful operations.

•	A confidential gasification technology provider has submitted a technical description of its scope of supply, to facilitate design.

•	GEC has begun discussions with a firm to provide general contracting and steel fabrication services for the Cleantech Energy Project.

•
GEC issued a request for proposal to its permitting consultant, and has received the requested proposal for development of a permit application package for the facility.  The three key elements of this effort are the air permit, the industrial siting permit and water rights.  Preparation of these applications is estimated to require six to nine months.  Normal agency approval and public comment periods are in the range of 9-12 months.  Permitting is therefore approximately a one and one-half year process, following notice to proceed for the consultant.

•
Based on data provided by a confidential gasification technology provider in its scope of supply, GEC has developed a process material balance and solid hydrocarbon feedstock requirement analysis for the complete facility that will support the current quantity design production of synthetic natural gas.

•
GEC has drafted a preliminary Cleantech Energy Development Plan for the facility, to facilitate design and permit preparation activities.  This will be continually refined as project development continues.

•	GEC has prepared a configuration and major equipment analysis to facilitate engineering activities.

•
Based on information provided by a confidential gasification technology provider, GEC has prepared a preliminary capital and operating cost estimate for use in the pro forma economic analysis.  These will be refined as further development occurs.

•
GEC has prepared a manpower plan for the Cleantech Energy facility, including preliminary wage and benefit analysis, and is comparing these to standard US Bureau of Labor Statistics for the Wyoming Region.  These will be refined as project development continues.

•	GEC has begun drafting a training plan, to ensure timely hiring and training of operators prior to commissioning, start up and operation of the facility.

Providing a specific timeline at this time is not feasible until sufficient funding is made available to support the gasification technology provider process design tasks, and for GEC to engage the engineer and permitting consultant to enable development of the permit applications.

The technologies

Gasification processes, methanation processes for production of synthetic natural gas, catalytic Fischer Tropsch processes, and Integrated Gasification Combined Cycle production processes are proven processes.  Gasification has been in world-wide commercial use for more than 50 years, (1), (2) and world gasification capacity has grown to 56,238 megawatt thermal of synthetic gas output.(3) In its 2004 Survey, the Department of Energy stated, “the reason for this long-term and continuing growth is clear: modern, high temperature slagging gasifiers have the ability to convert low value feedstocks into higher value products - chemicals, fuels and electricity - while meeting the most demanding environmental standards for air emissions, solids, water use and carbon dioxide removal from the product gas.”(4)

By converting low cost, solid hydrocarbon feeds into higher value products, these technologies have distinct cost advantages and pricing stability over traditionally sourced liquid or gas fuels, such as petroleum derived fuels or natural gas.  According to the United States Energy Information Administration’s 2010 Annual Energy Outlook, the average price of United States coal is expected to decline slowly from $1.55 per million British thermal units in 2008 to $1.44 per million British thermal units in 2035, for an average decline of 0.3 percent per year over the entire period.(5)  During the same period, the price of Western United States coal is expected to increase slowly by approximately 0.5 percent per year from $0.80 per million British thermal units in 2008 to approximately $1.00 per million British thermal units in 2035.(6)  According to New York Mercantile Exchange projections as of May 5, 2011,(7) the market price of natural gas is expected to range between $5.43 and $7.19 per million British thermal units from 2013 to 2019, a range higher than the projected cost to produce synthetic natural gas via our gasification and synthetic natural gas production technologies.

Gasification products represent an economic alternative to the historically high and volatile costs of liquid and gas-based fuel sources, particularly natural gas.  These technologies are flexible and have been able to convert different lower value solid hydrocarbon fuel sources with relatively stable price structures into various higher value energy products, which are environmentally superior to the original fuels. The produced energy sources such as synthetic natural gas and liquid transportation fuels are considered to be “environmentally superior” compared with the coal or petroleum coke feed sources because they produce significantly reduced emissions of materials  of concern such as sulfur oxides, nitrogen oxides, and particulates when burned compared with coal or petroleum coke.  We believe that the most significant application of gasification is the conversion of coal and petroleum coke into alternate energy sources at costs that compare favorably to current market prices for natural gas.

Of equal importance is our belief that gasification projects address the environmental concerns associated with traditional carbon-based fuel sources, particularly coal. The environmental benefits result from the capability to produce energy with extremely low sulfur oxides, nitrogen oxides, and particulate emissions compared to burning coal and other solid fuels in conventional boilers. Gasification also addresses concerns over the atmospheric buildup of carbon dioxide. Through gasification and downstream gas cleanup processes, we believe that carbon dioxide can be captured more cost-efficiently than in conventional coal power systems. The carbon dioxide then can be compressed and injected into deep saline aquifers or other secure geologic formations or used for Enhanced Oil Recovery projects.

Due to the abundant domestic supply of solid hydrocarbons such as coal, these technologies represent a potentially large scale alternative to conventional natural gas and power generation. The United States Energy Information Administration estimates, as of January 2008, that recoverable coal reserves in the United States are 262.7 billion tons.(8)  Based on current annual production of nearly 1.1 billion tons,(9) the United States has at least an approximate 250-year supply of coal. Renewable feedstock, such as biomass and municipal waste, are readily available in the United States as well. We believe that development of these domestic resources in an environmentally responsible format is an essential element of our national energy goal of reducing dependence on foreign sources of energy.

Our markets

We intend to sell pipeline quality synthetic natural gas into the domestic natural gas market.  We believe the production of hydrogen from the gasification of solid hydrocarbon will have ready acceptance in the emerging automotive and fuel cell markets and we may decide to produce and sell hydrogen in the future if this market develops further.  Prospectively, we also may produce and sell ultra clean Fischer Tropsch liquids (i.e. diesel, gasoline and jet) into the transportation fuels markets, especially targeting the Department of Defense supply requests.  Additionally, we intend to sell electricity, derived from co-production of these energy products, into power markets.  Natural gas is an abundant, clean-burning fuel used primarily as a fuel for residential use (heating, air conditioning, cooking, etc), to produce chemicals, to generate electricity, and to heat buildings.

Our business strategy

Our goal is to be the leader in the development, construction, ownership and profitable operation of environmentally responsible gasification and synthetic natural gas production and integrated gasification combined cycle facilities in the United States.  We believe that development of domestic solid hydrocarbon resources in an environmentally responsible format is an essential part of our national energy goal of reducing dependence on foreign sources of energy. In order to achieve this goal, we intend to:

•	Finance and complete our near-term major gasification projects.
•	Operate our facilities to maximize the environmental benefits of the gasification process.
•	Implement effective carbon capture and storage systems.
•	Enter into long-term off-take agreements and commercial merchant opportunities.
•
Utilize the knowledge, expertise and operational experience of our management and technical team in addition to licensing third party technology rights in order to bring our projects to commercial operation.

•	Leverage our fuel sourcing capabilities to efficiently capitalize on the feedstock flexibility of our projects.
•	Expand our commercial product offerings over time to capitalize on the conversion flexibility of our gasification facilities.
•
Develop, construct, own and operate additional gasification and synthetic gas production projects, including large scale gasification facilities to produce synthetic natural gas, electricity and other products.

Competitive strengths

We believe the gasification and synthetic natural gas production technologies the Company intends to utilize together with the knowledge, expertise and operational experience of our management and technical team give us several potential competitive strengths in the natural gas and electricity markets, including the following:

•
We believe our management and technical team has significant knowledge, expertise and operational experience of gasification facilities, has been instrumental in the advancement of gasification and synthetic natural gas production technologies and has over 300 years of combined experience in the development, construction, ownership and operation of gasification and other energy facilities.  We have arrived at this figure by adding up the years of relevant industrial knowledge, expertise and operations of USASF personnel and personnel we will have direct access to from Global Energy as needed.  As some of our personnel have peripheral experience, their years of experience have not been included.

•
We have two gasification and synthetic natural gas production projects currently under development, the Lima Energy Project (in 3 phases) and the Cleantech Energy Project. Our management believes the Lima Energy Project represents one of the earliest commercial projects to receive the permits necessary to begin construction work on a gasification facility.

•	Our projects will use proven technologies.
•
Our projects are being equipped to capture the carbon dioxide produced in the pre-combustion stage, while being designed to allow us to implement technology to separate and isolate carbon dioxide in the post-combustion stage from combustion exhaust streams.

•	Our projects are being designed to produce synthetic natural gas that we believe will provide cost advantages over traditionally sourced natural gas.
•
Our projects are being designed to produce environmentally superior fuels compared to the combustion of coal or petroleum coke, because our fuel products produce significantly reduced emissions of materials of concern such as sulfur oxides, nitrogen oxides, and particulates when burned compared with coal or petroleum coke.

•	Our projects are being designed to flexibly convert a broad and dynamic range of energy sources, including renewables, into a variety of different fuel outputs.
•	Our projects are able to run on a variety of abundant domestic resources, such as coal, petroleum coke and renewables.
•	We have acquired a 1.02 billion BOE energy asset which we plan to use for our projects.

Risk factors

In operating our business, we will face significant challenges.  Our ability to successfully operate our business, and execute our development and construction plan, is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors”.  Among the risks and uncertainties that face our business are the following:

•	We have no current operating revenues.
•	We anticipate that we will incur operating losses and negative cash flows for the foreseeable future.
•	Our ability to become profitable is uncertain.
•
If we receive the financing for any or all of our projects, then Management believes our Company should undergo a period of rapid growth and activity, and our failure to manage this growth could harm our business.

•	Our development and construction plan requires substantial capital, and we may be unable to raise capital when needed which could force us to delay, reduce or eliminate some or all of our plans.
•
If we are unable to commence construction of the Cleantech Energy Project by June 18, 2012, we may be forced to renegotiate the terms of the Barrel of Oil Equivalent Energy Purchase & Sale Agreement with Interfuel E&P Ltd., find alternative sources of feedstock or eliminate this project from our development and construction plan.

•	We may be unable to complete the development and construction of our projects on our planned schedule or within our project budget.
•	Our dependence on third-party service providers and suppliers may cause delays in our projects.
•	We may be subject to additional construction risk as a result of GEC acting as the main contractor for the Lima Energy Project.
•	We use specialized technology and equipment at our projects which may cause delays or increased costs in connection with their completion and delivery.
•	We may be unable to obtain or maintain the regulatory permits, approvals and consents required to commence operations at our projects.
•	We do not currently operate a gasification facility, and we have a limited history of operations.
•	We may be unable to meet the debt service requirements of the financing arrangements required by our development and construction plans.
•	We may be unable to obtain feedstock for our projects at acceptable prices.
•	We may not be able to implement an effective system for the management of carbon dioxide.
•	We may be subject to third-party infringement claims with respect to proprietary rights.

•
We may be unable to sell our end-products at favorable prices or at all due to fluctuations in energy commodity prices or if market acceptance of gasification and synthetic natural gas production technologies does not continue to increase.

Any of the above risks, as well as others discussed in more detail elsewhere in this prospectus, could have a material adverse effect on our business, financial condition, prospects and results of operations.

Our corporate information

We are incorporated in Delaware. Our principal executive offices are located at 312 Walnut Street, Suite 1600, Cincinnati, Ohio, 45202, and our telephone number is (513) 762-7870. Our website address is www.usasfc.com.  The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part hereof.

Explanatory note

USA Synthetic Fuel Corporation (“USASF” or the “Company”) is the successor company to BigStar Entertainment Inc. (“BGST”), having been formed in December 2009 through a reverse merger undertaken pursuant to an Exchange Agreement dated as of December 4, 2009 between USASF and BGST.  Upon completion of the transactions under the Exchange Agreement as described in more detail below, BGST’s name was changed to USA Synthetic Fuel Corporation.   Prior to April 1, 2011, the ownership of the issued and outstanding shares of the Company’s common stock was controlled by those individuals and other entities described in more detail elsewhere in this prospectus.  These individuals and other entities refer to the 5% shareholder “Fifth Third Bank Agent for Lynne R. Graves Trustee, U/A Trust 3 dated December 1, 2005” and shareholder Harry H. Graves. Prior to April 1, 2011, the shareholding related to this trust was voted by Lynne R. Graves, spouse of Harry H. Graves.  As a result of the beneficial ownership through his spouse, Harry H. Graves was considered to control our common shares.  His ownership of 28,235,860 shares of the Company did not, on its own, make him a majority shareholder, but his beneficial ownership related to his spouse’s shares made him a majority shareholder until April 1, 2011.  Mrs. Graves resigned as trustee for Trust 3 effective April 1, 2011 and no longer holds any power (including voting, investment or dispositive powers) with respect to the shares in the trust. Therefore, as of April 1, 2011, Mr. Graves is no longer a majority shareholder of the Company.  The merger became effective on December 31, 2009upon the filing of an amendment to BGST’s certificate of incorporation in Delaware.

BGST was incorporated in March 1998 under Delaware law and was engaged in the business of online retailing of filmed entertainment products and providing entertainment industry information and other website services as part of its e-commerce platform.  BGST operated as a private business until August 1999 when its initial public offering became effective and the company’s stock began trading on the NASDAQ National Market system under the symbol “BGST”.  The company’s core business never proved successful, and BGST was delisted from the NASDAQ National Market in January 2001 and, thereafter, traded on the OTC Bulletin Board.  As a result of continuing unfavorable business conditions, on March 17, 2003 BGST filed SEC Form 15-12G with the United States Securities and Exchange Commission (“SEC”) to voluntarily de-register its stock and exempt the company from SEC reporting requirements.  BGST did not engage in any material business activities after that date and was inactive while maintaining its corporate existence.  The company’s stock was thinly traded on the Pink OTC Markets from March 2003 under the symbol “BGST”.  On February 23, 2010, it began trading on the Pink OTC Markets under the symbol “USFC” and in the fourth quarter of 2010, the stock began trading on the OTCQB tier of the OTC Markets.

USASF was incorporated in Delaware in November 2009 by Global Energy, Inc. (“GEI”) as the acquisition shell company for acquiring BGST through a reverse merger.  Under the Exchange Agreement, all of the outstanding shares of USASF common stock (100 shares), which were owned by GEI, were exchanged for 97% (72,750,000 shares) of newly authorized and issued common shares of BGST, after giving effect to certain surrenders, conversions and a reverse split of the then outstanding shares of BGST common stock.  The remaining 3% (2,250,000 shares) of the Company’s authorized and issued common stock consisted of 2,090,900 newly issued shares, owned by Pegasus Funds LLC, the former holder of BGST’s preferred shares and not a related party to the Company or GEI , and 159,100 registered shares, owned by BGST stockholders immediately prior to the reverse merger.  The 159,100 shares constituted the “public float”.  With the filing in Delaware of a certificate of amendment to its charter on December 31, 2009, BGST’s corporate name was officially changed to that of the Company, which name change was accomplished by USASF changing its name to Cleantech Corporation immediately prior to the filing of that certificate of amendment.  After the share exchange, both GEI and Pegasus further distributed substantially all of their respective shares to their own stockholders or permitted assignees, as permitted under the Exchange Agreement.  GEI became a related party upon the completion of the exchange when it acquired 97% of the issued stock of the Company.  GEI continued to be a related party subsequent to the further share distribution as a result of Harry H. Graves, who became our director and executive officer on December 23, 2009, and who is a director, executive officer and 46% shareholder of GEI.

The offering

Common stock offered
by USA Synthetic Fuel . . . . . .	shares

Common stock to be
outstanding
immediately after this
offering . . . . . . . . . . . . . . . . . .	shares

Use of proceeds . . . . . . . . . . .
We expect to receive net proceeds of approximately $90,000,000 which will be used for project advancement for both Lima Energy and Cleantech Energy, and working capital and general corporate purposes, including repayment of existing debt.  See “Use of Proceeds” for more information.

OTCQB
Market symbol . . . . . . . . . . . . .	USFC

Risk Factors . . . . . . . . . . . . . . .	See “Risk factors” beginning on page 20 for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Summary consolidated financial data

The following tables summarize our consolidated financial data for the periods presented. The summary consolidated statements of operations data and balance sheet data for the years ended December 31, 2009 and 2010 are derived from our audited annual consolidated financial statements included elsewhere in this prospectus.

	Year ended December 31,		Nine months ended September 30,
	2009	2010	2010	2011
(in thousands except per share data)			(unaudited)

Consolidated statements of operations data:
Operating Expenses
General and Administrative Expenses	$3,608	$(1,443,662)	$(1,158,927)	$(1,329,206)
Impairment Expense	-	(6,439,429)	(6,439,429)	-
Net (loss) from Operation before Taxes	(3,608)	(7,883,091)	(7,598,356)	(1,329,206)
Interest Expense	-	(252,990)	(137,226)	(338,070)
Provision for Income Taxes	-	-	-	-
Net (loss)	$(3,608)	$(8,136,081)	$(7,735,582)	$(1,667,276)
Net Loss Per Common share -
Basic	$0.00	$(0.11)	$(0.10)	$(0.02)
Diluted
Weighted Average Number of Common Shares Outstanding
Basic	75,000,000	75,000,000	75,000,000	75,569,430
Diluted

	As of September 30, 2011
	Actual	As adjusted(1)
(in thousands)	(unaudited)
Consolidated balance sheet data:
Cash and cash equivalents	$720	$
Property, Plant & Equipment, Net	0
Total Other Assets	1
Total Assets	$721	$
Total Current Liabilities	$2,217,954	$
USA Stockholders’ Equity (Deficit)	7,613
Additional paid-in-capital	7,582,118
Deficit accumulated during the development stage	(9,806,965)
Non-Controlling Interest	1		1
Total Equity (deficit)	(2,217,233)
Total Liabilities and Equity (Deficit)	$721	$

(1) As adjusted, information reflects:  (a) each $  increase (decrease) in the assumed offering price of $  per share would increase (decrease) each of cash and cash equivalents, total assets and total stockholders’ (deficit) equity by approximately $  million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase of   million shares in the number of shares offered by us, together with a concomitant $  increase in the assumed offering price of $  per share, would increase each of cash and cash equivalents, total assets and total stockholders’ (deficit) equity by approximately $  million. Similarly, each decrease of   million shares in the number of shares offered by us, together with a concomitant $  decrease in the assumed offering price $  per share, would decrease each of cash and cash equivalents, total assets and total stockholders’ (deficit) equity by approximately $  million. The as adjusted information discussed above is illustrative only and will differ based on the actual offering price and other terms of this offering determined at pricing.

Risk factors

Investing in shares of our common stock involves a high degree of risk. Before deciding to invest in shares of our common stock, you should carefully consider the following risk factors. The risks described below are the ones we consider material to your decision to invest in our common stock at this time. If any of the following risks occur, our business, financial condition, prospects or results of operations could be materially harmed. Additional unknown risks may also materially harm our business, financial condition, prospects or results of operations. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment in our common stock.

Risks relating to our business and industry

We have no current operating revenues.

We are a development stage company and have no revenues from operations to use for operating expenses or project development.   If we are not able to obtain adequate sources of funds to operate our business we may not be able to continue as a going concern. Our business strategy and plans could be adversely affected in the event we need additional financing and are unable to obtain such funding when needed.   Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain opportunities for the commercialization of our technology. If we cannot obtain necessary funding, then we may be forced to cease operations.

We anticipate that we will incur operating losses and negative cash flows for the immediate future.

The Company does not expect to generate significant revenues, if any, until Gas 1 or CCGT commences commercial operations, which we currently anticipate will occur approximately 37 or 24 months, respectively, following financial closing.  We anticipate that our expenses will continue to increase substantially as we implement our project development and construction plan and expand our marketing and general and administrative operations. For these reasons, we expect to continue to incur significant operating losses for the next several years. These losses will have an adverse effect on our stockholders’ equity and working capital.

Our ability to become profitable is uncertain.

Our ability to become and remain profitable will depend on, among other things:

•
Our ability to identify, develop and construct gasification, SNG production and CCGT facilities, including our projects currently in development, at our projected cost and within our projected timetables.

•	Our ability to obtain adequate financing for our projects on terms consistent with our expectations.
•
Our ability to effectively manage the operations at our facilities and to avoid extended outages or other breakdowns or failures of equipment or processes, whether due to catastrophic natural events or otherwise.

•	Prices for traditional and alternative fuel sources and competitive power generation technologies.
•	Our ability to develop and market our end-products at a sufficient margin.
•	Our ability to develop an effective internal corporate organization and systems.
•	Our ability to attract, hire and retain qualified and experienced management and technical and field personnel.

Because of the numerous uncertainties associated with the development, construction, ownership and future operation of our projects, we are unable to predict the extent of any future losses or when we will become profitable, if ever.  Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

If we receive the financing for any or all of our projects, then Management believes our Company should undergo a period of rapid growth and activity related to our development and construction plan and our failure to manage this growth and activity could harm our business.

If we receive the financing for any or all of our projects, Management believes we should undergo a period of growth and activity.  This possible growth, as well as any other growth that we may experience in the future, will provide challenges to our organization and may strain our management, technical and field personnel and operations, especially since our development and construction plan involves simultaneous activity on multiple projects. We may misjudge the amount of time or resources that will be required to manage effectively any anticipated or unanticipated growth or activity in our business or with respect to our development and construction plan or we may not be able to attract, hire or retain qualified and experienced personnel, including additional senior management personnel and technical and field personnel, to meet our needs. Our ability to manage growth and to execute our development and construction plan will depend in large part on our ability to continue to enhance our operating, financial and management information systems. If we cannot scale our business appropriately, maintain control over expenses or otherwise adapt to anticipated and unanticipated growth or changes to our development and construction plan, our business resources may become strained, and we may fail to stay within our project budgets or fail to achieve our target commercial operation dates for one or more of our projects.

Our development and construction plan requires substantial capital, and we may be unable to raise capital when needed, which could force us to delay, reduce or eliminate some, or all of our development and construction plans.

We will require substantial capital resources to fund our development and construction plan going forward. Over the next four years, we expect to need $497.0 million for full construction of Gas 1, $1.02 billion for full construction of Gas 2, and approximately $627.3 million for full construction of CCGT, the three phases of the Lima Energy Project.  We also expect to need approximately $2.3 billion for the development and construction of our Cleantech Energy Project in Wyoming.  Our ability to obtain adequate funding for our projects will depend on a variety of factors, including adequacy of equity investment, adequacy of EPC and related contracts, and the adequacy of off-take arrangements and market conditions for each project. We may not be able to obtain adequate funding on terms consistent with our expectations to support our development and construction plan in a timely manner.

We may also need additional financing for a variety of reasons, including to support ongoing operations (including operations and maintenance expenses at our projects after commercial operations start), to pursue new project development opportunities (including Enhanced Oil Recovery (“EOR”) and carbon dioxide (“CO2”) sequestration), to attract and retain qualified management and technical and field personnel, to establish an effective infrastructure and to acquire complementary businesses or technologies. We do not yet have a credit facility to provide short-term borrowing capacity, or sufficient equity investment to support ongoing development operations.  Future financings may include terms that disadvantage us or restrict our operations or use of operating cash flow.

In addition, it is also possible that the actual costs to complete any one of our projects may be greater than anticipated, in which case we may be forced to raise additional funds to complete the project on terms that substantially reduce the value of the project to us. If we are unable to raise adequate funds, or to raise adequate funds on terms acceptable to us, we may have to delay, reduce or eliminate some or all of our development and construction plans, liquidate some or all of our assets, or transfer ownership of one or more of our projects to our lenders or strategic partners.

If we are unable to commence construction of the Cleantech Energy Project by June 18, 2012, we may be forced to renegotiate the terms of the Barrel of Oil Equivalent Energy Purchase & Sale Agreement with Interfuel E&P Ltd., find alternative sources of feedstock or eliminate this project from our development and construction plan.

On June 18, 2010, Cleantech Energy Company  purchased all of the right, title and interest in and to the energy asset, and all solid hydrocarbon BOE contained therein, and all other rights in and to the energy asset, including but not limited to the rights to produce the solid hydrocarbon from the property for commercial use from Interfuel E&P Ltd. pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement between Interfuel E&P Ltd, an unrelated party, and Cleantech Energy Company.  This solid hydrocarbon BOE energy asset is located adjacent to Cleantech Energy’s proposed Cleantech Energy Project. Cleantech Energy Company issued 714,041 shares of its no par value preferred stock and assigned an aggregate value of $1.00 for the shares issued.   In the event Cleantech Energy Company does not commence construction of the Cleantech Energy Project for any reason other than willful misconduct by June 18, 2012 (or, if extended for one year, by June 18, 2013), Interfuel E&P Ltd. may terminate the contract resulting in an unwinding of the transaction pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement whereby Cleantech Energy Company would re-convey the energy asset to Interfuel E&P Ltd., which then would return the preferred shares to Cleantech Energy Company.  As a result, we may have to locate a sufficient, alternative source of feedstock.  If we are not able to locate such an alternative source of feedstock, we may be required to redesign, relocate, delay, or elect not to proceed on the development of this project.  We may be required to write off the value of any expended costs to date for the Cleantech Energy Project on our consolidated financial statements that could have a material adverse effect on our business, financial condition and results of operations.  We can give no assurances that we can commence construction by the June 18, 2012 deadline, or that an extension or suitable renegotiation of the Barrel of Oil Equivalent Energy Purchase & Sale Agreement will occur.

We may be unable to complete the development and construction of our projects on our planned schedule or within our project budget.

Our ability to complete the design, development and construction of each project, and to commence commercial operations at each project, according to our planned schedule and within project budgets, if at all, will depend upon a variety of factors, including some of which may be out of our control.  The development and construction process for our first two projects is expected to require at least twenty-four to thirty-seven months from the date of the projects’ financing given the complex nature of designing, constructing, permitting and commencing operation of commercial scale gasification and SNG production facilities. Any delay in, or failure to, achieve one or more of the foregoing factors could cause a project to miss its scheduled date and budget to begin operations or not begin operations at all.

Our dependence on third-party service providers and suppliers may cause delays in the development and construction of our projects.

In certain instances we will rely entirely on third parties to supply us with all of the equipment, components and construction and engineering services necessary for the development and construction of our projects. As of the date of this prospectus, we have entered into limited contractual arrangements with service providers and suppliers for the development and construction of our projects. As a result, we do not yet have in place many of the contractual arrangements with service providers, such as fixed price EPC contracts for the Cleantech Energy Project, or equipment and component suppliers that will be needed to obtain adequate financing for our projects and to complete the development and construction of our projects. We may have difficulty obtaining agreements with third-party service providers and equipment and component suppliers on terms favorable or acceptable to us.  Once a services or supply agreement is obtained, we cannot be sure that our third-party service providers and equipment and component suppliers will provide their services or deliver equipment or components in a timely manner.

We may be subject to additional construction risk as a result of GEC acting as the main EPC contractor for our Lima Energy Project.

For the construction of the Lima Energy Project, Lima Energy entered into an EPC contract with GEC, a related party, to provide main EPC contractor services for the Lima Energy Project.  GEC is responsible for building and testing the Lima Energy Project and training the operators of the Lima Energy Project. GEC in turn has entered into an EPC agreement with ICC, which is not a related party, where ICC will provide general contractor services, and will provide day-to-day execution and implementation, certain construction services and hire additional, separate subcontractors with respect to the Lima Energy Project. The Lima Energy Project is the first gasification project undertaken by ICC and the first project for GEC. The construction and construction management of our Lima Energy Project will be the first constructed by these personnel as a team.  GEC lacks specific gasification facility construction experience, which would be preferred and which absence gives rise to additional construction risk.  If GEC or ICC fails to perform under its contract for any reason, Lima Energy may be forced to engage a substitute contractor, which could result in a significant delay in the construction schedule for the Lima Energy Project, as well as an increase in construction costs.

Our projects use specialized technology and equipment that must conform to particular design specifications, which may cause delays or increased costs in connection with their completion and delivery.

Gasification, SNG production, and IGCC projects are technically complex. Our projects are being designed to meet specified engineering and performance standards and they involve the use of specialized gasification equipment, including fuel islands, gasification and gas processing islands, power islands, air separation units, and environmental systems and control equipment, as well as various custom design elements. The manufacturing of this specialized gasification equipment and the construction of facilities in accordance with established design specifications involves substantial engineering expertise coupled with the use of highly specialized, gasification technology, which may vary from project to project. We have not completed (or, in certain cases, significantly begun) the design and engineering work for the projects currently in development, which means we may encounter unexpected engineering, construction or technical difficulties and delays during the construction process as a result of required design modifications. In addition, this equipment or engineering expertise may become more costly in the future. Factors such as design and engineering errors and construction performance falling below expected levels of output or efficiency could cause us to experience delays in completing the construction or commencing the commercial operations of our projects on time or on budget.

We may be unable to obtain or maintain the regulatory permits, approvals and consents required to construct and operate our projects.

We must obtain numerous environmental and other regulatory permits and certifications from federal, state and local agencies and authorities, including air permits and wastewater discharge permits, in order to construct and operate our projects. A number of these permits and certifications must be obtained prior to the start of construction of a project, while other permits are required to be obtained at or prior to the time of first commercial operation, and still other permits must be obtained within prescribed time frames following commencement of initial operations. Any failure to obtain the necessary environmental permits and certifications on a timely basis could delay the construction or commercial operation of our projects. In addition, once a permit or certification has been issued for a project, we must take steps to comply with each permit’s substantive conditions, which can include conditions as to timely commencement and completion of the project, otherwise the permit could be subject to revocation or suspension, or the Company could be exposed to penalties or other consequences, which could be significant.  We also may need to modify existing permits to reflect changes in design or in project requirements, which modification could trigger a legal or regulatory review under a standard that may be more stringent than when the permits were originally granted.

We do not currently operate a gasification facility, and we have a limited history of operations.

We do not currently operate a gasification facility.  We have a limited operating history upon which to evaluate our business. Our recent operating history and expertise is limited to our management and technical staff operation of the Wabash River facility, in which the Company has no ownership interest, from 2000 through January 2005 and the joint management and operation of that facility from February 2005 to September 2008. As a consequence, our prospects must be considered in light of the uncertainties and risks associated with a limited operating history.

If we or our project companies are unable to meet the debt service requirements of the financing arrangements used to finance our projects, our lenders may take over ownership of our projects.

We intend to supply a significant amount of the funds necessary for our projects through non-recourse debt financing specific to each project, which will be secured by the assets of such project. As a result, we expect to be highly leveraged. In the event that after a debt financing, a project experiences cost overruns or a material delay in the start of commercial operations, the project may be unable to meet its debt service requirements. In addition, once a project becomes operational, an increase in the price of feedstock or other raw materials, a decrease in prices for natural gas and electricity, a failure of the project to achieve its specified reliability or performance standards, or the occurrence of other events that may or may not be within our control, such as natural disasters, could cause the project to be unable to meet its debt service requirements, possibly resulting in a default under a project financing agreement and ultimately the bankruptcy of that project company. In the event of a default that we or our project company cannot cure, the lenders would generally have rights to enforce their security interest in the assets of the relevant project and assume control over the ownership of such project. A bankruptcy of a project company may also constitute an event of default under any future debt agreements of ours even though such project company may not be a party to such agreement.

We may not be able to obtain feedstock at acceptable prices, which could increase operating costs significantly and harm our profitability.

Our ability to operate our facilities once we have completed development and construction activities is dependent upon the availability of feedstock at reasonable prices. Different gasification technologies utilize different types of feedstock and we may not have routine access to the feedstock appropriate for each technology at our facilities. In addition to the approximately 1.02 billion BOE solid hydrocarbon energy asset that our subsidiary Cleantech Energy Company has entered into an agreement and acquired from Interfuel E&P Ltd., an unrelated party in which Mr. Graves, our CFO and director, owns a 17% interest, as described elsewhere, we plan to purchase solid hydrocarbon feedstock such as coal and petcoke as feed sources for our projects. In addition, we plan to purchase electricity and natural gas during the initial plant start-up period to supplement these feedstocks. Such electricity and natural gas will be purchased at market prices which may be high. During periods of rising prices for such feedstock, we may incur significant increases in our operating costs while not being able to increase our selling prices in a timely manner due to the fixed price nature of our existing off-take agreements. In addition, as a result of increased demand during such periods, our suppliers may be unable to supply the necessary feedstock to us or may otherwise fail to deliver products to us in the quantities required and at acceptable prices.

We may not be able to implement an effective system for the management of CO2, a significant byproduct of our proposed gasification facilities, which may become regulated in the United States in the near future.

Regulations affecting controls and limits on CO2 for industrial plants are not currently in place.  Though such controls are anticipated, several years are generally expected to be allowed for achieving compliance, once a rule is finalized.  The Company has made a strategic commitment to capture and manage CO2 at its facilities.  As a result of the challenges associated with CO2 management, the implementation of the Company’s CO2 management strategy may not be completed until considerably later than the date on which the Lima Energy Project or our other facilities commence commercial operation and may require us to incur expenditures greater than currently anticipated. Until an effective CO2 management plan has been fully implemented at our facilities, their CO2 emissions may become subject to significant restrictions as part of any federal or state program to control global warming.

We do not own proven or probable reserves in connection with any of our projects nor do we know if it is commercially feasible to receive a sufficient quantity of BOE from our solid hydrocarbon energy asset to support the development and operation of our Cleantech Energy Project.  As a result, we may be required to abandon one of our gasification projects and record impairment or other charges on our consolidated financial statements.

We have no proven or probable reserves in connection with any of our projects.  Construction of the Cleantech Energy Project will depend, in part, upon our confirmation that it is economically feasible to extract a sufficient quantity of BOE from the solid hydrocarbon energy asset and upon future delivery of the solid hydrocarbon energy asset to support the development and operation of that project. If we determine that we will be unable to extract a sufficient quantity of BOE from the energy asset or if we are unable to receive a sufficient quantity of solid hydrocarbons from this energy asset to justify the construction of the Cleantech Energy Project, we may decide to redesign, relocate, develop alternate feedstock supplies, delay, or elect not to proceed on the development of this project.  Furthermore, if we determine that it is not commercially feasible to receive our solid hydrocarbon energy asset, we may be required to write off the value of the asset or to record an impairment or other charge on our consolidated financial statements that could have a material adverse effect on our business, financial condition and results of operations.

Claims that current or future technologies used in our projects infringe or misappropriate the proprietary rights of others could adversely affect our ability to utilize those technologies and cause us to incur additional costs.

We could be subject to third-party infringement claims if third parties challenge our use of a particular technology, including the E-Gas™ technology referred to above. Any litigation, regardless of its outcome, would likely result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, adversely impact prospective off-take customers, require us to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms or at all.

If we are unable to protect the confidentiality of sensitive information and know-how, our ability to develop, complete and operate our projects could be materially adversely affected.

We believe that the most important element of our intellectual property comes from the knowledge base of our management and employees, which consists of expertise, art and trade secrets obtained through many years of our management and technical team’s gasification and IGCC facility operational experience. As a result, we consider our trade secrets, operational experience, processes and know-how to be one of our principal competitive strengths. We will seek to limit disclosure of these trade secrets, operational experience, processes and know-how by requiring employees, consultants and any third parties with access to such information to execute confidentiality agreements and by restricting access to such information. We cannot be certain, however, that all of our existing employees will execute such agreements and, if they choose not to do so, we will have no contractual recourse against them if they disclose our trade secrets, processes or know-how to third parties or otherwise use such intellectual property in connection with future employment. In addition, even if executed, these agreements may be breached, and we may not have adequate remedies for any such breach. Furthermore, trade secrets may otherwise become known or be independently developed by third parties. To the extent that our employees, consultants or third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Such disputes could result in our having to enter into licensing arrangements that may require the payment of a license fee or royalties to the owner of the intellectual property. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all.

In addition, we believe that our management team has been instrumental in the advancement of gasification and SNG production technologies through the improvement of such technologies and the operational process over their careers with us and other companies. Accordingly, our success in effectively protecting the confidentiality of our sensitive information and know-how will depend in large part upon our ability to retain our current senior management. The loss of the services of certain members of our senior management team could cause significant harm to our competitive position and technical capabilities, prevent or delay the development, construction and operation of our projects, and negatively reflect upon our reputation.

Fluctuations in natural gas and other energy commodity prices, our inability to enter into off-take agreements at acceptable prices, or a lack of acceptance of gasification and related production technologies could adversely affect our business plan and ability to become profitable.

Our results of operations will be affected by our ability to negotiate energy contracts in a marketplace generally controlled by wholesale prices of those energy products and commodities which we intend to trade, such as natural gas, electricity, petcoke and coal. Some of these markets are often highly volatile, and often experience significant price fluctuations. Current prices for such commodities may not be indicative of prices that will be in effect when we expect to commence operations. Wholesale energy market prices may fluctuate to such extremes that our products may fail to remain price competitive relative to such energy products.  Difficulties or failure to negotiate acceptable contracts could delay our projects or cause us to alter our production or project development plans, which could lead to additional incurred costs.

Contract provisions in our ten-year off-take agreement with P&G for SNG to be produced at the Lima Energy Project, which was extended by amendment nine times, but which currently has expired and is not in effect, may allow such contract to be terminated or unfavorably modified, and result in adverse effects on the financial performance of the respective projects.  The next amendment, extending the agreement for one year, continues to be reviewed by P&G, who has recently indicated approval by the first of two internal approval levels.  However, as a result of informal discussion between P&G and us, P&G has indicated it intends to execute the next amendment but for the time being will defer execution of the amendment until a clear timeline for advancing the project is known.  P&G has indicated that its approval will provide a one-year window for the project to achieve the next contractual milestone.  We can give no assurances that P&G will renew this amendment. We are also exposed to the risk that the counterparties to our long-term off-take agreements will not perform their obligations under such agreements. Should these counterparties fail to perform, we may incur unanticipated losses or the failure may adversely impact our ability to obtain adequate financing for other projects being developed.

We believe that a significant increase in the demand for and price level of natural gas, national security concerns associated with foreign oil reserves, increasingly stringent environmental regulations, and public support surrounding climate change have all led to increasing demand for “clean” power utilizing environmentally responsible coal-based generation technology. However, there can be no assurance that the acceptance and adoption of gasification and SNG production technologies and the related demand for gasification and SNG end-products will continue to grow or that the pricing of these end-products in the future will be at satisfactory levels.

We compete with other suppliers, including utility companies, in each of our anticipated product areas and our revenue could decline if we are unable to compete successfully.

We expect to compete with all traditional suppliers of natural gas and with utilities and independent power producers who sell power in our anticipated target markets. Our ability to compete with established energy suppliers, particularly utilities and natural gas suppliers, depends on, among other factors, providing competitively priced SNG and electricity in reliable quantities. Some of our competitors, particularly utilities and natural gas suppliers, may be larger and better capitalized than us and, as such, may have significant advantages over us. In addition, to the extent that our gasification and SNG production facilities enjoy product support that is derived in part from the environmental advantages associated with our technologies, such advantages may be compromised to the extent that owners of coal-fired generation assets, particularly utility companies, are able to cost- effectively upgrade pollution control techniques or utilize competing power technologies at these plants.

In addition, there are gasification projects under consideration by companies other than large utilities and industrial companies. Some of these companies may compete with us in the future for customers, sites and government funding. Certain well-known companies, such as General Electric and Shell US Clean Coal Energy, Inc., own the major gasification technologies in the United States and may decide to develop or invest in, or form alliances to develop, gasification or SNG production technologies. These companies may have the manufacturing, marketing, finance and sales capabilities to complete development of gasification projects that could be more competitive than our projects and could be brought to market or constructed more quickly than our projects. To the extent that these companies already have name recognition, their initiatives into gasification technology may enjoy greater market acceptance. Lastly, oil production and petrochemical firms have proposed new plants that have the capability to produce transportation fuels, H2 and a wide range of other products. Although these firms are focused on their own needs, they could reduce the available market for the products that can be produced at our gasification facilities. A substantial increase in the number of gasification or IGCC facilities, or the advancement of competing power technologies, could impact our competitive attractiveness, and, therefore, our ability to become profitable.

GEI, or its management, in the future, may decide to pursue gasification and related projects in the United States which may compete with our projects, and our revenue could decline if we are unable to compete successfully.

We do not have any “non-compete” form of agreement between USA Synthetic Fuel and GEI that would prevent GEI from electing to pursue gasification and related projects in the United States.  As a result, we can give no assurance that GEI will not pursue gasification and related projects on their own in the United States at some time in the future.  If GEI does pursue such projects, these would be considered competitive projects to our own projects and could impact our competitive attractiveness, and, therefore our ability to become profitable.

Terrorist attacks or sustained military campaigns may adversely impact our business.

The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. The continued threat of terrorism and the impact of military and other action will likely lead to continued volatility in prices for natural gas and could affect the markets for the operations of our customers on which we will be dependent. Furthermore, the United States government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. The continuation of these developments may subject our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to construct our projects as planned or operate our projects according to certain specifications, we may not be able to produce our currently anticipated output at our proposed gasification and SNG production projects.

Our ability to produce our currently anticipated output of synthetic natural gas and power at our proposed gasification and SNG production projects will depend upon a number of critical factors, including:

•	Completing the design, development and construction of each of our projects according to design specifications.

•	Integrating critical components and equipment into our projects according to design specifications.

•	Ensuring timely attention to supplier performance and timely identification of alternative suppliers, if needed.

•	Ensuring timely completion of project construction and readiness for operation.

•	Our ability to efficiently operate these critical components and equipment at our projects.

•	Our ability to effectively manage the commercial operation of our projects and avoid extended outages or other breakdowns or failures of equipment or processes.

Our failure to effectively manage any of these critical factors at one or more of our proposed projects could reduce the anticipated output of such projects and adversely affect our results of operations.

Natural disasters, catastrophic accidents, equipment failure or other similar events could delay our development and construction schedule and reduce the availability of the end-products of our gasification and SNG production facilities after operations commence.

Our gasification and SNG production facilities may be damaged by, or experience outages as a result of, natural disasters, catastrophic accidents, equipment failure or other events beyond our control. Any such incidents could result in severe business disruptions, including a delay in our development and construction schedule, a reduction in the availability of our end-products, the termination of our off take agreements in certain circumstances, such as if we do not achieve commercial operation by an agreed date, and significant decreases in revenues or significant additional costs to us. Given the nature and location of our gasification and SNG production facilities, any such incidents also could cause fires, leaks, explosions, spills or other significant damage to natural resources or property belonging to third parties, or personal injuries, which could lead to significant claims against us. We anticipate that we will maintain insurance consistent with industry standards to protect against these risks (subject to availability on commercially reasonable terms). We have not yet, however, obtained the insurance we expect will be necessary for each of our projects, and there can be no assurance that such insurance coverage will be available in the future on commercially reasonable terms or at commercially reasonable rates. In addition, insurance coverage may be insufficient or may become unavailable for certain of these risks and, even if available, the insurance proceeds received for any loss of or damage to any of our facilities, or for any loss of or damage to natural resources or property or personal injuries caused by our operations, may be insufficient to cover our losses or liabilities without materially adversely affecting our business, financial condition and results of operations.

We may not be able to sell the end-products generated at our facilities at favorable prices, or at all, if market acceptance of gasification and SNG production technologies and processes does not continue to increase or the price of natural gas decreases.

The prices that we expect to receive for the end-products that we intend to generate from our gasification and SNG production facilities will depend upon the demand for them. We believe that a significant increase in the demand for and price level of natural gas, national security concerns associated with foreign oil reserves, increased environmental guidelines and public support surrounding climate change and stricter environmental guidelines for the disposal of waste have all led to increasing demand for “clean” power utilizing environmentally responsible coal-based generation technology. However, there can be no assurance that the acceptance and adoption of gasification and SNG production technologies and the related demand for gasification and SNG production end-products will continue to grow or that the pricing of these end-products in the future will be at satisfactory levels. A significant decrease in the price of natural gas, a change in any of the other above factors or an inability of IGCC facilities to achieve adequate reliability levels could adversely impact the demand and market for the end-products produced by gasification and SNG production facilities, including our facilities, as well as the prices for such end-products.

Existing and future United States governmental regulation and energy policies could impair our operations.

United States laws and regulations such as the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, and the Clean Water Act, and analogous state laws have regularly imposed increasingly strict requirements for water and air pollution control and strict financial responsibility and remedial response obligations. For example, the USEPA recently adopted a more stringent National Ambient Air Quality Standard for ozone that is expected to cause the area in which our Lima project is located to be designated as being in nonattainment in future years as the new standard is implemented. A nonattainment designation would require OEPA to develop a plan for additional emission reductions from facilities in the area, potentially including the Lima project, to meet the new requirements. The cost of complying with such environmental legislation could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to successfully maintain effective internal control over financial reporting and disclosure controls and procedures, investors may lose confidence in our reported financial information and our stock price and our business may be adversely impacted.

As a public company, we are required to maintain internal control over financial reporting and our management is required to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year. Additionally, we are required to disclose in our annual reports on Form 10-K our management’s assessment of the effectiveness of our internal control over financial reporting and an independent registered public accounting firm’s attestation report on this assessment. As a public company, we are also required to maintain disclosure controls and procedures, which encompass most of our internal control over financial reporting. Our principal executive officer and principal financial officer are required to evaluate our disclosure controls and procedures as of the end of each quarter and disclose in our annual reports on Form 10-K and our quarterly reports on Form 10-Q their conclusions regarding the effectiveness of these controls and procedures. If we are not successful in maintaining effective internal control over financial reporting or disclosure controls and procedures, there could be inaccuracies or omissions in the information we are required to file with the SEC, including our consolidated financial information. Additionally, even if there are no inaccuracies or omissions, we are required to publicly disclose the conclusion of our management that our internal control over financial reporting or disclosure controls and procedures are not effective. These events could cause investors to lose confidence in our reported financial information, adversely impact our stock price, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits that could be costly to resolve and distract management’s attention, or limit our ability to access the capital markets or cause our stock to be delisted from the securities exchange on which it is then listed.

The outcome of litigation and legal proceedings, the application of and changes in accounting standards or guidance, tax laws, rates or policies, may adversely affect our business, financial condition and results of operations.

In the normal course of business, we may from time to time be named as a party in certain claims and lawsuits. We may also be the subject of investigative or enforcement proceedings conducted by administrative or regulatory agencies. In accordance with applicable accounting standards, we make provisions for liabilities when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. If we incur losses in connection with litigation or other legal, administrative or regulatory proceedings that materially exceeded the provision we made for liabilities, our business, financial condition and results of operations could be materially adversely affected.

In addition, there is a risk that changes in accounting or tax rules, standards, guidance, policies or interpretations, or that changes in management’s estimates and assumptions underlying reported amounts of revenues, expenses, assets and liabilities, may result in write-offs, impairments or other charges that could have a material adverse affect on our business, financial condition and results of operations.

Risks relating to the financial markets

We and our project companies may be unable to access the credit and capital markets to finance projects and working capital requirements.

We and our project companies will rely on access to the credit and capital markets to finance our projects (including the Lima Energy Project and the Cleantech Energy Project) and our working capital requirements. Access to these markets may be adversely affected by factors beyond our control, including volatility in securities trading markets, turmoil in the financial services industry and general economic conditions.

Market disruptions such as those recently experienced in the United States and abroad may adversely affect our and our project companies’ ability to access sources of liquidity upon which we and they will rely to finance operations (including the Lima Energy Project and the Cleantech Energy Project), and satisfy obligations as they become due. These disruptions may include unprecedented volatility in the markets where our securities are proposed to trade following completion of this registration, turmoil in the financial services industry, including substantial uncertainty surrounding lending institutions with which we and our project companies may do business, and general economic downturns in the areas where we and our project companies do business. In addition, if we or our project companies are unable to access credit at competitive rates, our collective ability to finance our operations and those of our project companies, meet our and our project companies’ short-term obligations and implement our and our project companies’ operating strategy could be adversely affected.

Risks relating to this offering

Our existing stockholders have substantial control over us after and could limit and influence the outcome of key transactions, including changes of control.

Our current stockholders, if acting together, would be able to control or influence significantly all matters requiring approval by our stockholders, including the election of our directors and the approval of mergers or other significant corporate transactions. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and may affect the market price of our common stock. This significant concentration of stock ownership may adversely affect the trading price of our common stock due to investor perception that conflicts of interest may exist or arise.

Our common stock has not been widely traded and the price of our common stock may fluctuate substantially.

To date, there has been a limited public market for shares of our common stock, with limited trading relating to the approximately 30,000,000 shares of our “public float.”  An active public trading market may not develop or, if developed, may not be sustained. The current market price of our common stock and any possible subsequent listing on a major national securities exchange, if and when we are successful in doing so, will be affected by a number of factors, including those discussed above.

Future sales of our common stock by existing stockholders could cause our stock price to decline.

If our existing stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of common stock could also depress the market price of our common stock. As of the date of this prospectus, there are 76,338,859 shares of common stock outstanding, of which approximately 30,000,000 shares are freely tradable currently.  The balance of our shares is held by affiliates and contains certain resale restrictions.  The shares offered in this offering will be newly issued shares of our common stock that will be freely transferable at the time of such transaction.   A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

We do not expect to pay dividends in the foreseeable future, and any return on investment may be limited to the value of our common stock.

We do not anticipate paying dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition, opportunities to invest in the growth of our business and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, a return on investment in our common stock will occur only if our stock price increases.

Our charter documents may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could adversely affect our stock price and prevent attempts by our stockholders to replace or remove our current management.

Our Bylaws  contain provisions that could delay or prevent a change of control of our Company or changes in our Board of Directors that our stockholders might consider favorable and limit the price that certain investors might be willing to pay in the future for our securities. Among other things, these provisions:

•	Authorize the issuance of preferred stock which can be created and issued by the Board of Directors without prior shareholder approval, with rights senior to those of our common stock; and

•	Require advance written notice of shareholder proposals and director nominations to be considered at stockholders’ meetings.

These and other provisions in our Certificate of Incorporation and Bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our Board of Directors or initiate actions that are opposed by our then current Board of Directors, including a merger, tender offer or proxy contest involving our Company. Any delay or prevention of a change of control transaction or changes in our Board of Directors could cause the market price of our common stock to decline.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements, principally in the sections entitled “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Business.”

Generally, you can identify these statements because they include words and phrases like “expect,” “estimate,” “anticipate,” “predict,” “believe,” “think,” “plan,” “will,” “should,” “intend,” “seek,” “potential” and similar expressions and variations. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipate due to a number of uncertainties, many of which cannot be foreseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face that are described in the section entitled “Risk factors” and the various factors described below. Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for us to predict all of such factors, nor can we assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. We believe the most significant factors that could affect our future operations and results and the liquidity and value of our common stock are risks relating to:

•	Competition
•	Project Development
•	Construction and Technology
•	Financing our Projects
•	Commodity Pricing Risk
•	Government Regulation
•	Maintaining our Contract and Intellectual Property Rights

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed on the previous pages, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the previous risk factors and elsewhere in this prospectus could negatively impact our business, cash flows, results of operations, prospects, financial condition and stock price.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect.

Use of proceeds

We estimate that the aggregate net proceeds to us assuming the sale of all the securities in this offering will be approximately $90,000,000, after deducting approximately $    of estimated offering expenses likely underwrites’ fees that will be payable from the proceeds of this offering.

We intend to use these proceeds for the following purposes:

Lima Energy	$ 30,000,000
Land Purchase, site development, licensing,
engineering, procurement, construction,
Ohio Air Quality bond offering expenses

Cleantech Energy	$ 10,000,000
Licensing, engineering, contracting

Technology Innovation Center	$ 2,000,000

Engineering and product development	$ 4,000,000

Sales and Marketing	$ 4,000,000

Working Capital and general corporate purposes	$40,000,000

Dividend policy

We do not expect to pay dividends in the foreseeable future.  We have never declared or paid cash dividends on shares of our common stock. Given the business opportunities before us, we expect to retain any future earnings to finance the development and growth of our business.

Our future decisions concerning the payment of dividends on shares of our common stock will depend upon our results of our operations, our financial condition and our development and construction plans, as well as any other factors that our Board of Directors may consider relevant.

Capitalization

The following table sets forth our capitalization as of September 30, 2011 on an actual basis and on a pro forma as adjusted basis to reflect our sale of shares of common stock at an average assumed purchase price pursuant to the investment agreement of $     per share and the application of the proceeds from those shares.

You should read this table together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the “Management’s discussion and analysis of financial condition and results of operations” and “Selected consolidated financial data” sections of this prospectus.

	September 30, 2011
	Actual	Adjusted

Total Liabilities	$2,217,954	$

Preferred Stock, $0.0001 par value, 9,923,153 shares, authorized, none issue or outstanding	-
Series A super voting preferred stock, $0.0001 par value, 2 shares authorized, none issued and outstanding	-
Series B preferred stock, $0.0001 par value, 74,845 shares authorized, none issue and outstanding	-
Common Stock, $0.0001 par value, 300,000,000 shares authorized; 76,138,859 shares issued and outstanding, and issued and outstanding as after this offering	7,613		(1)
Additional Paid-in capital	7,582,118		(1)
Accumulated Deficit	(9,806,965)
Non-controlling Interest	1
Total Stockholders Equity	(2,217,233)

Total Capitalization	$	$

(1)   Assumes that all of the shares of common stock are sold in this offering at an offering price of $    per share.

Plan of distribution

As of the date of this preliminary prospectus, we are in the process of selecting underwriters. We do not expect that our underwriters will have any previous relationship with us.  We expect this offering to be a best efforts offering, under which the underwriters will be required to take and to pay for only such securities as they may sell to the public.

Management’s discussion and analysis of financial condition and results of operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements, the notes to those consolidated financial statements, and the other financial information appearing elsewhere in this prospectus. The following discussion, analysis and other parts of this prospectus, in addition to historical information, contain forward-looking statements that reflect our plans, estimates, intentions, expectations, and beliefs. Such statements are only predictions, and our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. The historical results set forth in this discussion and analysis are not necessarily indicative of trends with respect to any actual or projected future financial performance. See “Special note regarding forward looking statements.” Factors that could cause or contribute to such differences include those set forth in “Risk factors” contained elsewhere in this prospectus.

We are a development stage company and have had no revenues for the period from inception on November 30, 2009 to year end at December 31, 2009, and no revenues for the year ended December 31, 2010.  We anticipate that we may not receive any significant revenues from operations until we begin to receive some revenues from operations at our Lima Energy Project which we estimate will be at a minimum approximately twenty-four to thirty-seven months from funding.

Overview

USASF was created to address and satisfy America’s growth market for ultra clean energy products for improved efficiency and reduction of harmful emissions including greenhouse gases.  We are in the business of developing, constructing, owning and operating gasification facilities that convert high carbon content feedstocks such as coal, petcoke and renewables into SG, which then may be used as a fuel for the generation of electric power or converted into SNG, H2 or Fischer Tropsch liquids. We plan to sell in the future, the SNG produced by our gasification facilities to third party customers.  We also plan to convert the SG into other end products for sale to third party customers.

USASF is a development stage company and, as of September 30, 2011, had $720 of cash on hand, no inception to date revenues, and there are substantial doubts about the Company’s ability to continue as a going concern.  We do not have facilities currently in operation.  No revenues are currently derived from the projects that we plan to develop, construct, own and operate. Based on our current target operational dates for our projects, we do not expect these projects to begin generating significant revenues for twenty-four to thirty-seven months following funding.

Our goal is to develop and construct ultra clean Btu Conversion and SNG production facilities so that we can advance our position in the United States in the ownership and operation of these facilities. Over the next four years we will require substantial capital resources to fund construction and financing costs relating to the development of our principal projects. Project costs for full construction of Gas 1, Gas 2 and CCGT are expected to be approximately $497.0 million, $1.02 billion, and $627.3 million, respectively. Additional project costs for the full construction of Cleantech Energy Project are expected to be approximately $2.3 billion. We have not yet entered into fixed price EPC arrangements with respect to our Cleantech Energy Project, but have considered the possibility of entering into general services agreements with a third party to provide EPC services with respect to such project. As stated elsewhere in this prospectus, our basic strategy is to have our projects contract with GEC to provide EPC services.  In turn, GEC will contract with a third-party general contractor to provide Design-Build EPC services, as defined by the Design-Build Institute of America(46)  which include engineering as part of their team services. We believe this approach should allow us more directly to control and manage the EPC services ourselves, thereby giving us greater control over the expenditures associated with a project. We believe this approach will result in lower project costs and shorter schedules.  We believe this type of contracting approach will provide mechanisms to manage cost, schedule and performance, and to provide appropriate guarantees and a pool of funds to cover liquidated damage requirements.  When warranted, GEC may structure the Design-Build contract as a “fast track” contract(47), (48) instead of a fixed price agreement.  While a fixed price structure establishes a guaranteed price at the outset, the fast-track approach begins on a time and material basis.  When an agreed amount of progress has been made and the project cost is better known, it can be converted to a fixed price basis for the remainder of work.  Cost escalation risk shifts from the owner during the early portion to the contractor in the later portion.  The project company, as the project owner, will generally have its own rationale and justification for the fast-track approach.  Neither we nor GEC are currently negotiating a "fast-track" EPC contract for any project currently in development; nor have we concluded definitively that we will enter into such a contract.  As a result, project costs for the Cleantech Energy Project are based upon our internal estimates. Note that project costs include capital, engineering, procurement and construction (“EPC”) and other owner costs incurred up to commencement of operations (such as interest during construction and development fees), but do not include annual fixed or variable facility operations and maintenance costs, including the cost of purchasing solid hydrocarbon feedstock which itself reflects the cost of extraction and delivery of the solid hydrocarbon.  We intend to finance a significant amount of the funds necessary for the construction of our projects through a mix of equity and debt, which will consist primarily of project-specific non-recourse debt using the assets of each project to secure such debt. As a result, we will be highly leveraged and our assets will be subject to forfeiture upon any default on project-specific debt.

The Company plans to utilize the knowledge, expertise and operational experience base of its management and technical team in addition to licensing third party technology rights in order to develop its ultra clean Btu conversion business in the United States of America to market cost-competitive products such as ultra clean synthetic natural gas (“SNG”), and electricity, and possibly hydrogen (“H2”), ultra clean diesel, gasoline and jet fuels, and related products (discussed more fully in  “Business:  Our Company, Cost advantages”). The Company will seek to secure profitable off-take agreements and sales for its product line and realize attractive returns and cash flows to create shareholder value.  America and the world are re-tooling the energy business to be cleaner and greener, and we believe USASF is well positioned to profit from this significant growth opportunity.

Our corporate philosophy emphasizes the ethical stewardship of the earth and its resources.  The Company believes in the significant environmental benefits of its ultra clean Btu conversion technologies. We are committed to wisely managing the impact our facilities and resources have on the planet.  As a result, we believe our management and technical team members were among the first in the gasification and energy industries to advocate CCS of CO2 at our facilities.  While we cannot guarantee complete success in our CCS plans, we have been in discussions to bring pre-combustion CCS technology to our projects in the United States via CMT, a joint venture between GEI and HTC Purenergy, Inc. of Canada (“HTC”), as discussed more fully in “Business: The Gasification Process:  Gas clean-up.”  With CMT and its founding joint venture partners, we also would have in excess of 250 man-years of CCS and related experience from which to draw in the CCS arena. HTC is not considered a related party to USASF or GEI, while CMT is considered a related party to USASF and GEI, as CMT is a joint venture between HTC and GEI, 46% of the stock of which is beneficially held by Harry H. Graves, our executive officer and chairman of our Board of Directors, and since our executive officer, Dr. Steven C. Vick, is also an executive officer of CMT.

financial statements have been prepared assuming we will continue as a going concern, which contemplates realization of assets and payments of liabilities in the ordinary course of business.

The following chart describes our current organizational structure and our relationships with our wholly-owned subsidiaries:

1	This is the operating company for the Lima Energy Project.
2	This is the operating company for the Cleantech Energy Project.

Factors Affecting Results of Operations

Our operating expenses currently include the following:

•	General and administrative expenses, which consist primarily of salaries expenses.
•	Legal and professional expenses, which consist primarily of amounts paid for audit, disclosure and reporting services.
•	SEC compliance activities.

Once we have completed construction and operations have commenced at our Lima facility, we will have revenues and expenses related to those operations.

Significant factors that may affect our financial condition

Our revenues will be subject to many risks and uncertainties, some of which are detailed in this prospectus under “Risk Factors,” including the following:

Financing. Over the next four years, we expect to need $497.0 million for full construction of Gas 1, $1.02 billion for full construction of Gas 2, $627.3 million for full construction of CCGT, and $2.3 billion for the full construction of Cleantech Energy Project.  We intend to supply the funds necessary for the Lima Energy Project through a combination of equity and debt, primarily through the issuance of OAQDA bonds or other nonrecourse debt financing specific to the Lima Energy Project, and the funds necessary for the Cleantech Energy Project through a combination of asset contributions and debt, primarily non-recourse debt financing specific to that project. Lima Energy is currently seeking financing of $400 million to be provided by the OAQDA through the issuance of $400 million of bonds in a private placement on behalf of the State of Ohio for the purpose of providing debt financing for Gas 1. The OAQDA bonds, if issued, will be non-recourse to USASF. However, there can be no assurance that the placement of the OAQDA bonds will be completed in a timely manner or at all. We expect that the debt financing component for Gas 2 and CCGT will consist primarily of the issuance of additional series of OAQDA bonds or other project-specific nonrecourse debt financing. However, we may not be able to obtain adequate debt financing for Gas 2 or CCGT, or for any of our projects, on terms consistent with our expectations to support our development and construction plan in a timely manner. For example, we may be unable to secure financing for any of our projects until we sign a long-term off-take agreement with third parties at a fixed price. If we are unable to raise adequate funds, or to raise adequate funds on terms acceptable to us, we may have to delay, reduce or eliminate some or all of our development and construction plan or take other steps, including liquidating some or all of our assets, each of which will directly impact our results of operations. We intend to manage this financing risk by attempting to secure for each project, among other things, adequate equity investment, adequate fixed price EPC and related contracts and adequate off-take arrangements, although our ability to obtain debt financing for each project will also depend on factors beyond our control such as market conditions (including actual project costs) and the opinions of the independent engineers we retain.

Fluctuations in natural gas and other energy commodity prices and the sale prices established in our off-take agreements. Our results of operations will be directly impacted by the price of wholesale natural gas, electricity, petcoke and coal. The markets for some of these commodities are often highly volatile. Wholesale energy market prices may fluctuate considerably and, as a result, our products may fail to remain price competitive relative to natural gas, electricity or other sources of energy. Furthermore, as a result of the long construction cycle for each of our projects, current prices for commodities such as coal, electricity and natural gas may not be indicative of the prices for such commodities at the time our projects are expected to commence commercial operations. We intend to manage our wholesale price risk by implementing a risk management strategy that attempts to assure project lenders of adequate revenue to cover operating and financing costs by entering into long-term off-take agreements for a significant portion of the output from our gasification and SNG production facilities with fixed prices or suitable price floors. Our project revenues will depend upon our ability to negotiate and maintain such long-term off-take agreements at prices satisfactory to us. However, as a result of commodity price fluctuations and uncertainties and our construction schedule, the prices at which we are able to sell our uncommitted project output pursuant to such off-take agreements may vary considerably.

Fluctuations in construction costs and changes to our planned schedule and project budget for each project. Until we have entered into a fixed price EPC contract for a particular project, in which the EPC contractor agrees to meet our planned schedule and projected total costs for a project, we are subject to potential fluctuations in construction costs and other related project costs. We currently have not entered into such an EPC contract for our Cleantech Energy Project and the project costs for such project are therefore subject to the risk of increased construction and other related costs. In addition, the expected date of first commercial operation and the projected total project costs for each project are based on our internal estimates and depend on a variety of assumptions that ultimately may prove to be incorrect. As a result, even after we have entered into a fixed price EPC contract with respect to a particular project, we may later conclude that the project schedule and budget for that project contained incorrect assumptions and previously unknown execution risks that may cause changes to originally planned schedules and, in certain cases, may alter the originally agreed-upon costs for such project. While we intend to manage these risks by entering into carefully negotiated EPC contracts with appropriate assumptions to the extent possible, to a large degree, our financial results will depend on our ability to implement our development and construction plan on time and on budget.

Fluctuations in the price of feedstock for our facilities. Our ability to operate our facilities once we have completed development and construction is dependent upon the availability of feedstock at reasonable prices. Different gasification technologies utilize different types of feedstock, including coal, petcoke and renewables. We also expect to purchase electricity and natural gas from time to time. During periods of rising prices for such feedstocks, we may incur significant increases in our operating costs, thus reducing our margins.  We intend to manage the risk associated with fluctuations in the price of feedstock by purchasing long term BOE energy assets and entering into hedges where appropriate.

Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Cleantech Corporation, Lima Energy Company, and Cleantech Energy Company, and have been prepared in accordance with generally accepted accounting principles in the United States.  All intercompany transactions and account balances have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Although management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results could differ significantly from the estimates under different assumptions and conditions.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents for purposes of preparing its Statement of Cash Flows.

Fair Value of Financial Instruments

Management estimates that the carrying value of financial instruments reported in the financial statements approximates their fair values.

Federal Income taxes

Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Net Loss per Share

Basic EPS is computed by dividing net loss available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

Recently Issued Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements.” This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Accounting Standards Codification (“ASC”) 820. ASU 2010-06 amends ASC 820 to now require: (1) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (2) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. In addition, ASU 2010-06 clarifies the requirements of existing disclosures. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The Company will comply with the additional disclosures required by this guidance upon its adoption in January 2010.

The FASB established the FASB Accounting Standards Codification (“Codification”) as the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements issued for interim and annual periods ending after September 15, 2009. The codification has changed the manner in which U.S. GAAP guidance is referenced, but did not have an impact on our financial position, results of operations or cash flows.

In June 2009, the FASB confirmed the “FASB Accounting Standards Codification” (ASC) as the single source of authoritative nongovernmental U.S. GAAP.  The ASC does not change current U.S. GAAP, but instead simplifies user access to all authoritative U.S. GAAP by providing authoritative literature related to a particular topic in one place.  All existing accounting standard documents have been superseded and all other accounting literature not included in the ASC is considered nonauthoritative.  The Company adopted the ASC, which did not impact our financial position, results of operations, or cash flows.

In May 2009, the FASB issued ASC 855, Subsequent Events, (formerly SFAS No. 165, “Subsequent Events”).  ASC 855 establishes general standards for accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  ASC 855 was effective for interim or annual financial periods ending after June 15, 2009.  The Company has adopted ASC 855 requiring additional footnote disclosure.

In April 2009, the FASB issued ASC 825, Financial Instruments (formerly FSP No. 107-1 and Accounting Principles Board (“APB”) 28-1, “Interim Disclosures about Fair Value of Financial Instruments.”) This topic requires disclosures about the fair value of instruments in interim as well as in annual financial statements. ASC 825 was effective for interim reporting periods ending after June 15, 2009.  The Company adopted ASC 825.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. 142-3, Determination of the Useful Life of Intangible Assets.  This FSP amends the factors that should be considered in developing renewal or extension assumption used to determine the useful life of a recognized intangible asset under ASC 350, Goodwill and Other Intangible Assets (formerly SFAS No. 142).  This FSP is effective for fiscal years beginning after December 15, 2008.  The adoption of this statement had no significant impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued ASC 810, Consolidation, (formerly SFAS No. 160)  ASC 810 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements, but separate from the equity of the parent company.  The statement further requires that consolidated net income be reported at amounts attributable to the parent and the noncontrolling interest, rather than expensing the income attributable to the minority interest holder.  This statement also requires that companies provide sufficient disclosures to clearly identify and distinguish between the interests of the parent company and the interests of the noncontrolling owners, including a disclosure on the face of the consolidated statements for income attributable to the noncontrolling interest holder.  This statement was effective for the fiscal years beginning on or after December 15, 2008.  The adoption of this statement had no significant impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued ASC 805, Business Combinations (formerly SFAS No. 141R).  ASC 805 provides guidance to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about its business combinations and its effects.  ASC 805 establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, the goodwill acquired and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  ASC 805 was effective for acquisitions beginning January 1, 2009 and earlier application is prohibited.  The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Results of operations

For the period from inception on November 30, 2009 to year end at December 31, 2009 and the year ended December 31, 2010.

Revenues

We have no revenues for the period from inception on November 30, 2009 to year end at December 31, 2009 and no revenues for the year ended December 31, 2010, and do not anticipate any significant revenues for twenty-four to thirty-seven months, following the closing of the funding of our anticipated projects, as stated above.

Operating Expenses

Our operating expenses for the period from inception on November 30, 2009 to year end at December 31, 2009 totaled $3,608 and for the year ended December 31, 2010 totaled $1,443,662.  The primary component of our 2009 expense was related to organizational activities and for the year ended December 31, 2010 was related to organizational activities, salary expenses, and SEC compliance activities.

Impairment Expense

The Lima Energy project which we acquired from GEI., a related party, in June 2010, is located on land owned by the City of Lima and will only become available for use by the Company when funding for the project is obtained and certain other conditions are met. While we anticipate this to occur in the near future, the timing is uncertain, and therefore we consider the entire investment in the asset to be impaired. The Company has recognized an impairment charge of $6.4 million.

Interest Expense

As part of the Lima Energy acquisition, the Company issued a senior secured note to GEI, a related party, for $6.4 million, with 7% per annum accrued interest, which, as amended, is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or September 30, 2011. The Company recorded interest expense for 2010 in the amount of $252,990.

Net Loss

For the period from inception on November 30, 2009 to year end at December 31, 2009, we experienced a $3,608 net loss and for the year ended December 31, 2010, we experienced an $ $8,136,081 net loss.

Net Cash Used by Operating Activities

Our primary uses of funds in operations were payments related to organizational activities for 2009 and were related to organizational activities, salary expenses, and SEC compliance activities for the year ended December 31, 2010.

Major Acquisitions

In June 2010, the Company entered into an agreement and acquired from GEI, a related party, all of the outstanding stock of Lima Energy.  Lima Energy is the project company for the Lima Energy Project, an Ultra Clean Btu Conversion project under development and initial construction in Lima, Ohio.  The Lima Energy Project is permitted for construction with 100,000 sq. ft. of engineered concrete already in place.  This Project is designed to convert solid hydrocarbons (petcoke, for example) in a closed system into low cost, clean energy products, such as SNG, electricity, and possibly H2.  The Project consists of 3 phases which are: 1) Gas 1, designed to produce 2.4 million BOE/yr of SNG; Gas 2, designed to produce 5.6 million BOE/yr of SNG, and; 3) CCGT designed to have a capacity of 516 MW).  In addition, the Project will capture 100% of the CO2 produced during the SNG manufacture, which the Company has a contract to sell to  Cambridge Resources LLC, a wholly owned subsidiary of CMT which is a joint venture between GEI and HTC for full utilization in EOR and CCS.  HTC is not considered a related party to USASF or GEI, while CMT and Cambridge Resources are considered a related party to USASF and GEI, as CMT is a joint venture between HTC and GEI, 46% of the stock of which is beneficially held by Harry H. Graves, our executive officer and chairman of our Board of Directors, and since our executive officer, Dr. Steven C. Vick, is also an executive officer of CMT, while Cambridge Resources is a wholly owned subsidiary of CMT and, therefore, also is considered a related party.  Because the construction in progress is located on land owned by the City of Lima and will only become available for use by the Company when funding for the project is obtained and certain other conditions are met, the entire investment in the asset has been considered impaired by the Company’s management and the Company recognized an impairment charge of $6.4 million in 2010.  In exchange for Lima Energy stock, the Company issued a senior secured note to GEI in the amount of $6.4 million which represented the book value of construction-in-progress to date, and GEI has retained a 50% equity interest in Gas 1, the first phase of the Lima Energy Project.  This Note accrued interest at a rate of 7% per annum, which, along with the principal, was due at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or September 30, 2011.  The Company negotiated with GEI to clear the Note balance as of the September 30, 2011 due date.  GEI agreed to accept 1,004,356 shares of the Company’s common stock to clear the Note balance and accrued interest.  Accordingly, the Note has been paid in full as of September 30, 2011 and the security on Lima Energy Company has been released.

In June 2010, Cleantech Energy Company, a wholly-owned subsidiary, entered into an agreement and acquired approximately 1.02 billion BOE from Interfuel E&P Ltd., an unrelated party.  Our Cleantech Energy Project will be located in Wyoming plans to use the energy asset of approximately 1.02 billion BOE of solid hydrocarbons.  On June 18, 2010, Cleantech Energy Company  purchased all of the right, title and interest in and to the energy asset, and all solid hydrocarbon BOE contained therein, and all other rights in and to the energy asset, including but not limited to the rights to produce the solid hydrocarbon from the property for commercial use from Interfuel E&P Ltd. pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement between Interfuel E&P Ltd, an unrelated party, and Cleantech Energy Company.  This solid hydrocarbon BOE energy asset is located adjacent to Cleantech Energy’s proposed Cleantech Energy Project, an Ultra Clean Btu Conversion project that is being designed to produce 30.6 million BOE/yr of pipeline quality SNG and capture and fully utilize the CO2 produced during the SNG manufacture. The Company believes this solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of PRB coal.  The 1.02 billion BOE described elsewhere in this prospectus equals the energy content of the net tons of PRB referred to here.  Cleantech issued 714,041 shares of its no par value preferred stock and assigned an aggregate value of $1.00 for the shares issued.   In future periods when the BOE asset is utilized in the gasification process, Cleantech will record an expense of $0.70 per BOE with a corresponding increase in the Company’s paid in capital.  Once commercial operations have begun, the preferred stock will earn a 5% annual dividend payable on a quarterly basis. Annual redemptions of preferred stock will be dependent on the net income of Cleantech.  Provided there is net income in a given year, Cleantech has the option to redeem such amount of preferred shares that is equal to not less than 7% and not more than 10% of net income in that year. Any preferred stock remaining after 20 years from the date of commercial operations may either be redeemed at that time, or, at the option of Cleantech Energy, may be converted to Cleantech Energy Company’s common shares, according to this formula:  for every one percent (1%) of the original estimated value of preferred shares (1,020,058,000 BOE X $.70=$714,040,600) that is remaining at that time, Interfuel will be entitled to one-half of one percent (0.5%) of Cleantech Energy Company common shares then issued and outstanding. Additionally, Cleantech Energy will pay $70 million to Interfuel upon receipt of financing and start of construction for the proposed Cleantech Energy Project facility and related solid hydrocarbon BOE production. In the event Cleantech Energy Company does not commence construction of the Cleantech Energy Project for any reason other than willful misconduct by June 18, 2012 (or, if extended for one year, by June 18, 2013), Interfuel E&P Ltd. may terminate the contract resulting in an unwinding of the transaction pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement whereby Cleantech Energy Company would re-convey the energy asset to Interfuel E&P Ltd., which then would return the preferred shares to Cleantech Energy  Company.  While we believe the parties intend to mutually extend the agreement if necessary, we can give no assurances of that or that the construction of the Cleantech Energy Project will commence by this deadline and, as a result, we may not be able to receive commercially feasible quantities of the solid hydrocarbon which may have a negative impact on this project as discussed below.

We do not own proven or probable reserves in connection with any of our projects nor do we know if it is commercially feasible to receive a sufficient quantity of BOE from our solid hydrocarbon energy asset to support the development and operation of our Cleantech Energy Project.  Construction of the Cleantech Energy Project will depend, in part, upon our confirmation that it is economically feasible to extract a sufficient quantity of BOE from the solid hydrocarbon energy asset and upon future delivery of the solid hydrocarbon energy asset to support the development and operation of that project. If we determine that we will be unable to extract a sufficient quantity of BOE from the energy asset or if we are unable to receive a sufficient quantity of solid hydrocarbons from this energy asset to justify the construction of the Cleantech Energy Project, we may decide to redesign, relocate, develop alternate feedstock supplies, delay, or elect not to proceed on the development of this, or another, project.  Furthermore, if we determine that it is not commercially feasible to receive our solid hydrocarbon energy asset, we may be required to write off the value of the asset or to record an impairment or other charge on our consolidated financial statements that could have a material adverse effect on our business, financial condition and results of operations.

Cash Position and Outstanding Indebtedness

Our total indebtedness at December 31, 2010 was $7,820,972, consisting of current liabilities due within the year. Current liabilities consist of accounts payable, advances from related parties, accrued expenses and the Note for the acquisition of Lima Energy.  At December 31, 2010, we had current assets of $40 in cash. We had long term assets of $0 at December 31, 2009 and $1 at December 31, 2010.

For the nine months ended September 30, 2011 and September 30, 2010

Revenues

We had no revenues for the nine months ended September 30, 2011 and no revenues for the nine months ended September 30, 2010, and do not anticipate any significant revenues for twenty-four to thirty-seven months following the closing of the funding of our anticipated projects.

Operating Expenses

Our operating expenses include the following:

General and Administrative Expenses

Our general and administrative expenses for the nine months ended September 30, 2011 totaled $1,667,276 and for the nine months ended September 30, 2010 totaled $1,158,927.  The primary components of our expenses for the nine months ended September 30, 2011 were salary expenses, professional fees and SEC compliance activities and for the nine months ended September 30, 2010 were organizational activities, salary expenses and SEC compliance activities.

Interest Expense

As part of the Lima Energy acquisition on June 11, 2010 as amended, the Company issued a senior secured note to GEI, a related party, for $6.4 million, with 7% per annum accrued interest, which is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or September 30, 2011 (the “Note”). The Company has recorded an expense for this interest for the nine months ended September 30, 2011 in the amount of $338,070.  For the nine months ended September 30, 2010 the Company recorded an expense of $137,226.  At September 30, 2011, the Note balance of principal and interest was cleared by the issuance of 1,004,356 shares of common stock to GEI.

Income Taxes

For the nine months ended September 30, 2011 and the nine months ended September 30, 2010, there was no provision for income taxes recorded.  The Company uses the liability method in accounting for income taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The potential benefit of net operating loss carry forwards has not been recognized in the accompanying financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

The net operating loss carryforwards for income tax purposes are approximately $3,052,000 and will begin to expire in 2029. However, pursuant to Section 382 of the Internal Revenue Code, use of the Company’s net operating loss carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three year period. Ownership changes could impact the Company’s ability to utilize net operating losses and credit carryforwards remaining at the ownership change date. The limitation will be determined by the fair market value of common stock outstanding prior to the ownership change, multiplied by the applicable federal rate.

Net Loss

For the nine months ended September 30, 2011, we experienced a net loss of $1,667,276, and for the nine months ended September 30, 2010 we experienced a loss of $7,735,582, which included the one-time impairment charge of $6,439,429 for the Lima Energy asset.
We anticipate losses from operations will increase during the next twelve months due to anticipated increases in payroll expenses as we add necessary staff, increases in legal and accounting expenses associated with becoming a reporting company, and project development expenses. We expect that we will continue to have net losses from operations for several years until revenues from operating facilities become sufficient to offset operating expenses.

Basic and Diluted Net Loss per Share

Our net loss for the nine months ended September 30, 2011 was $0.02 per share and $0.10 per share for the nine months ended September 30, 2010.

Liquidity and Capital Resources

We have had no revenues since inception, and no revenues for the period ended September 30, 2011.  As of September 30, 2011, we had $720 of cash.  We have obtained cash for operating expenses through advances from stockholders.  While the technology we intend to utilize is currently operational at some facilities in the United States, we do not yet have an operating commercial facility, and we anticipate it will be approximately twenty-four months and thirty-seven months from the date of the project’s financing until the CCGT phase or Gas 1 phase, respectively, are constructed and operational at our Lima Energy Project.  Once the first phase is completed and fully operational, we should begin to receive revenues from plant operations, but we cannot predict exactly when those revenues will start. We expect to commence commercial operation of Gas 1 within approximately 37 months from the date of Gas 1 project financing and of CCGT within approximately 24 months from date of CCGT project financing.

Net Cash Used by Operating Activities

Our primary uses of funds in operations were payments related to organizational activities, salary expenses, interest expense, and SEC compliance activities for the nine months ended September 30, 2011 and payments related to organizational activities and salary expenses for the nine months ended September 30, 2010.

During the nine months ended September 30, 2011, we reclassified $35,000 of accrued liabilities to accounts payable.

Net Cash Used In Investing Activities

We did not engage in investing activities for the nine months ended September 30, 2011 or for the nine months ended September 30, 2010.

Net Cash Provided by Financing Activities

We received cash from financing activities through advances from stockholders of $193,978 for the nine months ended September, 2011 and $148,735 for the nine months ended September 30, 2010.

Major Acquisitions

We did not make any major acquisitions during the nine months ended September 30, 2011.

Cash Position and Outstanding Indebtedness

Our total indebtedness at September 30, 2011 was $2,217,954, consisting of current liabilities due within the year. Current liabilities consist of accounts payable, advances from related parties  and accrued expenses.  At September 30, 2011, we had current assets of $720 in cash. We had long term assets of $1 at September 30, 2011.

Off-balance Sheet Arrangements

We do not have any obligations that meet the definition of an off-balance sheet arrangement and that have or are reasonably likely to have a material effect on our financial statements.

Contractual Obligations

As part of the Lima Energy acquisition, the Company issued a senior secured note, as amended, to GEI, a related party, for $6.4 million with 7% per annum accrued interest, which, as amended, was payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or September 30, 2011 (the “Note”).  The Company negotiated with GEI to clear the Note balance as of the September 30, 2011 due date.  GEI agreed to accept 1,004,356 shares of our common stock to clear the Note balance and accrued interest.  Accordingly, the Note was paid in full as of September 30, 2011 and the security on Lima Energy was released.  The senior secured note with accrued interest, totaling $7,030,489, was repaid on September 30, 2011 by the issuance of 1,004,356 shares of the Company’s common stock to GEI.

Future Capital Requirements

We have focused our efforts to date on obtaining large amounts of capital to fund its project development activity.  Our current business plan calls for new investment capital to fund our operations for the next twelve to twenty four months or until commercial operations at Lima Energy commence. Accordingly, we need to raise capital to provide working capital for the next two years in order to meet our funding commitments and business plan objectives.

As of the date of this prospectus, we have firm commitments for a total of $70 million in equity funding to meet both our project capital requirements and working capital requirements.  This total of $70 million in equity funding is comprised of equity lines of credit of up to $20 million from Kodiak Capital Group LLC (“Kodiak”) and up to $50 million from AGS Capital Group LLC (“AGS”), as described more fully elsewhere in this prospectus.  The $70 million in equity capital will be utilized as follows:  $2 million for Lima land purchase, $2 million for the Technology Innovation Center, $10 million to advance the Lima Energy project site, engineering and permit work, $10 million to advance the Cleantech Energy site, engineering, licensing and permit work, and the balance of $46 million for general corporate purposes.

Our ability to obtain up to $20 million in equity funding from Kodiak and up to $50 million in equity funding from AGS is contingent on the Company filing registration statements for the resale of all registrable securities called for by the Investment Agreement between Kodiak and USASF dated April 6, 2011 and the Reserve Equity Financing Agreement between AGS and USAFS dated May 16, 2011.  The registration statements must be declared effective and remain effective for the Company to access the equity lines.

We intend to finance our operations primarily through long and short-term borrowings, together with equity capital. In the event the Company raises additional funds due to investment demand and various financing options, the additional funds will further advance the Lima Energy Gas 1 project and add to corporate working capital to accelerate the business plan.

On May 16, 2011, the Company signed an agreement with AGS, a New York-based institutional investor, under which AGS has committed to purchase up to $50 million of the Company’s common stock, subject to certain conditions, at the Company's discretion. The Company expects to file a registration statement with the SEC covering the resale of any shares that may be issued to AGS under the agreement.  Once the registration statement is effective, of which there can be no assurance, AGS is obligated to purchase shares of the Company's common stock from time to time at the Company's discretion.  AGS’s commitment provides the company with the flexibility to obtain capital in increments of up to $2 million as growth capital is needed. The facility sets the purchase price at 90% of the Market Price as defined in the Reserve Equity Financing Agreement.  The Company expects to fully utilize the $50 million commitment amount over the agreement’s thirty-six month term in order to accelerate project milestones and fund corporate growth. The Company can terminate the agreement at any time without cost or penalty.  As of the date hereof, we have not filed a registration statement relating to the resale of up to $50 million in shares of our common stock to AGS.  While we hope to file such a registration statement as soon as possible, we can give no assurance that this will occur.

On April 6, 2011, we signed an agreement with Kodiak Capital, a New York based institutional investor, pursuant to which Kodiak committed to purchase up to $20 million of our common stock, subject to certain conditions, at our option.  We expect to file a registration statement with the SEC covering the resale of any shares that may be issued to Kodiak under the agreement.  Once the registration statement is effective, of which there can be no assurance, Kodiak will be obligated to purchase shares of our common stock from time to time at our option.  Kodiak’s commitment provides the company with the flexibility to obtain capital in increments of up to $5 million over a six month period as growth capital is needed. The facility sets the purchase price at 70% of the volume weighted average price over five consecutive trading days as reported by Bloomberg. We expect to fully utilize the $20 million in order to accelerate project milestones and fund corporate growth. We can terminate the agreement at any time without cost or penalty.

On October 21, 2011, we signed an engagement letter with an unrelated third party to act as an advisor and provide investment banking services including arranging a bond or note financing based on the BOE Energy asset in the amount of $350 million, which will be used to advance USASF projects and provide general growth capital for the Company.

On January 12, 2011, we entered into a non-binding term sheet with Socius CG II, a subsidiary of Socius Capital Group, for a commitment of up to $10 million in equity capital contingent upon our listing on the NASDAQ stock exchange for which we intend to apply.

Our cash requirements depend on many factors, including the pace of our project development activities and the employee team build-up to drive our future growth. Over the next four years, we expect to make significant expenditures to expand our projects currently under development and construction to bring them into commercial operation. We estimate that total project costs to bring each project into commercial operation will be approximately $497.0 million for full construction of Gas 1, approximately $1.02 billion for full construction of Gas 2, approximately $627.3 million for full construction of CCGT, and approximately $2.3 billion for full construction of Cleantech Energy Project. Project costs include capital, EPC and other owner costs incurred up to commencement of operations (such as interest during construction and development fees), but do not include annual fixed or variable facility operations and maintenance costs, including the cost of purchasing solid hydrocarbon feedstock which itself reflects the cost of extraction and delivery of the solid hydrocarbon.

We intend to finance a significant amount of the costs of these projects through a mix of equity and debt. The debt is expected to consist primarily of project-specific non-recourse debt using the assets of each project to secure such debt.  We will require substantial capital resources to fund the project costs related to our development and construction plan. Our ability to obtain adequate funding for our development and construction plan as well as for our working capital needs will depend on a variety of factors and cannot be guaranteed. We intend to focus on the $70 million equity capital to begin the financing for the Lima Energy Gas 1 phase, and then turn to the $400 million of Ohio Air Quality Development Authority bonds. While we have substantially completed the draft documentation for the Oho Air Quality Bonds, including the Offering Memorandum, Trust Agreement, Mortgage Security Agreement, and Deposit Account Pledge and Control Agreement, we have shifted the timing for the placement of the bonds due to our plan to utilize equity capital from Kodiak and AGS first.  We believe that this strategy will make the placement of the debt a more efficient process. While under the auspices of Ohio Air Quality Development Authority, the bond proceeds will be used by Lima Energy to complete construction of Lima Energy Gas 1 which is a cleantech facility being designed to deliver low cost SNG to Procter & Gamble Paper Products Company (“P&G”) under a long term contract and other customers.  We anticipate that the equity capital will be available in the first quarter 2012, although we can give no assurances that this will occur.

As the economy improves, we anticipate that the market for low cost clean energy and cleantech facilities such as Lima Energy Gas 1, will also improve.  The long term agreement for the sale of SNG to P&G, was extended by amendment nine times, but currently has expired, was for approximately half of the SNG to be produced from Gas 1.  A new agreement, extending the agreement for one year, continues to be reviewed by P&G.

Inflation

Due to our limited operating history with respect to the production of energy and energy producing fuels, our production offerings and supplies have not been subject to significant price fluctuations as a result of inflationary or other market conditions; however, certain of our product offerings and supplies may be subject to future price fluctuations due to inflationary and other market conditions. We believe that we will largely be able to pass such increased costs on to our customers through price increases, although we may not be able to adjust our prices immediately due to fixed price contracts for specific terms. In general, we do not believe that inflation has had a material effect on our results of operations in recent years. The effect of technological advances on costs has not been determined, and in some cases has not caused prices on certain products to decrease, which could have a negative impact on margins.

Changes in and Disagreements with Accountants

When we filed our Form 10-Q for the quarter ended September 30, 2010 on November 15, 2010, we believed we had the approval of Killman, Murrell & Company P.C., our independent registered public accounting firm (“Killman Murrell”) to file. However, this was a misunderstanding of our verbal communication with Killman Murrell and we did not actually have Killman Murrell’s consent to file.

On January 13, 2011, we agreed with Killman Murrell that Killman Murrell would resign as our independent registered public accounting firm, effective immediately. The termination of the auditor-client relationship was approved by our audit committee on January 19, 2011.

Killman Murrell sent a letter to the Company informing us that it resigned due to the following reasons:

•
Filing documents with SEC without auditor's approval. We do not agree with Killman Murrell's statement that documents were filed without their approval. Following the audit work for 2008 and 2009 we signed a separate engagement letter with Killman Murrell for quarterly reviews as we proceeded to upgrade the company to a full SEC reporting company. We believed that we were interacting with Killman Murrell in a process of review, comment, incorporation of comments, final document, and file. In each instance in which we filed documentation with the SEC, we supplied Killman Murrell with the draft documents, and then followed up with multiple email and phone communications. Due to the fact that the principal contact at Killman Murrell was on significant medical leave (hospital and recovery) for a considerable period of time, we often had to depend on messages left with or passed through Killman Murrell staff. In each event, after multiple communications to inquire as to whether there were any further comments, upon receiving, or being told there were, none, we would file the relevant document with the SEC to meet the SEC's required deadline. In instances where we did have Killman Murrell comments, we incorporated those changes and returned the document to Killman Murrell for any further comments. Upon receiving no comments, or being told there were none, we filed the relevant document to meet the SEC's required deadline.

•
Filing Form 10-Q without reviewed financial statements. We do not agree with Killman Murrell's statement that any Form 10-Q was filed without reviewed financial statements. We believed that our interim financial statements in our Form 10-Q for the quarter ended September 30, 2010, filed on November 15, 2010, were reviewed by Killman Murrell. We engaged Killman Murrell as our auditor to conduct a review of interim financial statements. We submitted the draft financial statements and the Form 10-Q to Killman Murrell several times for comments, and ultimately followed up with multiple Killman Murrell contacts prior to any filing. Killman Murrell’s view is that difficulty receiving requested documentation from the Company led them not to finalize the financial statement review process before the filing of the Form 10-Q for the quarter ended September 30, 2010. We were unaware of this position until the auditor resignation. It is our intent to engage our auditors and, as part of our year-end audit work, to amend our Form 10 and Form 10-Q pursuant to rule 8-03 of Regulation S-X and provide interim financial statements reviewed by our independent public accountant using professional standards and procedures for conducting such reviews under generally accepted auditing standards as may be modified or supplemented by the SEC.

•
Differences of opinion as to answers included in responses to SEC comment letters. We were not informed by the auditors what answers to SEC Comment letters, if any, they disagreed with or that represented a difference of opinion.

•
Un-reconciled differences related to valuation of BOE energy asset. We did have a disagreement with Killman Murell regarding the valuation of our barrel of oil equivalent (BOE) energy asset.  Each of our 2010 annual audit subsequent events, second quarter 2010 interim financials, and third quarter 2010 interim financials included the BOE energy asset (with 70¢/BOE basis), including filings that we believed were reviewed by Killman Murrell. It was our understanding that our second quarter 2010 and third quarter 2010 financials with BOE energy asset were correct. However, we are aware that Killman Murrell subsequently developed a view that there may be a different accounting treatment needed for this asset. According to Killman Murrell, the disagreement stems from the fact that the asset was, at one time, owned by a related party, and that the Energy Contract related to the asset is computed on a BOE basis, which constitutes a different approach for solid hydrocarbons. In view of the fact that the disagreement had not been declared a disagreement, no audit or other committee of our Board of Directors, nor the Board of Directors itself, discussed the subject matter with Killman Murrell. However, the Chairman of the Board of Directors, in that capacity, and in the capacity of Chief Financial Officer, did discuss this subject matter with Killman Murrell.

On March 28, 2011, our Board of Directors approved the selection and re-engagement of, Killman Murrell as our independent registered public accounting firm.

Upon subsequent discussions with Killman Murrell and the staff of the SEC, we agreed that a restatement of our quarterly report on Form 10-Q for the period ended September 30, 2010 filed on November 15, 2010 was necessary. We filed Form 10-Q/A amending Form 10-Q for the period ended September 30, 2010 filed on November 15, 2010 reflecting the restatement on May 26, 2011. We agreed with Killman Murrell that we would account for our acquisitions of the BOE energy asset and Lima Energy Company in a more conservative manner for the annual report on Form 10-K for the period ended December 31, 2010 and for all subsequent periods. The restatement of our financials for the quarter ended September 30, 2010 highlighted one time accounting changes for the acquisitions of the BOE energy asset and Lima Energy Company.

The misunderstanding of our verbal communications with Killman Murrell represented a material weakness in our internal control over financial reporting.  In order to remediate this material weakness, we began requiring more explicit communications and written consensus between Killman Murrell and our senior management. We included this requirement in our formal program of internal controls over of financial reporting as of July 15, 2011.

Business

Our company

The Company was formed to address and satisfy America’s growth market for ultra clean energy products for improved efficiency and reduction of harmful emissions including greenhouse gases. Currently, the company employs 10 people.   We are a development stage company and, as of September 30, 2011, had $720 of cash on hand, no inception to date revenues, and there are substantial doubts about the Company’s ability to continue as a going concern.  We utilize the knowledge, expertise and operational experience base of our management and technical team in addition to licensing third party technology rights in order to develop our ultra clean Btu conversion business in the United States of America to market cost-competitive products such as ultra clean synthetic natural gas (“SNG”), and electricity, and possibly hydrogen (“H2”), ultra clean diesel, gasoline and jet fuels, and related products (discussed more fully in this prospectus under  -Cost advantages). We will seek to secure profitable off-take agreements and sales for our product line and realize attractive returns and cash flows to create shareholder value.  America and the world are re-tooling the energy business to be cleaner and greener, and we believe the Company is well positioned to profit from this significant growth opportunity.

For the purposes of this Prospectus, the term “ultra clean” as used throughout conforms with the usage of this term within the industry in general and specifically within the United States Department of  Energy and the National Energy Technology Laboratory, particularly with their announcement of the “Ultra-Clean Transportation Fuels Initiative,”  wherein the goal was to produce energy products that meet or exceed USEPA Tier II emission standards for nitrogen oxides, particulate matter, and sulfur.(10)

We are an environmentally focused alternative energy company pursuing clean energy solutions based on gasification and other proven ultra clean Btu conversion technologies. Our goal is to develop, construct, own and operate gasification facilities, certain of which will employ SNG gas and Fischer Tropsch liquid production technologies. Gasification facilities cost-effectively convert lower value, solid hydrocarbon feed sources such as coal or petroleum coke (“petcoke”) into higher value, environmentally cleaner energy sources such as SNG, which is virtually identical to natural gas, Synthetic Gas or Fischer Tropsch liquids such as gasoline, jet and diesel fuel.

”Lower value” feedstock is compared to “higher value” products to demonstrate the significant economic advantages of converting solid hydrocarbon to SNG or liquid transportation fuel products.  For the purposes of this prospectus, hereinafter the terms “solid hydrocarbon(s)”, “feedstock(s)”, and “solid hydrocarbon feedstock(s)” are used interchangeably in the remainder of the prospectus.  For this discussion, the terms “lower value” and “higher value” refer to the approximate market cost of the sources on a barrel of oil equivalent basis, which equals an equivalent energy content basis of 5.8 million British thermal units.  For “lower value” feed sources like coal or petcoke, this market cost is in the range of approximately $4.87 - $10.14 per barrel of oil equivalent.  As examples of “higher value” energy sources, SNG has a current market cost of approximately $24.15 and projected market cost in 2018 of $39.96 per barrel of oil equivalent, and liquid transportation fuels have a market cost of approximately $142.61 per barrel of oil equivalent.   The produced energy sources such as SNG and liquid transportation fuels are considered to be “environmentally cleaner” compared with the coal or petroleum coke feed sources because they produce significantly reduced emissions of materials  of concern such as sulfur oxides (“SOx”), NOx, and particulates when burned compared with coal or petroleum coke

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BACK UP BARRELS OF OIL EQUIVALENT (“BOE”) CALCULATIONS FOR LOWER AND HIGHER VALUE ENERGY SOURCES

Following are listed nominal values for use in the calculations and a summary of the calculated information.

Coal and Petcoke:
•	Assume two representative cases:
o	$12.41 average per ton for Wyoming Powder River Basin (“PRB”) coal.(11) and
o	$49 midpoint per ton for 6.5 percent sulfur containing Petcoke(12)

•
PRB Coal (southern) has an energy content of approximately 8,700 – 8,800 Btu per pound.(13)  We believe the PRB coal contained within our 1.02 billion BOE energy asset has lower energy content, therefore, 7,400 Btu per pound or 14.8 million Btu per ton has been used for these calculations.

•	Petcoke has an energy content of approximately 14,000 Btu per pound or 28 million Btu per ton.(14)

One Barrels of Oil Equivalent (“BOE”) has an energy content of 5.8 million Btu per BOE.

Natural Gas – Assume two cases with Market price of:
•	$4.164 per million Btu Henry Hub Natural Gas Futures settlement price for December 2010 as of November 22, 2010(15), and
•	$6.89 per million Btu Henry Hub Natural Gas Futures settlement prices average for 2018 as of May 5, 2011.(7)

Transportation Liquids –
•	Assume Diesel at an average market price of $3.184 per gallon as of November, 15, 2010(16)
•	Diesel (#2) has an energy content of 129,500 Btu per gallon.(17)

Lower Value Coal and Petcoke

Coal:	(14.8 million Btu/Ton) / (5.8 million Btu BOE) = 2.55 BOE / Ton
Petcoke:	(28 million Btu/Ton) / (5.8 million Btu / BOE) = 4.83 BOE / Ton

Coal:	($12.41 / Ton) / (2.55 BOE/Ton) = $4.87 per BOE
Petcoke:	($4.000 / Ton) / (4.83 BOE/Ton) = $10.14 per BOE

Higher Value Natural Gas

($4.164 / mmBtu) * (5.8 mmBtu / BOE) = $24.15 per BOE
($6.95 / mmBtu) * (5.8 mmBtu / BOE) = $40.31 per BOE

Higher Value Transportation Liquids (Diesel)

(5.8 million Btu/BOE)/ (129,500 Btu/gallon) = 44.79 gallons/BOE
($3.184 / gallon) *(44.79 gallons/BOE)  = $142.61 per BOE

Conclusion

As can be seen, the nominal range of cost per BOE for feedstock (coal and petcoke) is significantly lower than the higher value market price of our products shown on a dollar per BOE basis.  We believe our cost of production of these products is materially below the current and forecast market prices.

******

Gasification and associated technologies represent emerging segments of the energy market. Based on our team’s knowledge, expertise and operational experience, as well as our focus on gasification technology as a business, we believe we have the team in place to become an experienced gasification and alternative energy company in the United States.

Btu conversion technologies:   Btu conversion technologies represent a series of processes which, collectively, convert lower value, solid hydrocarbons such as renewables, petcoke, or coal into higher value, ultra clean energy products. See the discussion immediately above.  The solid hydrocarbon feed initially is converted to synthetic gas (“SG”), which is a mixture of carbon monoxide (“CO”) and H2, using gasification technology – the core Btu conversion technology process.  Next, the SG is cleaned by downstream processes to remove materials of concern commonly associated with the solid hydrocarbons such as particulates, sulfur compounds, and mercury.  The purified SG may be used as a fuel for the generation of electric power at an Integrated Gasification Combined Cycle (“IGCC”) power plant such as the Wabash River facility which has been called one of the cleanest coal-based power plants in the world by the United States Department of Energy.(18), (19), (20)

Additional Btu conversion technologies allow the SG to be converted further into other ultra clean, high value, energy products such as SNG, Fischer Tropsch liquid fuels such as ultra-low sulfur diesel and jet fuels, and H2, to name a few.  A key component of Btu conversion technology is that virtually 100 percent of the carbon dioxide (“CO2”) produced during the manufacture of these ultra clean energy products is separated, captured and made available to others for Enhanced Oil Recovery (“EOR”) operations or for long term carbon capture and storage (“CCS”) options, thereby significantly limiting the emissions of this greenhouse gas to the environment. Enhanced Oil Recovery is a process in which CO2 is injected into oil field reservoirs to stimulate additional oil production.   The injected CO2 acts as a pressurizing agent and, when dissolved into the underground crude oil, also significantly reduces the oil viscosity, enabling the oil to flow more rapidly through the earth to a removal well.  At the Weyburn Oil field in Canada, for example, an estimated additional 130 million barrels of oil will be produced over 25 years by the injection of 20 million tons of CO2 which was sourced from the Dakota Gasification project discussed  in  this prospectus under Business: Gasification, SNG, Fischer Tropsch liquids, and IGCC Production Technologies:  Proven technologies .(21) It should be noted that Lima Energy Company (“Lima Energy”) has an agreement to sell the captured CO2 at its facility to Cambridge Resources at an agreed upon fixed price as discussed elsewhere in this prospectus.  While Lima Energy has this agreement with Cambridge Resources for it to purchase the produced CO2 “at the fence”, it has been over three years since the two parties have discussed how Cambridge Resources will implement its CCS and EOR strategy.  However, while Lima Energy will have an interest in a successful CCS and EOR strategy, an agreement on such a strategy may not be necessary.  Cambridge Resources is expected to work with Carbon Management Technologies, LLC (“CMT”), its parent, which has the CCS and EOR expertise, on an appropriate CCS and EOR strategy.  A definitive strategy, agreeable to both Lima and Cambridge Resources, ultimately will be influenced by any new requirements placed on Lima Energy during the permit update process.  It is reasonable to anticipate that the strategy will be incorporated into the existing Lima Energy –Cambridge Resources agreement by amendment.

The Company’s senior management and technology team have, on a combined basis, 300 man-years of relevant industrial experience with gasification and related Btu conversion technologies.  We have arrived at this figure by adding up the years of relevant industrial knowledge, expertise and operations of USASF personnel and personnel to whom we will have direct access from GEI as needed:  see the table immediately below.  As some of our personnel have peripheral experience, their years of experience have not been included.  The knowledge, expertise and operational experiences of our management team at the Wabash Gasification Facility in West Terre Haute, Indiana and the Westfield Development Centre in Fife, Scotland, in which the Company has no ownership interest, provide the Company with an experience base that is unique within the industry. Btu conversion technology offers the United States the way to convert its abundant energy reserves of solid hydrocarbons such as coal into the more environmentally responsible realm of liquid and gaseous fuels, limiting our energy and economic dependence on foreign energy sources.

USA Synthetic Fuel Corporation Synthetic Fuel Industry Experience
Name	Position	Years of Experience and Summary
J.R. Bowden	Chairman Emeritus	47 Years • Chief Operating Officer, US Synthetic Fuels Corporation (US Government) • Conoco Division President, Bechtel Senior Vice President • Chairman, Global Energy, Inc.
H.H. Graves	Chairman	24 Years • Founder and CEO, Global Energy, Inc. • Acquired British Gas Westfield Development Centre • Acquired Dow Gasification Technology and Wabash River Energy Gasification Facility
S. C. Vick, PhD	President, CEO, USASF
30 Years
•  Ph.D. Chemist, MIT
•  Chief Technology Officer, Global Energy, Inc.
•  Major corporation gasification and related technical investigations & business management experience
•  Environmental technology and regulations
•  Chemical, engineering & plant technical support
•  General Manager Wabash River Energy Gasification Facility

D. N. Lockwood, PE, QEP	Senior Advisor
35 Years
•  Registered Professional Engineer in three states and Qualified Environmental Professional
•  Oil industry experience, including Project Management, Prudhoe Bay Alaska Oil Field Facilities
•  Global Energy, Inc. and USASF project director, responsible for  technical and permitting of USASF projects

M. Musulin II, PhD	Vice President	30 Years • Ph.D. in Public Policy – Energy • Standard Oil, Old Ben Coal Co. • President of KY Coal Association
J. E. Scott	Operations Manager	55 years • British Gas development and operation of fixed bed gasification technology • Gasification site manager, Westfield Development Centre
G. Hudson	Senior Engineer	35 Years • British Gas technical and operations supervisor • Fife Energy, Ltd. Senior Engineer
J.T. Holden	Director, Risk Management	25 Years • Insurance, business and contract/project risk management • Gasification facility insurance and risk services
A.J. Leitch, PhD	Senior Manager, Gasification Engineering	21 Years • British Gas Process Design supervisor • Process Manager
A. J. McMann	Engineering Manager	32 Years • British Gas facility and power plant engineer and supervisor
D. Herd	Operations Manager	39 Years • British Gas Gasification Operations
T. Kyle	Electrical Engineer	30 Years • British Gas and Facility Engineering

* Note: List includes only USASF team members with 10 years or more experience.

Our corporate philosophy emphasizes the ethical stewardship of the earth and its resources.  We believe in the significant environmental benefits of our ultra clean Btu conversion technologies. We are committed to wisely managing the impact our facilities and resources have on the planet.  As a result, we believe our management and technical team members were among the first in the gasification and energy industries to advocate CCS of CO2 at our facilities.  While we cannot guarantee complete success in our CCS plans, we have been in discussions to bring pre-combustion CCS technology to our projects in the United States via CMT, a joint venture between GEI and HTC Purenergy, Inc. of Canada (“HTC”), as discussed more fully in this prospectus under Business: The Gasification Process:  Gas clean-up.”  With CMT and its founding joint venture partners, we also would have in excess of 250 man-years of CCS and related experience from which to draw in the CCS arena. HTC is not considered a related party to USASF or GEI, while CMT is considered a related party to USASF and GEI, as CMT is a joint venture between HTC and GEI, 46% of the stock of which is beneficially held by Harry H. Graves, our executive officer and chairman of our Board of Directors, and since our executive officer, Dr. Steven C. Vick, is also an executive officer of CMT.

USASF plans to launch its integrated business strategy to control its solid hydrocarbon feed supply and costs, with flexibility in sourcing, to ensure continued low-cost production to satisfy sales commitments and create acceptable margins from its operations with the following major assets:

•
Lima Energy Company and the Lima Energy Project:  In June 2010, the Company entered into an agreement with and acquired from GEI, a related party, all of the outstanding stock of Lima Energy, now a wholly-owned subsidiary of the Company and the project company for the Lima Energy Project.  GEI is considered a related party to the Company since our executive officer and chairman of our Board of Directors, Harry H. Graves, is also an executive officer of GEI and is beneficial holder of 46% of the stock of GEI.  In exchange for Lima Energy stock, the Company paid GEI $6.4 million which represents the book value of construction-in-progress to date, and GEI retained a 50% equity interest in Gas 1, the first phase of the Lima Energy Project.  Payment of the consideration for this asset was made with a senior secured note to GEI dated as of June 11, 2010, as amended (the “Note”).  The Note carried an interest rate of 7% per annum, and was payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or September 30, 2011.  GEI agreed to accept 1,004,356 shares of the Company’s common stock in exchange for the satisfaction of the principal balance and accrued interest on the Note.  Accordingly, the Note was paid in full as of September 30, 2011 and the security on Lima Energy Company was released.  The construction in progress is located on land owned by the City of Lima and will only become available for use by the Company when funding for the project is obtained and certain other conditions are met; therefore the entire investment in the asset is considered impaired by the Company’s management. The Company has recognized an impairment charge of $6.4 million.  Lima Energy has agreed that it will complete the project site purchase prior to engaging in any further construction activities at the project site.  The Lima Energy Project is being developed in three phases:  Gas 1, Gas 2, which combined are being designed to produce 8.0 million BOE per year of pipeline quality SNG, and Combined Cycle Gas Turbine (“CCGT”) which is being designed to produce 516 megawatt (“MW”) of electric power, as described in more detail below.

•
Cleantech Energy Company and the Cleantech Energy Project:  The Cleantech Energy Project is being developed by our subsidiary, Cleantech Energy Company.  The project will be located in Wyoming and it is our intent to use our energy asset of approximately 1.02 billion BOE of solid hydrocarbons which is described in more detail elsewhere in this prospectus.  The Cleantech Energy Project is being designed to produce 30.6 million BOE per year of pipeline quality SNG and to capture and utilize CO2 produced during the SNG manufacture in EOR and CCS applications.

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Solid hydrocarbon energy asset:  The Cleantech Energy Project will be located in Wyoming, and we plan to use the energy asset of approximately 1.02 billion BOE of solid hydrocarbons.  On June 18, 2010, Cleantech Energy Company  purchased all of the right, title and interest in and to the energy asset, and all solid hydrocarbon BOE contained therein, and all other rights in and to the energy asset, including but not limited to the rights to produce the solid hydrocarbon from the property for commercial use from Interfuel E&P Ltd. pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement between Interfuel E&P Ltd, an unrelated party, and Cleantech Energy Company .  This energy asset is located in Wyoming adjacent to our planned Cleantech Energy Project.  Mobil Mining and Minerals Company, which is not a related party to, and has no overlapping ownership interests with, either USASF or GEI, held the rights to the BOE Energy asset  and conducted the exploratory drilling during the time period from 1974 through 1981.  Mobil Mining and Minerals Company, a subsidiary of Mobil Corporation until its divestiture in 1996, was engaged in the business of mining and selling minerals including coal, phosphate rock, and fertilizers as well as sulfur recovered from Mobil Corporation’s operations.    At that time, Mobil Corporation (the parent company) was the second largest U.S. oil producer, behind Exxon Corporation.  Mobil Corporation and Exxon Corporation merged forming Exxon Mobil Corporation on November 30, 1999 in a transaction that valued Mobile Corporation at approximately $80 billion.  Because Mobil Mining and Minerals Company was a subsidiary, specific information on it is not readily available.  In the late 1970s and early 1980s, it owned leases on approximately 8600 contiguous acres in the Johnson County, Wyoming portion of the Powder River Basin coal region.  Powder River Basin coal has classical sub-bituminous characteristics.  The State of Wyoming owns all coal resources and leases them to companies.  The lease represents a right to produce the coal.  Once the coal is produced, it is owned by the lease holder or their designee.  Mobil conducted an assessment of the holding between 1974 and 1981, drilling over 400 holes spread across the acreage.  Those drilling records include a report characterizing the coal deposits.  These drill holes provided representative data on the aerial extent, depth and thickness of the three primary coal seams (Healy, Cameron, UCross), as well as proximate and ultimate analysis of representative samples from each seam.  Sometime after the drilling program, Mobil Mining and Minerals Company elected to divest these holdings for their own corporate reasons at that time, and Stoltz, a private investor, acquired the leases from Mobil Mining and Minerals Company.

GEI acquired the leases from Stoltz who indicated, at that time, their belief that a maximum of 694.9 million gross tons, and most likely 521.0 million potentially recoverable tons, of Powder River Basin coal could be expected to be to produce from the total acreage.  After Global Energy, Inc. acquired the leases from Stoltz, it commissioned Weir International, Inc. to prepare an updated, more definitive, report of the holdings and recoverable resources.  GEI made the drilling records available to Weir International, Inc. who prepared maps of each seam, depicting drill-hole location, depth, and seam thickness.  Drill hole density, used to delineate these seams and construct the isopach maps, was approximately 24.6 acres for Healy, 29 acres for Cameron and 49 acres for UCross.  Weir International, Inc. utilized all of the drill logs for the holes and topographical maps with approximate locations of the drill holes for the study area provided by GEI.  In addition, they also reviewed public information on the general geology of the area, and acquired topographic maps in appropriate computer format for use in locating outcrops of the seams and to create offset boundaries for streams and highways.  The available data for all of the drill holes were compiled into a database suitable for modeling using detailed computer software typically utilized by Weir International, Ltd.  The database was analyzed by the computer software and used to develop a geological model of the Healy, Cameron and Ucross seams.  They then prepared seam structure and coal thickness maps based on the geological model, and from that, determined the average thickness and coal quality for the Healy, Cameron and Ucross seams.  Weir International, Ltd. determined that the Healy, Cameron and Ucross seams had average thicknesses of 25.2 feet, 7.6 feet, and 27.6 feet, respectively.   We believe the computer generated isopach maps are more precise than those produced in the 1980’s.  From these data, Weir maps depict gross and net isopleths across the property for each seam.  These maps are typical of those used by mining companies to assess deposits.  Weir International, Inc. used the U.S. Geologic Survey Circular 891 (1983) to classify the estimated resources, conservatively considered areas that most likely would not be mined, such as proximity to public roads and property boundaries, and utilized a 92 percent recovery factor to estimate the potentially recoverable resources.  Weir International, Inc. report concludes that there are actually over 711 million tons in place, but that 402 million tons should be taken as the conservative potentially recoverable resource amount.  Ownership of the coal leases was subsequently transferred from GEI to Interfuel E&P Ltd.  The Weir International, Inc. report formed one basis of the Barrel of Oil Equivalent Energy Purchase & Sale Agreement between Interfuel E&P Ltd and Cleantech Energy Company.

Weir International, Inc. is a mining, geology and energy consulting firm founded in 1936.  The firm is comprised of 25 technical and administrative personnel with expertise in specialized engineering and management disciplines within the mining, geology and energy arenas with a broad and diverse client base across the country.  Their expertise includes geological and geotechnical engineering, geology and geologic mine modeling, mining engineering and planning, environmental engineering, coal and mineral processing, economic and financial analysis, reserve audits, economic analysis, asset appraisals, reserve valuations and feasibility studies.

Based upon these data, we believe this solid hydrocarbon energy asset consists of over 711 million tons of in place resources of which 402 million tons of PRB coal are potentially recoverable resources.  While it remains to be seen how much more coal can be produced above the 402 million net tons, we and Interfuel are in agreement that, based on the Weir International report, the 402 million net ton basis represents a conservative value and is the correct one to use. The 1.02 billion BOE described elsewhere in this prospectus equals the energy content of the net tons of PRB referred to here.  We have acquired the energy asset from Interfuel E&P as described in “Business:  Project Descriptions: Cleantech Energy Project.”  This approximately 1.02 billion BOE of solid hydrocarbons represents a 25 year, low cost feedstock supply for the Cleantech Energy Project.  Additionally, because the Cleantech Energy Project is adjacent to the solid hydrocarbon energy asset, transportation expenses would be minimized for this project, resulting in an additional economic advantage for the project.

In the event Cleantech Energy Company does not commence construction of the Cleantech Energy Project for any reason other than willful misconduct by June 18, 2012 (or, if extended for one year, by June 18, 2013), Interfuel E&P Ltd. may terminate the contract resulting in an unwinding of the transaction pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement whereby Cleantech Energy Company would re-convey the energy asset to Interfuel E&P Ltd., which then would return the preferred shares to Cleantech Energy  Company.  While we believe the parties intend to mutually extend the agreement if necessary, we can give no assurances of that or that the construction of the Cleantech Energy Project will commence by this deadline and, as a result, we may not be able to receive commercially feasible quantities of the solid hydrocarbon which may have a negative impact on this project as discussed below.

We do not own proven or probable reserves in connection with any of our projects nor do we know if it is commercially feasible to receive a sufficient quantity of BOE from our solid hydrocarbon energy asset to support the development and operation of our Cleantech Energy Project.  Construction of the Cleantech Energy Project will depend, in part, upon our confirmation that it is economically feasible to extract a sufficient quantity of BOE from the solid hydrocarbon energy asset and upon future delivery of the solid hydrocarbon energy asset to support the development and operation of that project. If we determine that we will be unable to extract a sufficient quantity of BOE from the energy asset or if we are unable to receive a sufficient quantity of solid hydrocarbons from this energy asset to justify the construction of the Cleantech Energy Project, we may decide to redesign, relocate, develop alternate feedstock supplies, delay, or elect not to proceed on the development of this, or another, project.  Furthermore, if we determine that it is not commercially feasible to receive our solid hydrocarbon energy asset, we may be required to write off the value of the asset or to record an impairment or other charge on our consolidated financial statements that could have a material adverse effect on our business, financial condition and results of operations.

Cleantech Energy Company plans to engage a contract production company to permit, finance, own and operate a facility to extract the solid hydrocarbon and deliver it to Cleantech Energy Company.  The third party solid hydrocarbon production operation, once permitted by the State of Wyoming, will essentially be a surface mining operation.  There are three seams of solid hydrocarbon, each overlain by overburden soil of varying depths – ranging from zero to over 100 feet.  The method and sequencing of overburden removal and stockpiling will be developed by the production company and described in detail in its application to the State of Wyoming.  While the initial operation of the facility will utilize the shallowest seam of coal, the production plan will seek to avoid or minimize repeated handling of overburden, and to optimize production of all seams in a given area methodically and optimally across the over 8600 acre leasehold.

As the facility currently is planned to be located at a suitable location within the leasehold site area, transport of solid hydrocarbon to the facility will most likely be by conveyor, backed up by large capacity truck, as appropriate.  Our current plan calls for feedstock to be delivered into covered structures in accordance with state requirements, for weather protection and to facilitate blending for optimum feedstock composition.  We have not yet identified or engaged a contract production company to permit, finance, own and operate a facility to extract the solid hydrocarbon and deliver it to the Cleantech Energy Project.  Preliminary discussions with potential production companies have indicated an estimated extraction cost of between $7.50 and $10.00 per ton for the Powder River Basin coal of the solid hydrocarbon energy asset.  This is consistent with the $9.23 per ton and $10.68 per ton costs for extraction of Powder River Basin coal as reported by Arch Coal, Inc. in its press releases announcing its results for the second quarter of 2010 and third quarter of 2011, respectively(52, 53).  This is an estimate only, and we cannot guarantee that the extraction costs we incur will be consistent with this estimate.

These projects are being developed to produce up to 8.0 million BOE and 30.6 million BOE of SNG annually, for the Lima Energy and Cleantech Energy Projects, respectively.  The Lima Energy Project also will produce up to 516 MW of electric power.  USASF has a continuing commitment to focus on developing its proven environmental technologies to produce low cost, clean energy products.  We believe that the Btu Conversion of domestically available solid hydrocarbons such as coal, petcoke and other solid materials into SNG and ultra clean transportations fuels can be a part of a multi-pronged approach to solve the issues surrounding energy independence for the United States, providing for the ethical stewardship of the earth and its resources, while satisfying and balancing the Company’s stakeholder interests.

The Company is in active development of the Lima Energy Project, which will be developed in three phases:  Gas 1, Gas 2 and CCGT, and is in the process of obtaining construction and permanent financing for Gas 1 and CCGT.  The Lima Energy Project was fully permitted and the initial contracts awarded for certain site preparation work and foundation work which began in 2004 and 2005. The Lima Energy Project received a Permit to Construct from Ohio Environmental Agency (“Ohio EPA”) in March 2002.  The project also received a Certificate of Need and Environmental Compatibility from the Ohio Power Siting Board , an arm of Public Utility Commission of Ohio in May 2002.  The project was issued a Stormwater Construction permit by Ohio EPA in February 2005.  These are the only permits affecting the ability of the project to engage in field construction.  The project was issued a technology license for the gasification process by Gasification Engineering Corporation “(GEC”) in April 2003, which was subsequently novated to ConocoPhillips upon their purchase of the technology in July 2003. As time and the project scope have evolved, we will modify the permits to reflect current regulatory requirements.

We expect to commence commercial operation of Gas 1 within approximately 37 months from the date of Gas 1 project financing and of CCGT within approximately 24 months from date of CCGT project financing. The prospect of growing electricity demand, particularly by 2012 and beyond, justifies our acceleration of the CCGT Project into the Gas 1 construction window.  A unique aspect of the Company’s intellectual property is that we can stage development to accelerate revenues and earnings such as bringing electricity to market through the CCGT prior to production of SNG.  The CCGT may enter the marketplace consuming pipeline natural gas then switch to SNG when Gas 1 is operational.  Successfully financing Gas 1 and CCGT will enable us to resume field work on Gas 1 and CCGT and facilitate financing for Gas 2. The Lima Energy project site is a brownfield site, having hosted heavy industrial activity dating back over 100 years.  Considerable demolition of the existing foundations and infrastructure will entail several months of “field work” and site preparation and grading before main construction actives can begin.  While some construction has been completed to date, our intention is to obtain the balance of financing ($497 million) before proceeding with either the preliminary field work or full construction.  Although we do not intend to commence this initial field work at this time without receipt of the full financing for Gas 1 of $497 million, some of this initial field work could be initiated with smaller, incremental funding prior to closure of the main project funding.  The Company also is developing our major facility in Wyoming, and we plan to use the approximately 1.02 billion BOE of solid hydrocarbon energy asset.  On June 18, 2010, Cleantech Energy Company  purchased all of the right, title and interest in and to the energy asset, and all solid hydrocarbon BOE contained therein, and all other rights in and to the energy asset, including but not limited to the rights to produce the solid hydrocarbon from the property for commercial use from Interfuel E&P Ltd. pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement between Interfuel E&P Ltd, an unrelated party, and Cleantech Energy Company, as noted elsewhere.  Engineering, technology licensing, and permit planning for this facility are progressing as described in “Business:  Project Descriptions:  Cleantech Energy Project”.  In the event Cleantech Energy Company does not commence construction of the Cleantech Energy Project for any reason other than willful misconduct by June 18, 2012 (or, if extended for one year, by June 18, 2013), Interfuel E&P Ltd. may terminate the contract resulting in an unwinding of the transaction pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement whereby Cleantech Energy Company would re-convey the energy asset to Interfuel E&P Ltd., which then would return the preferred shares to Cleantech Energy  Company.  While we believe the parties intend to mutually extend the agreement if necessary, we can give no assurances of that or that the construction of the Cleantech Energy Project will commence by this deadline and, as a result, we may not be able to receive commercially feasible quantities of the solid hydrocarbon which may have a negative impact on this project as discussed below.  We do not own proven or probable reserves in connection with any of our projects nor do we know if it is commercially feasible to receive a sufficient quantity of BOE from our solid hydrocarbon energy asset to support the development and operation of our Cleantech Energy Project. As a result, we may be required to abandon one of our gasification projects and record impairment or other charges on our consolidated financial

GEC, a related party, is leading the development effort with respect to technical and project tasks.  GEC is considered a related party because our executive officer and chairman of our Board of Directors, Harry H. Graves, is also the chairman and is the sole shareholder of GEC.  The following list of development tasks have been completed, are in draft, or otherwise in progress.

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A Draft License Agreement between Cleantech Energy Company and a confidential gasification technology provider, which is not a related party to either USASF or GEI.  We believe this agreement will be ready to execute upon Cleantech Energy Company funding, although we can give no assurances that this will occur and may find it necessary to locate an alternative gasification technology supplier.

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A Draft Technology Support Agreement between Cleantech Energy Company and a confidential gasification technology provider which , which we believe will also be ready to execute as a companion to the license agreement, although we can give no assurances that this will occur and may find it necessary to locate an alternative gasification technology supplier.  This document provides for long-term support during design, construction, commissioning and start-up; with the intent of ensuring successful operations.

•	A confidential gasification technology provider has submitted a technical description of its scope of supply, to facilitate design.

•	GEC has begun discussions with a firm to provide general contracting and steel fabrication services for the Cleantech Energy Project.

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GEC issued a request for proposal to its permitting consultant, and has received the requested proposal for development of a permit application package for the facility.  The three key elements of this effort are the air permit, the industrial siting permit and water rights.  Preparation of these applications is estimated to require six to nine months.  Normal agency approval and public comment periods are in the range of 9-12 months.  Permitting is therefore approximately a one and one-half year process, following notice to proceed for the consultant.

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Based on data provided by a confidential gasification technology provider in its scope of supply, GEC has developed a process material balance and solid hydrocarbon feedstock requirement analysis for the complete facility that will support the current quantity design production of synthetic natural gas.

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GEC has drafted a preliminary Cleantech Energy Development Plan for the facility, to facilitate design and permit preparation activities.  This will be continually refined as project development continues.

•	GEC has prepared a configuration and major equipment analysis to facilitate engineering activities.

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Based on information provided by a confidential gasification technology provider, GEC has prepared a preliminary capital and operating cost estimate for use in the pro forma economic analysis.  These will be refined as further development occurs.

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GEC has prepared a manpower plan for the Cleantech Energy facility, including preliminary wage and benefit analysis, and is comparing these to standard US Bureau of Labor Statistics for the Wyoming Region.  These will be refined as project development continues.

•	GEC has begun drafting a training plan, to ensure timely hiring and training of operators prior to commissioning, start up and operation of the facility.

Providing a specific timeline at this time is not feasible until sufficient funding is made available to support the gasification technology provider process design tasks, and for GEC to engage the engineer and permitting consultant to enable development of the permit applications.

The Company entered into a 10 year off-take agreement, which was extended by amendment nine times, but which currently has expired and is not in effect, discussed more fully elsewhere in this , for SNG from Gas 1 with Procter & Gamble Paper Products Company (“P&G”), a major industrial customer based in Ohio.  The next amendment, extending the agreement for one year, continues to be reviewed by P&G, who has recently indicated approval by the first of two internal approval levels.  However, as a result of informal discussion between P&G and us, P&G has indicated it intends to execute the next amendment but for the time being will defer execution of the amendment until a clear timeline for advancing the project is known.  We included amendment 10 in the exhibits for completeness, but acknowledge that it is not yet executed.  P&G has indicated that its approval will provide a one-year window for the project to achieve the next contractual milestone.  The Company’s integrated strategy is to control its solid hydrocarbon feed supply and costs, with flexibility in sourcing, to ensure continued low-cost production to satisfy sales commitments and create acceptable margins from its operations.  We believe USASF’s integrated strategy differentiates the Company and creates a competitive advantage for us.

The Company will require substantial additional capital resources to complete our development and construction plan and grow our business. Over the next four years, we expect to need $497.0 million for full construction of Gas 1, $1.02 billion for full construction of Gas 2, $627.3 million for full construction of CCGT, and $2.3 billion for full construction of the Cleantech Energy Project, as well as additional funds for the development and construction of our longer term projects for which we have concepts but which are not currently under development.   Project costs include capital, engineering, procurement and construction (“EPC”) and other owner costs incurred up to commencement of operations (such as interest during construction and development fees), but do not include annual fixed or variable facility operations and maintenance costs, including the cost of purchasing solid hydrocarbon feedstock which itself reflects the cost of extraction and delivery of the solid hydrocarbon.  We intend to finance a significant amount of the costs of these projects through a mix of equity and debt, which will consist primarily of project-specific non-recourse debt financing using the assets of each project to secure such debt combined with profitable off-take agreements.  Our ability to obtain adequate funding for our development and construction plan as well as for our working capital needs will depend on a variety of factors and cannot be guaranteed.  We plan to focus on the $70 million equity capital from Kodiak and AGS, discussed elsewhere in this Prospectus, to begin the financing for the Lima Energy Gas 1 phase, and then turn to the $400 million of Ohio Air Quality Development Authority bonds. While we have substantially completed the draft documentation for the Ohio Air Quality Bonds, including the Offering Memorandum, Trust Agreement, Mortgage Security Agreement, and Deposit Account Pledge and Control Agreement, we have shifted the timing for the placement of the bonds because of our plan to utilize equity capital from Kodiak and AGS first.  Management believes that this strategy would make the placement of the debt a more efficient process. While under the auspices of OAQDA, the bond proceeds will be used by Lima Energy to complete construction of Lima Energy GAS 1 which is a cleantech facility being designed to deliver low cost SNG to P&G under a long term contract and other customers.  There can be no assurance that the placement of the OAQDA bonds will be completed in a timely manner or that a market will develop for the bonds.  The Air Quality bonds will be nonrecourse to USASF. In addition to  placement of the bonds, Lima Energy is seeking financing for the CCGT and is in initial talks with third parties for investment in the CCGT itself as well as offtake agreements.  Construction of the CCGT can be integrated into and coordinated with, the Gas 1 construction effort when appropriate.

We focused our efforts in 2011 on strategies to obtain large amounts of capital to fund our project development activity.  Our current business plan calls for new investment capital to fund our operations for the next twelve to twenty four months or until commercial operations at Lima Energy commence.  Accordingly, we need to raise capital to provide working capital for the next two years in order to meet our funding commitments and business plan objectives.

At this filing date, we have firm commitments for a total of $70 million in equity funding to meet both our project capital requirements and working capital requirements, which are described more fully in “Financial Information: Management’s Discussion and Analysis of Financial Condition and Results of Operations: Future Capital Requirements.”  The $70 million in equity capital will be utilized as follows:  $2 million for Lima land purchase, $2 million for the Technology Innovation Center, $10 million to advance the Lima Energy project site, engineering and permit work, $10 million to advance the Cleantech Energy site, engineering, licensing and permit work, and the balance of $46 million for general corporate purposes.

We intend to finance our operations primarily through long and short-term borrowings, together with equity capital. In the event the Company raises additional funds due to investment demand and various financing options, the additional funds will further advance the Lima Energy Gas 1 project and add to corporate working capital to accelerate the business plan.

On May 16, 2011, the Company signed an agreement with AGS Capital Group, LLC ("AGS"), a New York-based institutional investor, under which AGS has committed to purchase up to $50 million of the Company’s common stock, subject to certain conditions, at the Company's discretion. The Company expects to file a registration statement with the SEC covering the resale of any shares that may be issued to AGS under the agreement.  Once the registration statement is effective, of which there can be no assurance, AGS is obligated to purchase shares of the Company's common stock from time to time at the Company's discretion.  AGS’s commitment provides the company with the flexibility to obtain capital in increments of up to $2 million as growth capital is needed. The facility sets the purchase price at 90% of the Market Price as defined in the Reserve Equity Financing Agreement.  The Company expects to fully utilize the $50 million commitment amount over the agreement’s thirty-six month term in order to accelerate project milestones and fund corporate growth. The Company can terminate the agreement at any time without cost or penalty.  As of the date hereof, we have not filed a Registration Statement on Form S-1 which relates to the resale of up to $50 million in shares of our common stock to AGS.  While we hope to file such Registration Statement on Form S-1 as soon as possible, we can give no assurance that this will occur soon or at all.

On April 6, 2011, the Company signed an agreement with Kodiak Capital, a New York based institutional investor, under which Kodiak has committed to purchase up to $20 million of the Company’s common stock, subject to certain conditions, at the Company’s discretion.  The Company expects to file a registration statement with the SEC covering the resale of any shares that may be issued to Kodiak under the agreement.  Once the registration statement is effective, of which there can be no assurance, Kodiak is obligated to purchase shares of the Company's common stock from time to time at the Company's discretion.  Kodiak’s commitment provides the company with the flexibility to obtain capital in increments of up to $5 million over a six month period as growth capital is needed. The facility sets the purchase price at 70% of the volume weighted average price over five consecutive trading days as reported by Bloomberg. The Company expects to fully utilize the $20 million in order to accelerate project milestones and fund corporate growth. The Company can terminate the agreement at any time without cost or penalty.

On October 21, 2011, the Company signed an engagement letter with an unrelated third party to act as an advisor and provide investment banking services including arranging a bond or note financing based on the BOE Energy asset in the amount of $350 million, which will be used to advance USASF projects and provide general growth capital for the Company.

On January 12, 2011, the Company entered into a non-binding term sheet with Socius CG II, a subsidiary of Socius Capital Group, for a commitment of up to $10 million in equity capital contingent upon the Company’s listing on the NASDAQ exchange, which is a goal of the Company.

Our markets

We intend to sell pipeline quality synthetic natural gas into the domestic natural gas market.  We believe the production of hydrogen from the gasification of solid hydrocarbon will have ready acceptance in the emerging automotive and fuel cell markets and we may decide to produce and sell hydrogen in the future if this market develops further.  We also may produce and sell ultra clean Fischer Tropsch liquids (i.e. diesel, gasoline and jet) into the transportation fuels markets, especially targeting the Department of Defense supply requests.  Additionally, we intend to sell electricity, derived from co-production of these energy products, into power markets.  Natural gas is an abundant, clean-burning fuel used primarily as a fuel for residential use (heating, air conditioning, cooking, etc), to produce chemicals, to generate electricity, and to heat buildings.

Natural gas industry background

Current United States Energy Information Administration projections of natural gas demand show steadily increasing requirements for the next two decades in the United States and even stronger demand globally due primarily to strong demand growth in developing markets, such as China. According to the United States Energy Information Administration’s 2010 Annual Energy Outlook, total United States natural gas production is anticipated to be approximately 20.1 trillion cubic feet  in 2010 and about 22.4 trillion cubic feet in 2030 and demand is anticipated to increase from approximately 22.5 trillion cubic feet per year in 2010 to 24.3 trillion cubic feet per year in 2030, yielding an average shortfall in natural gas production in the range of about 1.9 – 2.4 trillion cubic feet per year.(22)  During this same time period, the percentage of natural gas contributed by shale gas (mostly) and coalbed methane is forecast to increase from 17% to 34% of the total United States Production of natural gas.(23)  The Company believes that the lifting costs of natural gas from these sources will be significantly greater than from the conventional gas sources they will be replacing.(24)   Compounding this, according to the United States Energy Information Administration’s International Energy Outlook 2010 Highlights, worldwide energy consumption is projected to increase by approximately 50% from 2007 to 2035.(25)

New, unconventional sources such as shale gas and imported natural gas in the form of liquefied natural gas are suggested to fill this gap. We believe these new, unconventional sources are more expensive to produce and subject the market to higher price pressures. Companies in the United States are expanding their ability to receive liquefied natural gas.  The effect of increased reliance on liquefied natural gas to meet natural gas consumption demands subjects the United States market to greater price sensitivity and uncertainty.  However, the existence of significant shale gas initiatives may make such United States liquefied natural gas terminals less cost effective, resulting in liquefied natural gas favoring other international ports.

We believe that the anticipated growth in demand for natural gas in the United States can be met, in part, by significant investment in cost-effective SNG facilities.  We believe the growth in China and Asia Pacific will result in diversion of liquefied natural gas deliveries to international ports, thereby benefitting domestic production of SNG.(26), (27), (28)  Increased demand for natural gas or SNG for secure, clean, cost-effective power generation and alternative energy also will likely result from the pressures from clean air legislation, environmental regulations and concerns about rising levels of greenhouse gas emissions.

We also believe that consumption of natural gas will increase on a going-forward basis as a result of more stringent CO2 emission reduction requirements, thus increasing the projected gap between consumption and production beyond that anticipated by United States Energy Information Administration’s 2010 Annual Energy Outlook. The United States Congress is expected to address climate change legislation, but that notwithstanding, various states such as California have already enacted CO2 emission restrictions that favor natural gas as a fuel for power generation on a CO2 emission per kilowatt generation basis.(29)  In addition, we believe that, long term, the price of natural gas will remain sufficiently high as more costly unconventional production becomes increasingly used to satisfy consumer demand that will favor low cost SNG production.

Natural gas futures contracts traded on the New York Mercantile Exchange represent current market clearing prices. Although these prices do not extend beyond 2019, we believe they provide a reasonable perspective on price expectations for natural gas into the future. New York Mercantile Exchange closing prices for natural gas in the United States as of May 5, 2011(7) were as follows:

Year	2013	2014	2015	2016	2017	2018	2019

Natural Gas (1)	$5.43	$5.71	6.54	$6.33	$6.60	$6.89	$7.19

(1) Natural gas prices are Henry Hub market prices in United States dollars per million British thermal units .

These future prices are at projected levels that are above USASF’s expected costs to produce SNG under its integrated strategy by controlling its solid hydrocarbon feed supply and costs, with flexibility in sourcing, to ensure continued low-cost production to satisfy sales commitments and create acceptable margins from its operations.

Gasification, SNG, Fischer Tropsch liquids, and IGCC production technologies

Proven technology. Gasification processes, methanation processes for production of SNG, catalytic Fischer Tropsch processes, and IGCC production processes are well-established processes that represent emerging alternative technologies for the natural gas, power, and transportation fuels markets. Gasification has been in commercial use for more than 50 years around the world.(1), (2) Commercial coal gasification operations began in South Africa in 1955.(30) According to the United States Department of Energy and the National Energy Technology Laboratory, during the 1990s, worldwide gasification capacity grew by 50%, and during the period from 1999 – 2007, worldwide gasification capacity grew by 32%.(3), (4)  The 2007 World Gasification Survey, the most current study conducted by the United States Department of Energy in conjunction with the Gasification Technologies Council, shows that existing world gasification capacity has grown to 56,238 MWth of SG output.  This includes 144 operating plants with a total of 427 gasifiers, both operating and spare.(3) In its 2004 World Gasification Survey, the United States Department of Energy stated, “the reason for this long-term and continuing growth is clear: modern, high temperature slagging gasifiers have the ability to convert low value feedstocks into higher value products—chemicals, fuels and electricity—while meeting the most demanding environmental standards for air emissions, solids, water use and CO2 removal from the product gas.”(4)

As of October 21, 2010, a search of global gasification databases maintained by the Gasification Technologies Council(32) and by Zeus Virtual Energy Library(33) reveals there are approximately:
•	18 IGCC facilities in operation world-wide.
•	29 gasification facilities of any type in operation in the United States.
•	10 gasification derived SNG plants in operation world-wide.
•	4 operational and 3 developmental stage gasification projects based on FT Liquid facilities world-wide, including the very large Sasol facilities in South Africa.

The operational and economic viability of IGCC plants has been demonstrated in the United States by the operation of the Wabash River facility, which commenced operations in 1995, and by the IGCC facility operated by Tampa Electric Company at the Polk Power Station since 1996.(34) In addition, according to the United States Environmental Protection Agency (“USEPA”), a coal gasification plant producing SNG and other chemicals has been operating in North Dakota since 1984.(35)  This plant also engages in commercial CCS activity.

Cost advantages. Gasification and SNG production technologies (by virtue of converting low cost, solid hydrocarbon feeds, such as coal, petcoke or renewables such as biomass into higher value products such as SNG and Fischer Tropsch liquids) have distinct cost advantages over traditionally sourced liquid or gas fuels, such as petroleum derived fuels or natural gas.  According to the United States Energy Information Administration’s 2010 Annual Energy Outlook, the average price of United States coal is expected to decline slowly from $1.55 per million British thermal units in 2008 to $1.44 per million British thermal units in 2035, for an average decline of 0.3 percent per year over the entire period.(36)  During the same period, the price of Western United States coal is expected to increase slowly by approximately 0.5 percent per year from $0.80 per million British thermal units in 2008 to approximately $1.00 per million British thermal units in 2025.(36)  By comparison, as set forth in the table under “—Industry Background—” above, according to New York Mercantile Exchange projections(7), the market price of natural gas is expected to range between $5.43 and $7.19 per MMBtu from 2013 to 2019, a range higher than the projected cost to produce SNG via our gasification and SNG production technologies.

We believe that gasification products, such as SG and SNG, represent an environmentally attractive, economic alternative to the historically high and volatile costs of liquid and gas-based fuel sources, particularly natural gas.  Gasification and related technologies are flexible and consistently have been able to convert different low value solid hydrocarbon fuel sources with relatively stable price structures, such as coal, petcoke and renewables, into various higher value products including SG, SNG, Fischer Tropsch liquids, and H2. These are environmentally superior energy sources compared to the original solid hydrocarbon fuels, because such fuels produce significantly reduced emissions of materials of concern such as SOx, NOx, and particulates when burned compared with coal or petcoke. We believe that the most significant application of gasification is the conversion of coal and petcoke into SG or SNG at costs that compare favorably to current market prices for natural gas. The prices of solid hydrocarbons such as coal, on a Btu basis, historically have been considerably lower and less volatile than the price of natural gas.(37) We believe our low cost of manufacture together with our low cost feedstock will allow competitive sale pricing.  We also believe that the conversion of coal into SG and SNG to produce electricity provides cost advantages over natural gas and is cost competitive with traditionally sourced coal-based power generation, especially low-sulfur coal. Our detailed economic analysis, including the expected costs of capital, solid hydrocarbon feedstock, operations and maintenance, utilities, and other parameters suggests that we can produce SNG for well below the current or forecasted longer term selling price of natural gas of $5.81 - $7.21 per million Btu, as discussed above, and that we can produce electric power for well below the average longer term price of electric power which, according to the EIA  ranges from $0.086 - $0.102 per kilowatt hour between now and 2035, as forecasted by the United States Energy Information Administration’s 2010 Annual Energy Outlook.(38)

Clean energy source. In addition to this economic advantage, we believe that SG and SNG are alternative energy sources that are capable of addressing the current environmental concerns associated with traditional carbon-based fuel sources, particularly coal. The environmental benefits of gasification result from the capability to produce energy with extremely low SOx,  NOx and particulate emissions compared to burning coal and other solid fuels in conventional boilers. For example, according to a report issued by the United States Department of Energy in September 2000,(39) the atmospheric emissions from the Wabash River facility after the introduction of the IGCC technology were significantly lower than the emissions from the coal-fired boiler that the IGCC system replaced. Specifically, according to the United States Department of Energy:

•	SOx emissions were reduced by 96% from 38.2 lb/megawatt hours to 1.35 lb/ megawatt hours.

•	NOx emissions were reduced by 88% from 9.3 lb/ megawatt hours to 1.09 lb/ megawatt hours.

•	Particulate emissions were reduced by close to 100% from 0.85 lb/ megawatt hours to a non-detectable level.

We believe that the emissions of CO2 at the Wabash River facility were reduced by approximately 18%, on a megawatt hours basis as a result of the improvement in net plant efficiency.

We believe that, in addition to the reduction in CO2 emissions resulting from improvements in efficiency as demonstrated pursuant to installation of IGCC technology at the Wabash River facility, gasification offers a further environmental advantage in addressing concerns over the atmospheric buildup of greenhouse gases such as CO2. Through the utilization of gasification together with downstream gas cleanup processes, we believe that CO2 can be captured more cost-efficiently than in conventional coal power systems. Once captured, CO2 can be compressed and injected into deep saline aquifers or other secure geologic horizons, or used for EOR projects.  If follow up monitoring shows carbon is prevented from escaping into the atmosphere, it may be considered sequestered.

As SNG will meet the specifications for pipeline natural gas, a SNG-fueled CCGT has an essentially identical emissions profile, including CO2 release, as a CCGT using natural gas, the currently preferred fossil fuel.  In addition, it has significantly better environmental performance than a traditional coal-based power plant, with criteria pollutants such as SOx and NOx at a tenfold reduction and CO2 at a 50% reduction.  Therefore, solid hydrocarbon-derived SNG is both a superior use of solid hydrocarbon feedstock and can be adapted readily to post-combustion capture when that technology is perfected. We believe that a significant part of the expense associated with overall CCS from combustion exhaust is capturing the CO2. Gasification and SNG production technologies make it possible to capture carbon prior to combustion by converting CO produced during gasification into H2 and CO2 where the CO2 can be isolated using traditional gas conditioning process systems. These systems operate at high pressure which reduces the volume of gas requiring treatment. Capturing CO2 from a post-combustion exhaust stack, such as coal-fired power plants are faced with, is a more difficult and costly task due to the dilute CO2 concentration in the exhaust stack stream. There, stack gases are at atmospheric pressure where the volume of exhaust gas is much greater and the concentration of CO2 is much lower due to dilution by the large quantity of combustion air in the boiler. We believe that removing a concentrated CO2 stream in the pre-combustion phase as part of the gasification and methanation processes currently is easier, more cost-effective and removes more CO2 than a post-combustion step located at a conventional coal-fired power plant. We currently intend to implement significant pre-combustion CO2 capture at our facilities. We will explore the adoption of post-combustion carbon capture from combustion exhausts at such time as that technology becomes more mature. As a result, our projects are being equipped to capture CO2 produced in the pre-combustion stage, while also being designed to allow us to implement technology to separate and isolate CO2 in the post-combustion stage from combustion exhaust streams in the future. CO2 captured in the pre-or post-combustion stage can be used in EOR projects or CO2 sequestration. We intend to explore and undertake sequestration and EOR methods of CO2 management, within the framework of any additional costs required by the creation of an infrastructure for such methods, as well as the incremental oil revenue economics associated with EOR. Lima Energy has entered into a sales agreement with Cambridge Resources in which Lima Energy will sell the CO2 captured to Cambridge Resources for an agreed upon fixed price as described elsewhere in this prospectus.  While Lima Energy has this agreement with Cambridge Resources for it to purchase the produced CO2 “at the fence”, it has been over three years since the two parties have discussed how Cambridge Resources will implement its CCS and EOR strategy.  However, while Lima Energy will have an interest in a successful CCS and EOR strategy, an agreement on such a strategy may not be necessary.  Cambridge Resources is expected to work with CMT, its parent, which has the CCS and EOR expertise, on an appropriate CCS and EOR strategy.  A definitive strategy, agreeable to both Lima and Cambridge Resources, ultimately will be influenced by any new requirements placed on Lima Energy during the permit update process.  It is reasonable to anticipate that the strategy will be incorporated into the existing Lima Energy –Cambridge Resources agreement by amendment.  As a result, in the future, we possibly may benefit economically from EOR activities or by carbon credits which we may earn from CO2 that we are deemed to have permanently sequestered, although such economic benefit cannot be assured.

Abundant supply. Due to the abundant worldwide supply of solid hydrocarbon fuels such as coal, gasification, SNG production, and IGCC technologies represent a potentially large scale alternative to conventional natural gas and power generation. According to the latest United States Energy Information Administration estimates, recoverable coal reserves worldwide are estimated (as of January 2006) at 929 billion tons.(40) Coal is the most abundant fossil fuel resource in the United States, where recoverable coal reserves are estimated (as of January 2008) at 262.7 billion tons, also according to the United States Energy Information Administration.(40) These coal resources are widely distributed throughout the United States with recoverable reserves located in 33 states.(41) Based on current annual production of nearly 1.1 billion tons,(9) the United States has at least an approximate 250-year supply of coal. In addition, renewable feedstock for gasification and SNG production facilities, such as biomass and municipal waste, are readily available in the United States.

The Cleantech Energy Company’s BOE energy asset currently is not classified as “reserves,” and the Company has no plans to classify it as reserves as there is no reason to do so in the ultra clean, Btu conversion mode in which the Company operates.  Btu is converted into BOE at the ratio of 5.8 million Btu to one BOE. BOE conversion ratios are on an energy equivalence conversion method and do not represent a value equivalence.

We believe that due to gasification’s broad and dynamic matrix of potential inputs and outputs, reliance on globally abundant feedstocks, potential environmental benefits compared to other energy production methods and status as a proven and established process, we will be provided with a wide range of business opportunities and the flexibility to maximize value in an environment of high and volatile commodity prices.

The gasification process

Introduction

Gasification is a process that converts carbon-containing materials into SG composed primarily of CO and H2, the proportions of which can vary depending upon the conditions in the gasifier and the type of feedstock. Gasification occurs when a carbon-containing feedstock is exposed to steam at elevated temperatures and pressures in the presence of controlled amounts of oxygen. SG can be used as a fuel to generate electricity or steam or as a basic chemical building block in the petrochemical and refining industries.

The following diagram illustrates the major building blocks of the gasification process:

Gasifier

The heart of a gasification-based system is the gasifier. There are two basic types of gasifiers: fixed bed and entrained flow. Fixed bed gasification differs from entrained flow gasification primarily with regard to the method by which the system accepts feedstock, which in turn affects the size and types of incoming feedstock. Entrained flow gasifiers deliver the solid hydrocarbon feedstock within an entraining or carrier medium that may be either water (i.e., a slurry feed delivery), or gas (i.e., a dry feed pneumatic delivery).  The entrained flow gasifiers typically accept feedstock of less than one-quarter inch in size and use a pulverizing system to crush solid hydrocarbon feedstock, such as coal or petcoke. Fixed bed gasifiers maintain a solid hydrocarbon feedstock bed of fixed height and typically accept feedstock of one-quarter inch to three inches in size. As a result, in addition to coal and petcoke, fixed bed gasifiers can more easily use renewable feedstock containing carbon, such as wood, refuse derived fuel and sludge powder which have been processed into pellets or cubes. For the Lima Energy Project, we intend to utilize E-Gas™ technology which is an entrained flow gasifier utilizing water as the entraining or carrier medium.  For the Cleantech Energy Project, we currently plan to use an entrained flow gasification system which uses gas as the carrier medium (a dry feed pneumatic delivery).   In any possible future projects, we may decide to use either entrained flow gasifiers or fixed bed gasifiers depending on the requirements and objectives of the individual project.  It should be noted that both fixed bed and entrained flow gasifiers also may be referred to generically as slagging gasifiers because they operate at a temperature high enough to melt the mineral components of the feedstock into a synthetic aggregate, also known as vitrified frit, which is a glass-like material that is non-leachable. Synthetic aggregate is a marketable material with a variety of uses in the construction and building industries, such as road base and sea wall construction. Gasification is a closed process that has minimal air emissions and does not produce ash. Gasification technologies differ in many aspects but share certain general production characteristics.

Feedstock

Coal is the most common feedstock used in the gasification process. As described below, virtually all types of coal can be processed in gasifiers. Unlike conventional power plants, which typically avoid high-ash and high-sulfur coal due to regulatory emission compliance constraints, gasification facilities can readily process such types of coal. Gasification facilities remove the sulfur from the SG prior to use, thereby mitigating challenging regulatory limitations on sulfur emissions and broadening both the potential sources of feedstock supply and siting opportunities. In addition, other feedstock such as petcoke, and biomass such as refuse derived fuel and renewables may be used in gasification systems. While the specific type of feedstock used in any particular circumstances depends upon desired energy output, desired efficiency and other economic considerations, gasification technologies are versatile and flexible, depending only on the ability to properly introduce the solid hydrocarbon feedstock into the gasifier. As noted earlier, entrained flow gasifiers require the solid hydrocarbon feedstock to be sized to less than one-quarter inch.  Thus, feedstocks such as various coals, petroleum coke, and some biomass which can be appropriately sized can be utilized in the entrained flow gasifiers.  The fixed bed gasifiers require the solid hydrocarbon feedstock to be sized to between one-quarter inch to 3 inches.  Thus, feedstocks such as various coals, petroleum coke and biomass which can be appropriately sized to up to 3 inches can be utilized in the fixed bed gasifiers.   As a result, we are able to build plants which will use technology most appropriate to various considerations including the type of feedstock expected to be available to us in the long term at a particular location. In addition, once our plants are constructed as designed, we will be able to efficiently switch among different types of feedstock which can be appropriate sized for that gasifier type as necessary. In general, we expect that coal, including high-sulfur coal, and petcoke will be the primary feedstocks used with both the fixed bed and entrained flow gasification technologies which we may use in our projects. Refuse derived fuel and renewables usually are better suited to fixed bed gasifier designs.

Feedstock handling and storage

Feedstock handling is an important facet of the gasification process as most gasifiers can only process feedstock in a certain size or form that may require pre-treatment. Feedstock requires storage to ensure that periods of reduction in feedstock transport do not affect the flow to the gasifier. The feedstock must then be prepared and transported to the gasifier.  The intended solid hydrocarbon feedstock for the Lima Energy Project is petroleum coke, and the facility is being designed to provide for petroleum coke to be delivered to the facility by rail.  The site is bound on two sides by two mainline railroads and current design calls for the facility to have its own yard track to facilitate onsite transfer of shipments into storage.  The facility is being designed such that conveyor belts will move the material from the rail unloading area into storage and from storage into the feedstock preparation area, which includes milling and slurry preparation, before being pumped into the gasifiers.  Several sources of petcoke are known, and we believe this will provide desired flexibility and uninterrupted deliveries.  Coal will be an alternative feedstock if petcoke deliveries are interrupted.

Solid hydrocarbon feedstock deliveries for the Cleantech Energy Project in Wyoming are being designed to be local and by conveyor belt from a dedicated source co-located with the plant.  As with Lima, storage will be utilized to ensure smooth flow of feed into the plant and uninterrupted supply. Feed will be sized by milling prior to entrainment with a gas and subsequent injection into the gasification process.

Gas clean-up

Sulfur impurities in the feedstock form hydrogen sulfide and, to a lesser extent, carbonyl sulfide, which can be removed from the SG stream using commercially available technology and converted to liquid elemental sulfur to be sold for agricultural use. Depending upon the overall facility configuration, minor amounts of CO2 which are formed during gasification and also may be formed in downstream processes can be separated into a concentrated stream and removed using commercially available physical solvents.

Gasification has the capability to produce relatively low SOx, NOx and particulate emissions compared to conventional coal-fired generating plants. NOx emissions from an IGCC plant, even without selective catalytic reduction, as well as SOx emissions, are typically significantly below those of the current New Source Performance Standard for conventional coal-fired generating plants. Virtually all energy plants are subject to federal, state and local regulatory requirements, especially environmental requirements.  USEPA has established New Source Performance Standards (NSPS) for most types of emission sources.  NSPS establishes basic emission requirements applicable to different technologies and sizes of sources.  As examples, we note and compare here the lower, and typically significantly lower, emissions from an IGCC versus the NSPS limits for a conventional coal fired boiler.  NSPS is just one of many aspects of environmental regulation that each of our projects will have to address and incorporate in permit processes.  States generally mirror federal requirements and some local entities may also have requirements, but the federal requirements are typically most relevant.  For example, the proposed IGCC component of the Lima Energy Project currently is permitted for approximately 0.08 lb of NOx per MMBtu compared with the New Source Performance Standard for a conventional coal plant of 0.15 lb of NOx per MMBtu. Conventional coal-fired boilers use scrubbing technologies on the exhaust gas, which leave a significant solid waste residual commonly called fly ash, or simply ash, that must be disposed of in landfills or ash-settling ponds. Conversely, gasification technology results in the sulfur content of the carbon-based feedstock being largely removed in liquid form as molten sulfur as a saleable product and the ash content of the feedstock is melted to form a glassy or vitrified frit. Nitrogen oxides are a by-product of both coal and gas-fired power production that must be treated in conventional power plants with special control facilities, such as catalytic converters and “low-NOx” burners. Gasification plants, in contrast, dilute the SG stream with nitrogen or steam before it is used in the combustion turbine. This dilution minimizes the formation of NOx by causing the fuel to burn at a significantly lower temperature.

It is important to note that with SNG, the gasification and SNG production processes are collectively a closed system. Plant emissions will generally only be associated with fugitive emissions from feedstock handling, wet cooling towers and the flare, used for start-up, shut-down, and contingency conditions related to equipment malfunctions, for example.  Power generation associated with SNG production is by steam turbine generator and not combustion turbines and, therefore, does not have combustion related emissions.

As designed, our gasification facilities will have two additional byproducts: sulfur and vitrified frit. Sulfur is converted to elemental sulfur which has commercial value in the chemical and agricultural markets. Vitrified frit is not leachable and, as a result, has commercial value as a synthetic aggregate and is not considered to be a waste stream. Unlike traditional coal-fired power plants, the gasification process does not produce ash material. In addition, process waters from the various plant operations at a gasification facility will be recycled where possible or sent to a special “zero liquid discharge” unit. In this unit, nearly pure water is produced from the process waters along with a solid salt residue stream which is sent to a properly permitted disposal facility. Mercury in coal used as a feedstock is a hazardous constituent and must be handled properly. About 50% of the mercury from coal (petcoke generally does not contain mercury) ends up in the vitrified frit, where it is prevented from leaching by the inert characteristics of the material. The remaining mercury exits with the SG stream, where it is removed by downstream cleanup processes. These steps are expected to reduce the remaining mercury in the SG stream to levels below any current or anticipated regulatory limits.  The permit limit for mercury at our Lima Energy Project is below current regulatory limits for coal-based combustion.

Although USEPA is currently implementing its new CO2 reporting rule, CO2 is not presently regulated by the United States government, and it is considered a greenhouse gas and a significant contributor to global warming. Development efforts by third parties, including HTC, a company focused on providing CO2 management services, are currently underway to evaluate the use of various techniques to separate and capture CO2 in the post-combustion stage for use in EOR projects or carbon sequestration. HTC Purenergy (TSX-V: HTC), is a Canadian company headquartered in Regina, Saskatchewan, Canada.  HTC is a provider of technologies designed to enable industrial emitters to significantly and economically reduce greenhouse gas emissions. These proprietary solutions capture CO2 from industrial processes and inject it underground for EOR or long term storage. We, and HTC management, believe HTC is one of the few companies in the world that provides a full offering of products and services in carbon management: CO2 capture, transportation, EOR, storage, and carbon credits. HTC is not a related party to USASF or GEI.  We have engaged in continuing discussions with CMT, a joint venture between GEI and HTC, and with its parents, HTC, and GEI, regarding CMT providing pre-combustion CO2 management and EOR solutions for the Lima Energy Project, the Cleantech Energy Project, and other projects based upon technologies developed by HTC.  Management, as yet, has not explored other possibilities with regard to providing pre-combustion CO2 management and EOR solutions for the Lima Energy Project, and we can give no assurance whether or not we will utilize CMT in this regard.  Other than a CO2 sales agreement between Lima Energy  and Cambridge Resources (a wholly owned subsidiary of CMT), the Company has no formalized, signed agreements or arrangements with either CMT or Cambridge Resources at this time.  Both CMT and Cambridge Resources, are related parties to USFC and GEI.  CMT is considered a related party to USASF and GEI, as CMT is a joint venture between HTC and GEI, 46% of the stock of which is beneficially held by Harry H. Graves, our executive officer and chairman of our Board of Directors, and our chief executive officer, Dr. Steven C. Vick, is also an executive officer of CMT.  As a wholly owned subsidiary of CMT, Cambridge Resources is also a related party.

Conversion process and products

The principal product generated from the gasification process is SG, which can be converted into one or more end-products that have commercial applications. Some gasification facilities can be configured to produce more than one commercial end-product at the same facility in a process called co-production.  We intend to focus initially on the production and sale of SNG as well as electric power.  We are designing the Lima Energy Project to have the capability to produce up to six million SCF (a standard unit for natural gas deliveries that refers to a quantity of gas that is one cubic foot by volume) per day of H2which we have plans to produce if market demand for this product develops, and we may produce Fischer Tropsch Liquids (transportation fuels) at a future project currently in the conceptual stage and not under active development.  The major projects from the Btu Conversion processes are listed below.

Synthetic gas. The principal product from the gasification process is SG (principally CO and H2), which can be sold on its own or converted into a variety of end-products, including SNG, electricity,  Fischer Tropsch liquids (including low-sulfur diesel and jet fuel), H2 and other liquids such as methanol and chemicals.

SNG. SG produced in the gasification process is frequently converted into SNG which can be used either locally or compressed into a high pressure interstate natural gas pipeline system where it can be delivered nationwide and used as an alternative to traditional natural gas. An interconnect agreement with the respective pipeline transportation company typically reflects instrumentation necessary to measure SNG composition and quality, includes the relevant tariff specification for that company and describes the physical requirements of the interconnection itself.

Electricity. Gasification technology is frequently applied to the production of electricity in an IGCC configuration. An IGCC facility is composed of a gas island and a power island. The SG, or alternatively SNG, produced by the gas island is piped to the power island for use as a fuel in the combustion turbine.  The power island of an IGCC facility consists of three primary components: a combustion turbine generator, a heat-recovery steam generator, which captures the hot exhaust heat of the gas turbine or other latent heat to produce high-pressure steam, and a steam turbine generator that produces additional electricity from the steam created by the heat-recovery steam generator. Currently, gasification-based power generation systems can operate at approximately 40% or higher efficiency for the generation of power. By contrast, a conventional coal-based power plant employs only a steam turbine-generator, which we believe is typically limited to 34% to 36% efficiency. Higher efficiency means that less fuel is used to generate the rated power, resulting in better economics and the formation of less greenhouse gases.  For SNG manufacture, heat (in the form of steam) from the gasification and methanation reactions is used to drive a steam turbine generator for the production of electric power.

Transportation fuel and other liquids. SG can be sent through a Fischer Tropsch synthesis reactor and other downstream processes to produce Fischer Tropsch liquids such as ultra-low sulfur diesel, jet fuel, kerosene and naphtha.

Hydrogen. H2 in the SG can be isolated and then used for various manufacturing processes in petroleum refining and for the removal of sulfur from liquid fuels such as diesel and gasoline during their manufacture in refineries.  Additional H2 may be produced from the SG by allowing the CO to react with water in a catalytic process to produce H2 and CO2.

Other liquids and chemicals. SG can also provide the basic building blocks for a broad range of chemicals (for example, fertilizer and plastics) using processes that are well established in today’s chemical industry.

The following diagram illustrates the fixed bed gasification process as applied to a process designed to produce power:

The following diagram illustrates the entrained flow gasification process as applied to a process designed to produce power:

Source: Gasification Technologies Council

Our business strategy

Our goal is to be a leader in the development, construction, ownership and operation of environmentally responsible gasification and SNG production, and where appropriate, IGCC facilities in the United States.  In order to achieve this goal, we are pursuing the following business strategies:

Complete near-term major gasification projects. Our primary focus will be commencing operations at our two major gasification projects, currently under development. We expect to commence commercial operation of Gas 1 within approximately 37 months from the date of Gas 1 project financing and of CCGT within approximately 24 months from date of CCGT project financing.

Operate our facilities in an environmentally responsible manner. We intend to operate our facilities to maximize the environmental benefits of the gasification process. We intend to develop, construct, own and operate projects which convert low value feedstock into higher value products while meeting the most demanding environmental standards for air emissions, solids, water use and CO2 removal.

Secure and maximize non-recourse project finance debt. We plan to finance our projects by maximizing the use of project-specific non-recourse debt financing secured by the assets of each individual project. Furthermore, we intend to maximize the level of project finance debt while maintaining a sustainable capital structure.

Balance long-term off-take agreements and commercial merchant opportunities. We plan to enter into long-term off-take agreements for a sufficient portion of the output from each project to support project debt while selling the remainder of the output, if any, in wholesale markets to take advantage of prevailing energy commodity prices.

Utilize the knowledge, expertise and operational experience base of its management and technical team in addition to licensing third party technology rights in order to efficiently bring our projects to commercial operation. Our development team has substantial experience with designing, developing, and building energy, gas processing, chemical, power generation and other energy facilities. We intend to control the cost of building our new facilities by directly managing the engineering, procurement and construction (“EPC”) services for many of our projects. We will directly hire and supervise the contractors who will build our projects. As a result, we believe that our costs will be substantially less than costs associated with conventional EPC arrangements.

Leverage our fuel sourcing capabilities to efficiently capitalize on the feed flexibility of our projects. We intend to continue to capitalize on our flexibility to utilize different types of feedstock, including different types of solid hydrocarbons based on sulfur and ash content, for our facilities depending upon the particular gasification technology to be used. Our subsidiary, Cleantech Energy Company, has entered into an agreement and acquired an approximately 1.02 billion BOE solid hydrocarbon energy asset. We do not own proven or probable reserves in connection with any of our projects nor do we know if it is commercially feasible to receive a sufficient quantity of BOE from our solid hydrocarbon energy asset to support the development and operation of our Cleantech Energy Project. As a result, we may be required to abandon one of our gasification projects and record impairment or other charges on our consolidated financial. From time to time, if our Cleantech Energy Project is not able to receive a sufficient quantity of solid hydrocarbons from this energy asset, we believe we will have the ability to obtain feedstock from several identified, alternative sources located in close proximity to this Cleantech Energy Project within Johnson County, Wyoming and surrounding areas.  While developing our Cleantech Energy Project, we investigated the possibility of sourcing our solid hydrocarbon feedstock from alternate suppliers in the event our BOE energy asset becomes unavailable to us.  This investigation showed there are a number of significant mining operations in Johnson, Sheridan and Campbell counties in reasonable proximity to our Cleantech Energy Project within Johnson County, Wyoming.  In addition, we noticed the significant coal resources in Wyoming and the growing production over the last three to four decades.  This information has been documented by both the Wyoming Coal Information Committee of the Wyoming Mining Association and the Wyoming State Geological Survey through the University of Wyoming.(49), (50)   To date, we have not engaged in any discussions with any of these identified mining operations about specific sites, deposits or their availability.  Wyoming produced about 421 million short tons of coal, amounting to approximately 40.2% of total US production, and has recoverable coal at producing mines of approximately 6,917 million short tons, amounting to approximately 39.6% of total US recoverable reserves in 2009 according to the U.S. Energy Information Administration(44).   Where economically advantageous, aside from this energy asset, we intend to secure long-term contract agreements with owners of coal deposits, acquire deposits that are attractively priced or buy coal or petcoke in the open market.

Expand our commercial product offerings over time to capitalize on the conversion flexibility of our gasification facilities. In addition to producing SNG, our planned facilities are being designed to produce electric power.  Over time, we have a second large scale project in the conceptual stage and not under active development also at Lima, Ohio that may produce Fischer Tropsch liquids, and our current Lima Energy Project is being designed to have the capability to produce H2 when, and if, the market for this material develops further.  These latter two are important and increasingly expensive products for many industries, including airlines, chemical companies and the United States government.

Develop, construct, own and operate additional gasification and SNG production projects, including large scale gasification facilities to produce SNG, electricity and other products. With our management and technical staff’s prior knowledge, expertise and operational experience combined with the experience gained as our development projects are constructed and begin commercial operation, we believe that we will be well positioned to be the leader in the development of gasification technology projects in the United States that achieve regulatory compliance and are environmentally superior to competing alternatives. In the long term, we intend to develop, construct, own and operate additional facilities to produce SNG, electricity and other products.  Such facilities are in the concept stage only at this time, and are not under active development.

Competition

We compete with other suppliers, including utility companies, in each of our anticipated product areas of SNG, electric power, transportation fuels and H2.

Natural gas suppliers. Competition from suppliers of natural gas include exploration and production companies which are increasing their drilling activity in areas anticipated to produce unconventional shale gas. In addition, some potential competitor companies are expanding liquefied natural gas import operations in the United States, although we believe that these efforts face high costs, particularly in connection with the import of liquefied natural gas, and these companies may become competitors of ours.

Utilities, independent power producers and competing power technologies. We intend to focus our business on the sale of SNG and not materially compete with large utilities and independent power producers which sell power in our anticipated target markets. A number of utility companies that own and operate large coal-fired generating facilities have announced that they intend to consider installation of natural gas combined cycle power generation facilities rather than continue to seek regulatory approvals for conventional coal fired power stations.  We intend to market SNG to these facilities as an alternative to natural gas.  In addition, some large utilities have publicly discussed the environmental advantages of utilizing IGCC facilities for power production and have proposed the construction of IGCC facilities. These projects are in various stages of development, and we believe that Duke Energy’s project in Edwardsport, Indiana is the farthest advanced of these utility projects.  Although such companies are currently focused on their own needs within their own service territories, they may become competitors in the independent power generation market.

Other independent IGCC companies. There are a number of gasification projects under consideration by companies other than the major utility and industrial companies discussed above which have proposed to construct IGCC facilities in the USA. These projects are in various stages of development.  Additional independent companies may enter the business in the future, especially as the technology and operating performance of gasification facilities become more widely proven. Some of these companies may compete with us in the future for power off-takers, sites, and government funding.

Gasification technology licensors. We compete with a number of gasification technology licensors.  For example, General Electric Company, Shell US Clean Coal Energy, Inc. and ConocoPhillips own the major commercial gasification technologies in the United States and may decide to develop or invest in IGCC or other gasification facilities in the future. General Electric Company and Bechtel Corporation announced an alliance to develop a standard commercial offering for IGCC projects in North America. Similar alliances have been announced by Black and Veatch Corporation and Uhde GmbH relating to Shell US Clean Coal Energy, Inc.’s gasification technology. While these alliances are reported to be targeted initially at turnkey projects to major utility companies, these companies have substantial resources should they decide to develop and own projects for their own account in the future. In addition, they may compete with us by offering gasification plants on a turnkey basis to host facilities that we may also target. Peabody Energy Corporation, the world’s largest coal producer, has announced its desire to promote the use of coal gasification as a means to increase its production rates. This may include the development, construction, ownership, and operation of gasification facilities dedicated to the production of products in a manner similar to ours.

Transportation fuel and H2 competitors. Oil production and petrochemical firms have proposed a number of new plants that have the capability to produce transportation fuel, H2 and a wide range of other products. Some companies have discussed the possibility of using gasification to produce power, steam and H2 as required to support their production of oil from Canadian tar sands. Although these firms are focused on their own needs, they could reduce the available market for the products that can be produced in our gasification facilities. Some companies have publicly discussed the fact that they own and license proprietary and patented processes that convert coal into liquid fuel.

Competitive strengths

USASF was created to focus on ultra clean Btu conversion technology applied to solid hydrocarbons, and to develop commercially viable project opportunities in the USA market.  Our foundation is GEI’s 22 years of experience pursuing clean energy solutions based upon ultra clean Btu conversion technologies.  Since its incorporation in 1988, GEI has acquired or investigated multiple ultra clean Btu conversion technologies.  In 1992 GEI acquired the Westfield Development Centre, gaining a knowledge base including the British Gas Lurgi gasification technology, Advanced Fuel Technology, methanation technologies and the British Government SNG program as well as the design, construction and operation of combined cycle gas turbine facilities.  GEI still owns this facility as described in more detail elsewhere in this prospectus.  In 1999, GEI purchased the E-Gas™ gasification technology, initially developed by Dow Chemical Company, and the Wabash Gasification Facility, a U.S. Department of Energy demonstration facility, gaining a knowledge base for the technology, operation and improvement of the technology and the full Btu conversion facility.  GEI has divested itself of both the E-Gas™ technology (2003) and the Wabash gasification facility (2008) as described elsewhere in this prospectus.  In addition, GEI has a proprietary fixed-bed gasification technology and prototype unit, and has investigated and directed research on other entrained flow gasification technologies.  Our management and technology team benefits and maintains knowledge from their past association with GEI on these acquisitions, investigations, and facility operations.  USASF was formed to develop and implement gasification and other Btu Conversion projects in the United States.  We believe that neither GEI nor its management and technical staff will continue to pursue gasification and related projects on their own in the United States which would compete with us.  We base this belief that GEI and its management and technical staff will not pursue gasification and related projects in the United States, including competing gasification or related projects, upon extensive discussions that occurred between Dr. Steven C. Vick, acting in his capacity as Director, President and CEO of USASF, Mr. Dwight N. Lockwood, acting in his capacity as Group Vice President of USASF, and Mr. Harry H. Graves, acting in his capacity as Chairman and President, with majority control, of GEI.  While we do not have any “non-compete” form of agreement between us and GEI, we fully believe that GEI will not attempt any competing gasification or related projects in the US.  However, we cannot provide any assurances that GEI will not pursue gasification and related projects on their own in the United States at any time in the future.

A majority of our management and technical staff come to the Company from GEI and, as such, have operational and technical expertise relating to and including:

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Fixed bed gasification technologies, briquetting technologies to incorporate biofeed materials, the Dow Chemical entrained flow gasification technologies (now called E-GAS™ technology), and catalytic methanation technologies.

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The Westfield Development Centre in Scotland, in which the Company has no ownership interest, previously owned and operated by British Gas Plc, and which Global Energy Europe, a GEI Affiliate, purchased in 1992 and began construction and operations of a General Electric 6FA CCGT project in 1998.  Specifically, regarding Westfield history, British Gas Plc constructed, developed and commercially operated the Westfield Development Centre as a pressurized gasification technology facility from 1960 – 1974.  During commercial operations, Westfield Development Centre supplied town gas to Scotland.  From 1974 – 1992, British Gas then focused on the commercial development of high pressure gasification and methanation technologies for the production of SNG.(51)  It was during this thirty two year period that certain members of GEI’s management and technical team worked for British Gas and developed their expertise and knowledge in the area of Btu Conversion technologies.  Global Energy Europe (an affiliate of GEI, and not a part of the Company) purchased the Westfield Development Centre (an approximately 50 acre site) from British Gas in 1992.  In 1998, Fife Energy (part of Global Energy Europe) began construction and operation of a General Electric 6FA gas turbine at the Westfield Development Centre.  This 6FA gas turbine was operated in simple cycle mode (not combined cycle) until about 2001, whereupon an added steam generator and steam turbine allowed it to be operated in combined cycle mode until about 2002.  In 2004, it was sold to Scottish and Southern Energy, the current owner of the 6FA, who operate the unit in either simple cycle or combined cycle modes as they deemed appropriate.  Note that the 6FA gas turbine, some ancillary equipment and a small, approximately 3 acre, portion of the Westfield Development Centre was sold to Scottish and Southern Energy at that time.  Also, an approximately 6 acre portion of the site was sold to EPR Scotland Limited, a non-related firm, in about 1999.  GEI continues its affiliation with Global Energy Europe at the Westfield Development Centre.

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The operation of the Wabash River facility, and the E-Gas™ technology, in both of which the Company has no ownership interest, and which management believes were improved by multiple, incremental changes by members of our management and technical team during the period of GEI’s ownership.   This facility is one of only two IGCC facilities in the United States according to the United States Department of Energy.  The Wabash River facility was solely owned and operated by GEI from January 2000 through January 2005, at which point a joint venture (SG Solutions LLC) was formed between GEI and Wabash Valley Power Association.  Joint ownership and operation of the Wabash River facility continued from 2005 until 2008, after which GEI sold its interest in order to focus on the Lima Energy Project.  During this period, members of our management and technical team demonstrated an ability to reduce operating costs, produce clean SG at competitive costs compared to prevailing market prices for natural gas and increase reliability at the Wabash River facility.  Examples of significant, incremental changes instituted during the period of GEI’s ownership include:

o	A change to operation with 100% petcoke feedstock rather than coal feedstock which saved operating costs due to the lower price of petcoke versus coal.
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A change in the materials of construction of certain bolts in one plant subunit which decreased the failure rate of the bolts and increased the operational reliability (decreased downtime) of the subunit.

o	Improved scheduling of, and planning for, plant outages which decreased plant downtime
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Installation of a zero liquid discharge unit which can convert a liquid waste stream into demineralized water and a solid salt stream, thereby minimizing disposal cost and volume of a waste from the facility.

o	Improvements in the scheduling and timing of interior lining replacements which decreased both maintenance cost and operational downtime.
o	Identification and installation of new particulate filters resulting in improved performance, increased runtime and lower operating cost.
o	Improved preventive maintenance planning and scheduling designed to achieve longer runtimes and less operational downtime.
o	Decreased usage of contract maintenance while increasing the responsibilities of operations staff resulting in lower contract services costs.

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The Lima Energy Project received an air permit in 2002, began construction in 2005, and is currently in the process of obtaining construction financing, as more fully described ” Business:  Project Descriptions:  Lima Energy Project.”  As time and the project scope have evolved, we will modify the permits to reflect current regulatory requirements.  We believe our Lima Energy Project is well developed and could proceed quickly with site work and other early tasks, once sufficient funding is available. Based on our reasonably continuous monitoring of the gasification industry, we believe that only a plant in Indiana is in construction, which we currently believe is about 75% complete.  We similarly believe that a facility in Illinois had received its permits required for construction, but that the permits have been appealed and the project is not in construction at this time.  We also believe there is a project in Wyoming that is nearing completion of its permitting process and may be able to begin construction soon.  We are aware based on informal discussions with a state representative from Kentucky that the leading gasification projects in Kentucky have not advanced.  We believe that the Lima Energy project is well defined as three phases with the contracting framework established.  While other projects are developed to varying degrees, we have found no publically available information that they are farther along in development than our Lima Energy Project and many have stalled.  We believe that, while the Lima Energy is not the only project, it is one of the more fully developed projects, one that can begin work in the field fairly quickly after receipt of funding.  We believe the Lima Energy Project is one of the most fully developed gasification projects in the United States.

The Company is developing a major facility in Wyoming, known as the Cleantech Energy Project, which will use the approximately 1.02 billion BOE energy asset.  On June 18, 2010, Cleantech Energy Company  purchased all of the right, title and interest in and to the energy asset, and all solid hydrocarbon BOE contained therein, and all other rights in and to the energy asset, including but not limited to the rights to produce the solid hydrocarbon from the property for commercial use from Interfuel E&P Ltd. pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement between Interfuel E&P Ltd, an unrelated party, and Cleantech Energy Company, which is described in more detail elsewhere.  We do not own proven or probable reserves in connection with any of our projects nor do we know if it is commercially feasible to receive a sufficient quantity of BOE from our solid hydrocarbon energy asset to support the development and operation of our Cleantech Energy Project. As a result, we may be required to abandon one of our gasification projects and record impairment or other charges on our consolidated financial statements.  This project is consistent with USASF’s integrated strategy to control, as much as possible, its solid hydrocarbon feedstock source effectively to lock in a low-cost feedstock that then is processed through our ultra clean Btu conversion technology for delivery of products to customers with off-take agreements.  Engineering, technology licensing, and permit planning for this facility are progressing as described below and elsewhere in this prospectus.

GEC, a related party, is leading the development effort with respect to technical and project tasks.  GEC is considered a related party because our executive officer and chairman of our Board of Directors, Harry H. Graves, is also the chairman and is the sole shareholder of GEC.  The following list of development tasks have been completed, are in draft, or otherwise in progress.

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A Draft License Agreement between Cleantech Energy Company and a confidential gasification technology provider, which is not a related party to either USASF or GEI.  We believe this agreement will be ready to execute upon Cleantech Energy Company funding, although we can give no assurances that this will occur and may find it necessary to locate an alternative gasification technology supplier.

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A Draft Technology Support Agreement between Cleantech Energy Company and a confidential gasification technology provider which , which we believe will also be ready to execute as a companion to the license agreement, although we can give no assurances that this will occur and may find it necessary to locate an alternative gasification technology supplier.  This document provides for long-term support during design, construction, commissioning and start-up; with the intent of ensuring successful operations.

•	A confidential gasification technology provider has submitted a technical description of its scope of supply, to facilitate design.

•	GEC has begun discussions with a firm to provide general contracting and steel fabrication services for the Cleantech Energy Project.

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GEC issued a request for proposal to its permitting consultant, and has received the requested proposal for development of a permit application package for the facility.  The three key elements of this effort are the air permit, the industrial siting permit and water rights.  Preparation of these applications is estimated to require six to nine months.  Normal agency approval and public comment periods are in the range of 9-12 months.  Permitting is therefore approximately a one and one-half year process, following notice to proceed for the consultant.

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Based on data provided by a confidential gasification technology provider in its scope of supply, GEC has developed a process material balance and solid hydrocarbon feedstock requirement analysis for the complete facility that will support the current quantity design production of synthetic natural gas.

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GEC has drafted a preliminary Cleantech Energy Development Plan for the facility, to facilitate design and permit preparation activities.  This will be continually refined as project development continues.

•	GEC has prepared a configuration and major equipment analysis to facilitate engineering activities.

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Based on information provided by a confidential gasification technology provider, GEC has prepared a preliminary capital and operating cost estimate for use in the pro forma economic analysis.  These will be refined as further development occurs.

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GEC has prepared a manpower plan for the Cleantech Energy facility, including preliminary wage and benefit analysis, and is comparing these to standard US Bureau of Labor Statistics for the Wyoming Region.  These will be refined as project development continues.

•	GEC has begun drafting a training plan, to ensure timely hiring and training of operators prior to commissioning, start up and operation of the facility.

Providing a specific timeline at this time is not feasible until sufficient funding is made available to support the gasification technology provider process design tasks, and for GEC to engage the engineer and permitting consultant to enable development of the permit applications.

As noted above, a majority of our management and technical staff come over to us from GEI.  We believe that our team’s previous operational experience at the Westfield and Wabash River facilities, in either of which the Company has no ownership interest, together with their development experience relating to the Lima Energy and Cleantech Energy projects (as well as development experience with energy-related projects generally), gives us the expertise required for developing, constructing, owning and operating gasification facilities.  The Wabash River facility remains our reference plant for Gas 1 and the other two phases of the Lima Energy Project. The term “reference plant” in this context means a gasification facility, such as the Wabash River facility, or other facility, that can be relatively easily replicated for other facilities with as minimal as possible customization for the site and feedstock type as discussed by Thomas F. Armistead in an article in Engineering News-Record.(45)

We believe the gasification and SNG production technologies the Company intends to utilize, together with our operational experience, technical expertise and strategic alliances give us several potential competitive strengths in the natural gas and electricity markets, including the following:

Our management team has significant expertise in the operation of gasification facilities. We believe our management and technical team has significant knowledge, related expertise and operational experience of gasification facilities, has been instrumental in the advancement of gasification and SNG production technologies and has over 300 years of combined experience in the development, construction, ownership and operation of gasification and other energy facilities. We have arrived at this figure by adding up the years of relevant industrial knowledge, expertise and operations of USASF personnel and personnel we will have direct access to from GEI as needed.  As some of our personnel have peripheral experience, their years of experience have not been included.  Our senior management team has had experience in the gasification and related industries ranging from building a new gasification facility at Westfield, in which the Company has no ownership interest, to operating experience at gasification facilities, to related energy experience with chemical processes and project management. In addition, our employees operated the Wabash River facility, in which the Company has no ownership interest, gaining significant experience and developing valuable know how in gasification and IGCC operations.

We have two gasification and SNG production projects under full, active development, the Lima Energy Project (in 3 phases) and the Cleantech Energy Project.   Our management believes the Lima Energy Project, which we acquired from GEI in June 2010, a related party, was one of the earliest commercial projects in the United States to receive the permits necessary to begin construction work on a gasification facility which is expected to include IGCC capabilities in the future. GEI is considered a related party to the Company since our executive officer and chairman of our Board of Directors, Harry H. Graves, is also an executive officer and is beneficial holder of 46% of  the stock of GEI.  Upon completion of these two projects as designed, we would have a production capacity of approximately 516 MW net of electricity plus 8.0 million BOE per year of SNG at the Lima Energy Project  and 30.6 million BOE per year of SNG at the Cleantech Energy Project (for a total of 38.6 million BOE per year of SNG), which would give us the largest gasification capacity in the United States, based on current production levels. In addition, we believe that our Cleantech Energy Project and, long-term, a second, larger project in Lima, Ohio which is not yet in the design stage, will be two of the only projects in the United States to focus on large scale SG-derived products. At this second, larger Lima project, the product is expected to be Fischer Tropsch liquids from the Fischer Tropsch process rather than SNG.

Our gasification and SNG production facilities will use proven technologies. Gasification has been in commercial use for over 50 years, according to the National Energy Technology Laboratory.(42) The Lima Energy Project is being designed to use the E-Gas™ entrained flow gasification technology which uses water as the entraining medium and which has been employed at the Wabash River facility for over a decade. At the Cleantech Energy facility, we expect to use an entrained flow gasification technology which uses a gas as the carrier medium (a dry feed, pneumatic system).  We also have developed significant experience with respect to the fixed bed gasification technology previously in operation at GEI’s Westfield facility in Scotland, in which the Company has no ownership interest.

Our projects are being equipped to capture CO2 produced in the pre-combustion stage, while also being designed to allow us in the future to implement technology to separate and isolate CO2 in the post-combustion stage from combustion exhaust steams. CO2 capture may bring additional economic benefits to us if implemented at any of our projects. Lima Energy has an existing relationship with Cambridge Resources, a subsidiary of CMT, pursuant to which Lima Energy expects to be able to implement its strategy to provide pre-combustion CO2 management and EOR solutions for the Lima Energy Project. Other than a CO2 sales agreement between Lima Energy  and Cambridge Resources (a wholly owned CMT subsidiary), discussed elsewhere in this prospectus, the Company has no formalized, signed agreements or arrangements with CMT at this time.

Development efforts by third parties are currently ongoing to separate and capture CO2 in the post-combustion stage. Removing a concentrated CO2 stream in the pre-combustion phase as part of the gasification process is easier, more cost-effective and removes more CO2 than as a post-combustion step by way of a conventional coal-fired power plant. Because IGCC is more efficient than a conventional coal plant, it produces less CO2 per unit of electricity. Further, according to the Electric Power Research Institute, IGCC facilities may be more cost-effective at CO2 removal. We believe our approach to CO2 management on our projects will give us a strategic and competitive advantage, particularly in light of initiatives to regulate CO2.

Our gasification facilities are being designed to produce SNG that we believe will provide cost advantages over traditionally sourced natural gas. Our planned gasification facilities are being designed to use gasification technologies that use lower cost feedstock, such as high-sulfur coal, petcoke and renewables, which we believe provide cost advantages compared to traditionally sourced natural gas. In addition, we believe our technical and management team’s past knowledge, expertise, and operational experience operating the Wabash River facility coupled with operational experience at Westfield. in either of which the  Company has no ownership interest, gives us the necessary expertise and know how to produce SNG at costs below current market rates for natural gas.

Our gasification facilities are being designed to produce environmentally superior fuels (SG and SNG) compared to the combustion of coal, while our IGCC facilities will be designed to significantly reduce emissions of pollutants. Our planned facilities are being designed to use gasification technologies that offer environmental benefits from the capability to produce energy with extremely low SOx, NOx and particulate emissions compared to burning coal and other solid fuels. In addition, we believe that the ability to convert coal into SNG in the gasification and methanation processes results in a fuel source with the cost benefits of coal and the environmental qualities of natural gas.

We believe that gasification offers a further environmental advantage in its potential to help address concerns over the atmospheric buildup of greenhouse gases such as CO2. Using the gasification and methanation processes, CO2 can be separated and captured efficiently in the pre-combustion stage for use in EOR projects or carbon sequestration. Development efforts by third parties are currently underway to evaluate the use of EOR and techniques to separate and capture CO2 in the post-combustion stage for use in EOR projects or carbon sequestration.

Our gasification and SNG production facilities are being designed to flexibly convert a broad and dynamic range of energy sources, including renewables, into a variety of different fuel outputs. Different gasification technologies can handle a broad range of carbon-based feedstocks, including low-grade coal, renewables such as biomass and municipal waste, and petcoke. We are able to take advantage of economic conditions in an environment of volatile commodity prices by selecting the lowest-cost feedstock which will produce the highest-value end-product. We have the flexibility to locate gasification, SNG, and IGCC facilities at a variety of sites, including those close to demand markets and with less dependence on transportation networks.

Our gasification and SNG production facilities are able to run on a variety of abundant United States solid hydrocarbon resources, such as coal, petcoke and renewables. Due to the abundant global supply of solid hydrocarbon fuels such as coal, gasification and IGCC technologies represent a potentially large scale alternative to conventional natural gas and power generation. According to the United States Energy Information Administration, recoverable coal reserves worldwide are estimated (as of January 2006) at 929 billion tons.(40) Coal is the most abundant fossil fuel resource in the United States, and recoverable coal reserves are estimated (as of January 1, 2009) at 261 billion tons.(40) These coal resources are widely distributed throughout the United States with recoverable reserves located in 33 states.(41) Based on current annual production of nearly 1.1 billion short tons,(9) the United States has an approximate 250-year supply. In addition, renewable feedstock for gasification and SNG production facilities, such as biomass and municipal waste, are readily available to us in the United States.

We have access to an abundant supply of solid hydrocarbon feedstock.   Our subsidiary, Cleantech Energy Company, entered into an agreement in June 2010 and acquired an approximately 1.02 billion BOE solid hydrocarbon energy asset located adjacent to the Cleantech Energy Project in Wyoming.  The Company believes this solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of PRB coal.  The 1.02 billion BOE described elsewhere in this prospectus equals the energy content of the net tons of PRB referred to here.  On June 18, 2010, Cleantech Energy Company  purchased all of the right, title and interest in and to the energy asset, and all solid hydrocarbon BOE contained therein, and all other rights in and to the energy asset, including but not limited to the rights to produce the solid hydrocarbon from the property for commercial use from Interfuel E&P Ltd. pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement between Interfuel E&P Ltd, an unrelated party, and Cleantech Energy Company, which is described in more detail in elsewhere in this prospectus.  Cleantech Energy Company has developed plans to utilize this energy asset for use in the Cleantech Energy Project and possibly other contemplated projects. We believe that this energy asset represent approximately a 25-year supply of feedstock if used at our contemplated Cleantech Energy Project described below. In the event Cleantech Energy Company does not commence construction of the Cleantech Energy Project for any reason other than willful misconduct by June 18, 2012 (or, if extended for one year, by June 18, 2013), Interfuel E&P Ltd. may terminate the contract resulting in an unwinding of the transaction pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement whereby Cleantech Energy Company would re-convey the energy asset to Interfuel E&P Ltd., which then would return the preferred shares to Cleantech Energy  Company.  While we believe the parties intend to mutually extend the agreement if necessary, we can give no assurances of that or that the construction of the Cleantech Energy Project will commence by this deadline and, as a result, we may not be able to receive commercially feasible quantities of the solid hydrocarbon which may have a negative impact on this project as discussed below.

We do not own proven or probable reserves in connection with any of our projects nor do we know if it is commercially feasible to receive a sufficient quantity of BOE from our solid hydrocarbon energy asset to support the development and operation of our Cleantech Energy Project. As a result, we may be required to abandon one of our gasification projects and record impairment or other charges on our consolidated financial statements. Cleantech Energy plans to engage a coal production company to obtain the requisite permits and extract the solid hydrocarbon and deliver it to the facility.  The solid hydrocarbon production operation, once permitted by the State of Wyoming, will essentially be a surface mining operation.  There are three seams of solid hydrocarbon, each overlain by overburden soil of varying depths – ranging from zero to over 100 feet.  The method and sequencing of overburden removal and stockpiling will be developed by the production company and described in detail in its application to the State of Wyoming.  While the initial operation of the facility will utilize the shallowest seam of coal, the production plan will seek to avoid or minimize repeated handling of overburden, and to optimize production of all seams in a given area methodically and optimally across the over 8600 acre site.

As the facility currently is planned to be located at a suitable location within the leasehold site area, transport of solid hydrocarbon to the facility will most likely be by conveyor, backed up by large capacity truck, as appropriate.  Our current plan calls for feedstock to be delivered into covered structures in accordance with state requirements, for weather protection and to facilitate blending for optimum feedstock composition. We have not yet identified or engaged a contract production company to permit, finance, own and operate a facility to extract the solid hydrocarbon and deliver it to the Cleantech Energy Project.  Preliminary discussions with potential production companies have indicated an estimated extraction cost of between $7.50 and $10.00 per ton for the Powder River Basin coal of the solid hydrocarbon energy asset.  This is consistent with the $9.23 per ton and $10.68 per ton costs for extraction of Powder River Basin coal as reported by Arch Coal, Inc. in its press releases announcing its results for the second quarter of 2010 and third quarter of 2011, respectively(52, 53).  This is an estimate only, and we cannot guarantee that the extraction costs we incur will be consistent with this estimate. We plan to source additional solid hydrocarbon-based BOE by direct acquisition, entering into long-term supply contracts with third parties, or purchasing it in the open market.

Project descriptions

Lima Energy Project

In June 2010, the Company entered into an agreement and acquired from GEI, a related party, all of the outstanding stock of Lima Energy , the project company for the Lima Energy Project.  GEI is considered a related party to the Company since our executive officer and chairman of our Board of Directors, Harry H. Graves, is also an executive officer and is beneficial holder of 46% of the stock of GEI.  In exchange for Lima Energy stock, the Company issued a senior secured note to GEI in the amount of $6.4 million which represents the book value of construction-in-progress to date, and GEI has retained a 50% equity interest in Gas 1, the first phase of the Lima Energy Project.  Payment of the consideration for this asset was made with a senior secured note to GEI dated as of June 11, 2010, as amended (the “Note”).  This Note accrued interest at a rate of 7% per annum, which, along with the principal, was due at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or September 30, 2011.  The Company negotiated with GEI to clear the Note balance as of the September 30, 2011 due date.  GEI agreed to accept 1,004,356 shares of the Company’s common stock to clear the Note balance and accrued interest.  Accordingly, the Note has been paid in full as of September 30, 2011 and the security on Lima Energy Company has been released.  The Company confirmed in that agreement that Mr. Graves, current Chairman and CFO of the Company, has the right to remain the Chairman of Lima Energy.  Mr. Graves has been Chairman of Lima Energy since its formation.  In addition, Mr. Lockwood has the right to remain as director of the project, a position he has held since the inception of the project. Because the construction in progress is located on land owned by the City of Lima and will only become available for use by the Company when funding for the project is obtained and certain other conditions are met, the entire investment in the asset has been considered impaired by the Company’s management and the Company recognized an impairment charge of $6.4 million in 2010.  Lima Energy has agreed that it will complete the project site purchase prior to engaging in any further construction activities at the project site.

A Lima Energy related agreement exists between GEI and Oxbow Carbon & Minerals LLC. The primary business of Oxbow Carbon & Minerals LLC is the mining and marketing of energy and commodities such as coal, natural gas, petroleum, metallurgical and calcined coke.  In 2006, Oxbow and GEI entered into a strategic alliance agreement relative to Oxbow making an investment in, and providing solid hydrocarbon feedstock to, Lima Energy for the Lima Energy Project.  The terms of the strategic alliance agreement related to Lima Energy are explained below in this section of the prospectus.  This strategic alliance agreement is a third party arrangement, and Oxbow Carbon & Minerals LLC is not a related party to either USASF or GEI.  The strategic alliance agreement provides that Oxbow, subject to certain conditions, may make an investment of $10 million in Lima Energy as consideration for obtaining a fuel management and supply agreement for the Lima Energy Project and certain other revenues and benefits specified in the agreement. The investment is subject to several contingencies, including Oxbow’s obtaining the consent of its existing lenders under outstanding financings, our securing one or more firm written commitments for at least $217 million of equity funding for the Lima project, and our providing evidence satisfactory to Oxbow that we have secured the right to purchase the site for the Lima project from the City of Lima for a purchase price of $1.6 million plus certain subordinated economic development payments of up to $5 million per year over twenty years. If Oxbow completes its investment in Lima Energy, it will receive 4% of Lima project pre-tax project cash flow after debt service and operation and maintenance expenses, subject to satisfaction of the same lender covenants which will apply to distributions to equity investors in the Lima project. The status of the strategic alliance agreement with Oxbow, which is attached to this prospectus as Exhibit 10.11, remains unchanged to date.  Oxbow has the sole discretion to determine whether Oxbow will make the $10 million investment in Lima Energy as outlined in the strategic alliance agreement.  If Oxbow makes the investment, Lima Energy will enter into a fuel management and supply agreement with Oxbow, consistent with our obligations outlined in the strategic alliance agreement.  We can give no assurances that Oxbow either will, or will not, make the $10 million investment in Lima and, therefore, no assurances can be given that any such fuel management and supply agreement will be executed.

The Lima Energy Project in Lima, Ohio is being designed in three phases.  The project costs for these three phases of the Lima Energy Project are expected to be approximately $497.0 million (Gas 1), $1,020 million (Gas 2) and $627.3 million (CCGT), for a total of approximately $2.15 billion for all three phases. Note that project costs include capital, engineering, procurement and construction (“EPC”) and other owner costs incurred up to commencement of operations (such as interest during construction and development fees), but do not include annual fixed or variable facility operations and maintenance costs, including the cost of purchasing solid hydrocarbon feedstock which itself reflects the cost of extraction and delivery of the solid hydrocarbon. When completed, the Lima Energy Project is expected to have the capacity to produce by suitable product balance: (a) up to 8.0 million BOE per year of SNG; (b) up to 516 MW net of electricity; and (c) the capability to produce up to six million SCF (a standard unit for natural gas deliveries that refers to a quantity of gas that is one cubic foot by volume) per day of H2 if a market develops for H2 and if we make the strategic decision to produce this energy product. The Lima Energy Project is being built on a 63-acre site which we intend to acquire from the City of Lima and will consist of three operating gasifiers and one connected spare gasifier.  The design may be optimized or otherwise changed during the engineering and construction period, which may result in increased or reduced output of each product. We expect to develop, finance and implement the Lima Energy Project in three phases.

In Gas 1, we expect to construct and place into commercial operation one gasifier which would produce approximately 2.7 million BOE per year of pipeline quality SNG. We expect that Gas 2 will consist of the addition of two operating gasifiers and one further connected spare gasifier producing an additional 5.3 million BOE of SNG per year. We currently expect that the financing and construction of Gas 2 will commence approximately one year following the commencement of construction of Gas 1.  As there is growing interest in natural gas-based power generation, we have elected to implement CCGT, which is Phase 3, earlier and contemporaneously with Gas 1, but also subject to completion of financing.  The CCGT will add the SNG-fueled combustion turbines necessary to complete the combined cycle aspect of the plant, which would bring the total expected net electric generation capacity of the Lima Energy Project to 516 MW. The operation of a combined cycle system and the production of both SNG and electric power would reduce the amount of SNG sold to third parties but would also provide the facility with the opportunity to optimize commercial returns between SNG and electric power. This phased approach minimizes the amount of debt and equity capital required for the Lima Energy Project in the near term while at the same time allowing for flexible on-site expansion of SNG production capacity and the addition of power generation equipment for the commercial sale of electricity.

The Lima Energy Project will be constructed on two parcels of land for which our subsidiary, Lima Energy executed a Real Estate Acquisition and Development Agreement with the City of Lima dated as of June 9, 2008. That agreement expired in June 2009 with Lima Energy electing to not avail itself of the one-year extension option in the agreement.   An update of the agreement has been negotiated, with Lima Energy agreeing to language edits provided by the City of Lima and its counsel.  We believe this draft agreement can be reauthorized and executed by the parties once sufficient project funding is available to Lima Energy to complete the transaction.  As stated above, the latest draft of the agreement was prepared by counsel for the City of Lima, to which we have agreed.  Officials from the City of Lima, including the Mayor and the President of the City Council, remain supportive and regularly advocate within the community on behalf of the project.  The Mayor has indicated directly to us his plan to present the agreement to City Council for authorization as soon as we confirm availability of funds for the purchase price.  On this basis, we continue to believe that the draft agreement will be executed expeditiously, although there can be no assurance that the agreement will be presented to the City Council or that if presented, it will be approved for execution.  This new agreement will provide for a purchase price of $1.5 million as well as other terms and conditions which reflect the mutual benefit that the project is expected to have with the Lima community. Prior to executing this agreement, the City of Lima provided Lima Energy with a letter authorizing access to the property for site work and construction.  Under this letter, since 2005 Lima Energy has constructed the 100,000 square foot engineered concrete for the feed storage building and initiated demolition and site preparation.  While this letter remains in effect, Lima Energy has agreed that it will complete the project site purchase prior to engaging in any further construction activities at the project site.

Current status of Gas 1. The Lima Energy Project received a Permit to Construct from Ohio EPA in March 2002.  The project also received a Certificate of Need and Environmental Compatibility from the Ohio Power Siting Board, an arm of Public Utility Commission of Ohio in May 2002.  The project was issued a Stormwater Construction permit by Ohio EPA in February 2005.  These are the only permits affecting the ability of the project to engage in field construction.  The project was issued a technology license for the gasification process by GEC in April 2003, which was subsequently novated to ConocoPhillips upon their purchase of the technology in July 2003. As time and the project scope have evolved, we will modify the permits to reflect current regulatory requirements.

Since that time, the EPC contractor constructed the foundation for the solid hydrocarbon feedstock storage building and also began demolition and site preparation work.  The Lima Energy Project issued a contract to Roberts & Schaefer to design and build the solid material handling portion of the facility in September 2004.  Following design work, the project issued a contract to Industrial Construction Company (“ICC”), not a related party, in the third quarter of 2005 to construct the foundation for the Fuel Storage Building.  Construction of the 100,000 square foot pile supported foundation was completed in the first half 2006.  During work on the foundation, the project evaluated ICC’s performance and qualifications and awarded a design-build contract to ICC for the entire project.  The design-build team includes two engineering firms, which have advanced the engineering design and planning for the project, and regularly supported meetings and due diligence briefings with various financial institutions on an on-going basis. In addition to construction of the foundation, the ICC contract included site clearing and preparation, demolition of buildings and foundations remaining from earlier use the 63 acre brownfield site.  Demolition was halted and ICC demobilized in the fourth quarter of 2006 pending completion of full project financing. The Lima Energy Project has been seeking financing for the project since 2006.  The economic downturn commencing in 2007 has provided challenging circumstances for the project financing.  However, management is attempting to secure financing for the project in 2011, although we acknowledge that this is not certain, especially in light of the required financing which has not been received.  We can give no assurances that such funding will be secured in 2011 or at all.  While full financing is desired prior to continuing work on site, an option to enable the acquisition of the real estate from the City of Lima ($1.5 million) and to mobilize the EPC to continue site preparation work such as demolition of the existing foundations and infrastructure ($6 million) is possible with some limited financing in the range of up to $10 million, as described more fully in "Financial Information: Future Capital Requirements.”  These funds would also facilitate preparation and processing of required permit modification ($100,000) during the demolition and site preparation but in advance of full mobilization for construction.

However, management is attempting to secure financing for the project in 2011, although we acknowledge that this is not certain, especially in light of the required financing which has not been received.  We can give no assurances that such funding will be secured in 2011 or at all.

Engineering, procurement and construction.  In early 2006, Lima Energy entered into an EPC agreement with GEC a related party to USASF and GEI, to provide the main EPC contractor services for the Lima Energy Project. GEC is considered a related party because our executive officer and chairman of our Board of Directors, Harry H. Graves, is also the chairman and is the sole shareholder of GEC.  GEC entered into an agreement with ICC, which is not a related party, pursuant to which ICC will provide general contracting services to construct the Lima Energy Project.  At the same time, ICC engaged two firms, Sega, Inc.,  a Kansas-based engineering and technical services firm, and SSOE Group, an international architecture, engineering, and construction management firm from Toledo, OH , neither of which are related parties, to participate in its design-build team and to provide engineering services for the project. It is planned that Sega, Inc. will be responsible for the power island design, balance of plant design, and total plant integration. SSOE Group will be responsible for process engineering design (including integration of vendor engineering specialty processes), including gas purification and processing, SNG production, H2 production and CO2 capture during SNG manufacture. SSOE Group’s responsibilities also include vessel and piping design, as well as control system design with Sega, Inc. Lima Energy also has executed a contract with GEC to provide operation and maintenance services for the facility once constructed.  This agreement, as well as the EPC and General Contracting agreements will be amended in conjunction with obtaining project finance to reflect the Gas 1 scope of the Lima Energy Project.  We anticipate that the subsequent phases will be added by change order to the amended agreements.  There are other agreements in place or contemplated between Lima Energy and various third parties, including the City of Lima, in connection with the Lima Energy Project. These agreements or proposed agreements will cover services such as the provision of process and potable water to the project, the electrical interconnection of the facility to regional electric transmission system operated by PJM Interconnection, a regional transmission operator, and fuel supply management.

ICC and its two engineering firms, Sega, Inc., and SSOE Group, have completed sufficient engineering to begin construction and to order major equipment.  While this early effort dealt with the complete project, it can readily be implemented in phases, as we currently plan.  We anticipate that, once released, the design-build team will be able to expeditiously continue engineering and begin procurement if major equipment needed for Gas 1 while the team completes demolition and site preparation work.

While the field work was paused in the fall of 2006, the design-build team continued to provide engineering and meeting support through the first half of 2008.  They provided a new cost proposal in early 2008 and supported a discussion with a potential investor and its engineering consultant.  ICC provided cost analysis and support for our application for a bond underwriting initiative and an updated milestone schedule in 2009.  Furthermore, in 2010, ICC provided updated cost estimates for two of the three phases, which we will consider when addressing the contract amendment. ICC continues to communicate monthly with us expressing its ongoing interest in the project.

Gasification technology. The Lima Energy Project is being designed to use multiple entrained flow gasifiers based upon E-Gas™ technology under a license with ConocoPhillips. ConocoPhillips has agreed to provide process guarantees on the output and efficiency of the gasification system and will be responsible for completing a process design package which will provide heat and material balances, water balance, process flow diagrams, performance, equipment lists and system description for the gasification system.

Feedstock. The Lima Energy Project is being designed and permitted to use either petcoke or coal as feedstock for its gasifiers. If Oxbow makes the $10 million investment in Lima Energy pursuant to the strategic alliance agreement between Oxbow and GEI, we intend to execute a fuel management and supply agreement with Oxbow Carbon and Minerals, LLC (“Oxbow”) under which Oxbow will agree to supply all of the petcoke and coal to be utilized as feedstock in the Lima Energy Project.  We and Oxbow are aware of multiple sources of both petcoke and coal, from which Oxbow should be able to supply the Lima Energy Project.  While petcoke is the primary feedstock, if necessary due to interruptions in petcoke transportation and delivery, we anticipate that coal can be supplied from eastern Ohio mining operations.

Off-take arrangements.  Lima Energy’s off-take strategy for the project is to enter into long-term agreements sufficient to support the project’s financing requirements and evaluate a variety of arrangements for the balance of the project’s production with wholesale and industrial customers.

Lima Energy has entered into a ten-year SNG purchase and sale agreement, which was extended by amendment nine times, but which currently has expired and is not in effect, with P&G for six million MMBtu of annual SNG production pursuant to a firm commitment by P&G to purchase at a fixed contract price, subject to P&G’s one-time right to change the fixed contract price to a floating price in certain circumstances. This annual quantity represents approximately half of the anticipated Gas 1 SNG production capacity of 8.0 million BOE per year. The terms of the agreement provide for increased annual sales to P&G under certain operating conditions. The next amendment, extending the agreement for one year, continues to be reviewed by P&G, who has recently indicated approval by the first of two internal approval levels.  However, as a result of informal discussion between P&G and us, P&G has indicated it intends to execute the next amendment but for the time being will defer execution of the amendment until a clear timeline for advancing the project is known.  We included amendment 10 in the exhibits for completeness, but acknowledge that it is not yet executed.  P&G has indicated that its approval will provide a one-year window for the project to achieve the next contractual milestone.  We continue to believe, although we can give no assurances, that the pricing terms within the agreement are very favorable to P&G, even considering current market conditions and, therefore, that the agreement will be renewed by this amendment.   Assuming this amendment is executed, the agreement will continue in effect for a period ending on the date that is ten years from the earlier of the commercial operation date of the Lima Energy Project and November 1, 2014. If the commercial operation date is prior to November 1, 2014, the agreement is deemed to be effective on February 1, 2015. P&G may terminate the agreement if the commercial operations date is delayed for more than 365 consecutive days following February 1, 2015. Furthermore, P&G may terminate the agreement if it has not been able to obtain rights to firm transportation service on gas pipelines as necessary to transport gas to its facilities by September 30, 2012, and its obligations to purchase under the agreement are conditioned on its obtaining such rights. The obligations of Lima Energy and P&G under this agreement are conditional upon the closing of the financing for Gas 1 on or before September 30, 2011, and either party can terminate the agreement upon ten business days’ notice if the closing of the financing has not occurred on or before that date. If the closing of the financing has not occurred on or before September 30, 2011 and the agreement is terminated, in the event that the financing closes by a later fixed date, P&G has the option to reinstate the agreement, subject to changes in the commercial operations date of the Lima Energy Project. In addition, P&G can terminate the agreement if, subject to certain exceptions, as of the end of any contract year, the aggregate quantity of scheduled SNG sold and delivered by Lima Energy during such contract year is less than three million MMBtu.

It is anticipated that the balance of SNG to be produced by the Lima Energy Project but not purchased by P&G under its off-take agreement may be sold to other industrial customers or into the wholesale market.  We expect that any further contractual commitments will be entered into to support the debt service requirements of the project’s lenders while preserving the opportunity for Lima Energy to capture potential additional revenue, if any, in the short-term wholesale energy market.

With respect to electric power, legislation enacted in Ohio in 2008 requires that 25% of all electricity generation in Ohio be from so-called “advanced energy” technologies, and that half of that 25% of electricity be from renewable resources by the year 2025.(43) Regulated utilities must either construct new capacity to meet this new requirement or purchase compliant electricity from other providers, within established limits on the amount of electricity imported from outside Ohio. We believe that the Lima Energy Project will be well positioned to be a supplier of “advanced energy generation” to such regulated utilities. The legislation provides incentives for “advanced energy and air quality facilities” (as defined in the legislation) to accomplish this objective, though the process and mechanism are not yet defined. The Lima Energy Project is already approved by the State of Ohio as an “air quality facility” and as a “clean coal” facility, and is recognized as an “advanced energy” project in the State of Ohio.

Interconnect agreements. Lima Energy expects to enter into a new interconnect agreement with the Columbia Gas Transmission Corporation (“CGTC”) to ensure delivery capability of the SNG output of Gas 1 and Gas 2 to the CGTC system for transportation to customers in the eastern United States and to receive natural gas required for facility start-up. Lima Energy executed an interconnection agreement with CGTC in May 2004.  This agreement included designation of a specific tie-in location and line designation within the CGTC system.  A preliminary routing was also developed and provided by CGTC.  Though the original interconnection agreement expired, we believe CGTC will continue to support the interconnection as it is their business to transport natural gas and SNG and we believe Lima Energy could be viewed as a significant customer of CGTC.  According to NiSource Gas Transmission and Storage Inc, the parent company of CGTC, CGTC transports an average of 3 billion cubic feet per day of natural gas:  see www.ngts.com, which equates to approximately 1,100 billion cubic feet per year or approximately 190 million BOE per year of natural gas.  Our Lima Energy Project is being designed to produce up to 8 million BOE per year of SNG when fully operational or approximately 4.2% of CGTC’s annual transportation of natural gas.  Besides the onetime event of the interconnection, the project and its offtake customers would also need ongoing transportation agreements with CGTC, which would be remunerative to CGTC over several years.  We believe it is very reasonable to assume, because of the foregoing, that CGTC, as a gas transportation company, will be very interested in a new interconnection agreement with Lima Energy. The SNG capacity of the project has increased and the initial agreement was allowed to lapse while this change was made.  However, because we have not executed a new interconnection agreement with CGTC at this time, we can give no assurances that final negotiations with CGTC will result in any a new interconnection agreement. Lima Energy also expects to enter into a new interconnect service agreement with PJM Interconnection to support the complete Lima Energy Project electric output.

CO2  capture. process. As described earlier, we have been in discussions providing for CMT, a joint venture between HTC and GEI, to provide pre-combustion CO2 management and EOR solutions in the United States based upon technologies developed by HTC. The Company has been in discussion to work with CMT to provide for CO2 capture for the Lima Energy Project.  Other than a CO2 sales agreement between Lima Energy  and Cambridge Resources (a wholly owned subsidiary of CMT), discussed below, the Company has no formalized, signed agreements or arrangements with CMT at this time. Further investment and engineering work will be required to capture the benefits of any post-combustion CO2 capture in the future.  HTC is not a related party to USASF or GEI, while CMT is a related party to USASF and GEI.  CMT is considered a related party to USASF and GEI, as CMT is a joint venture between HTC and GEI, 46% of the stock of which is beneficially held by Harry H. Graves, our executive officer and chairman of our Board of Directors, and since our executive officer, Dr. Steven C. Vick, is also an executive officer of CMT, and Cambridge Resources is a wholly owned subsidiary of CMT and, therefore, also is considered a related party.

Lima Energy executed a twenty-year CO2 sales agreement with Cambridge Resources under which Lima Energy will sell approximately 10,000 short tons per day of CO2 to Cambridge Resources, a wholly owned subsidiary of CMT, at an initial agreed-upon fixed contract price per ton. The agreement provides for escalation of the contract price at a rate equal to one half of the rate of increase in the producer price index (as defined in the agreement) after the first full year of operation following the first delivery date (defined as the date that CO2 is first delivered to Cambridge Resources). This agreement provides for a term of 20 years, commencing on the first delivery date, but may be terminated by either of the parties with 12 months’ prior written notice. The terms of the agreement require Cambridge Resources to take or pay for all CO2 produced and delivered by Lima Energy as long as such CO2 meets the specifications to be set by both parties. The CO2 purchased by Cambridge Resources may be utilized for EOR operations at existing or new oil production projects within the State of Ohio or elsewhere as developed by Cambridge Resources, or may be sequestered at an appropriate and approved location in underground formations in commercial proximity to the Lima Energy Project. Cambridge Resources is not required to pay for any CO2 which does not meet the specifications set forth in the agreement, but is required instead to take and sequester such CO2, subject to certain conditions.

Because Gas 1 and Gas 2 will focus on SNG production rather than electric power production, regulated air emissions will be reduced greatly compared to the existing permit for the Lima Energy Project. Since the SNG production process involves a closed system without a primary stack or vent, emissions associated with SNG production will be limited to minor sources. Because the CCGT is accelerated to meet earlier market demands for electricity, it most likely will be fueled initially with conventional natural gas until Gas 1, and then Gas 2, are operational.  The Company expects to add post-combustion CO2 capture to the CCGT when that technology is perfected, which we believe is not too far in the future.

Project cost. As described above, we anticipate completing the Lima Energy Project in phases.  Electric market conditions have dictated the acceleration of the timing of CCGT.  As a result, each proposed phase of the Lima Energy Project has its own project costs. Note that project costs include capital, engineering, procurement and construction (“EPC”) and other owner costs incurred up to commencement of operations (such as interest during construction and development fees), but do not include annual fixed or variable facility operations and maintenance costs, including the cost of purchasing solid hydrocarbon feedstock which itself reflects the cost of extraction and delivery of the solid hydrocarbon. The project costs for full construction of Gas 1 are expected to be approximately $497.0 million. Of this amount, approximately $256.5 million represents the price of the EPC agreement between GEC and Lima Energy for contract services pursuant to which GEC will provide main EPC contractor services for the Lima Energy Project. As described in I“Business: Project  Descriptions:  Lima Energy Project: Engineering, procurement and construction,” GEC entered into a fixed price EPC agreement with ICC, which is not a related party, with a total contract price of $231.5 million for the completion of Gas 1, which price we believe to be reasonably current though minor adjustments may be necessary due to elapsed time. The difference between the $256.5 million price of the main EPC contract between Lima Energy and GEC and the $231.5 million price of the additional EPC contract between GEC and ICC represents a reserve of $25 million established to cover change orders, cost overruns and other unanticipated expenditures in connection with the construction and development of Gas 1, to the extent all other ICC funds, including retention and performance bonds, have been expended.  The balance of $240.5 million is comprised of other owner costs, which include (i) $16 million license fee with ConocoPhillips; (ii) $100 million fuel reserve equity contribution; (iii) $11 million development fee for GEI., a related party; and (iv) $124.5 million in other owner costs such as land purchase, interest during construction, staffing and training, interconnections for natural gas and power, natural gas pipeline installation, operator recruiting and training, certain expenses related to commissioning and start up, legal fees, finance fees and contingency.  Pre-combustion capture of CO2 is inherent in the process to make on-specification SNG and is therefore included in the EPC line item.  It should be noted that the Oxbow agreement is an O&M expense and not part of project capital cost.  The value of the agreement will be related to feedstock cost and includes incentives for low cost feedstock.  CMT will manage the EOR opportunities and Lima Energy will transfer the CO2 at the fence, and the project has no cost downstream.  Also, the CMT agreement will be reflected as revenue to Lima Energy and is not a project cost.

The project costs for Gas 2 are expected to be approximately $1.02 billion, of which $850 million represents the price of the EPC agreement between GEC and Lima Energy described above, including a construction reserve of $77.0 million, while the balance covers owners costs including a $20 million development fee to GEI, a related party, finance charges and other fees.  The CCGT project EPC cost currently is expected to be approximately $627.3 million, which includes a $100 million construction reserve and a $7 million development fee to related party GEI.  The costs for Gas 2 and CCGT will be verified as we begin each of the phases.

GEI developed the Lima Energy project over the 10 years prior to our purchase of the project, which included the current three-phase configuration (i.e. Gas 1, Gas 2, and CCGT).  As discussed above, the Lima Energy Project carries a traditional development fee that is reflective of the commitment and risks necessary to deliver these projects.  GEI allocated its development expenses, which included such items as regulatory permit costs, professional fees, and personnel related expenses to each project phase and budgeted them as an owner's cost.  The development fees are fully contingent on full funding and start of construction.  GEI has already provided these services to Lima Energy, and Lima Energy ’s commitment to honor these fees pre-dated the purchase of Lima Energy  by the Company.  Therefore, GEI is not expected to provide additional services as part of the development fee to Lima Energy at this time.

Financing. We intend to finance the cost of each phase of the Lima Energy Project through a mix of equity and debt, which will consist primarily of project-specific non-recourse debt using the assets of the Lima Energy Project to secure such debt, as described below.  See also discussion below at “Financial Information: Future Capital Requirements.”  Based upon the currently expected size of the debt financing component for the Lima Energy Project, we expect that the equity component of the financing necessary for Gas 1 will be $100 million.  We are currently exploring various financing alternatives for Gas 1, including non-recourse debt financing. We continue the project development process toward ultimate financing.  Early in this development process we executed a long-term SNG sales agreement, which currently has expired and is not in effect, with P&G for approximately half the SNG production from Gas 1.  Owing to the very favorable terms and value of this agreement for them, P&G has agreed to periodic amendments, for a total of nine (9) such amendments to date.  The next amendment, extending the agreement for one year, continues to be reviewed by P&G, who has recently indicated approval by the first of two internal approval levels.  However, as a result of informal discussion between P&G and us, P&G has indicated it intends to execute the next amendment but for the time being will defer execution of the amendment until a clear timeline for advancing the project is known.  We included amendment 10 in the exhibits for completeness, but acknowledge that it is not yet executed.  P&G has indicated that its approval will provide a one-year window for the project to achieve the next contractual milestone.  We continue to believe, although we can give no assurances, that the pricing terms within the agreement are very favorable to P&G, even considering current market conditions and, therefore, that the agreement will be renewed by this amendment.  Assuming the tenth amendment is fully agreed upon and executed, the project finance commercial operation milestone dates as discussed more fully elsewhere in this prospectus will be advanced.

We obtained all necessary permits, including the air permit and power siting certificate, needed to begin construction of the Lima Energy Project. The Lima Energy Project received a Permit to Construct from Ohio EPA in March 2002.  The project also received a Certificate of Need and Environmental Compatibility from the Ohio Power Siting Board, an arm of Public Utility Commission of Ohio in May 2002.  The project was issued a Stormwater Construction permit by Ohio EPA in February 2005.  These are the only permits affecting the ability of the project to engage in field construction.  Because of our intent to construct the Lima Energy Project in phases, we plan to pursue a modification to the air permit for the facility to include planned changes to the design of the Lima Energy Project, which modifications will open the permit for review and comment by the public and USEPA before it is finalized. We currently intend to apply to Ohio EPA for a permit modification which would recognize all three phases, consider construction on the Lima Energy Project restarted as of a specified date and update the control equipment and emission limitation requirements for the combustion turbines in the third phase to those required in the most recently permitted IGCC combustion turbines. The planned permit modification package will cover the entire facility and all three phases.  We believe that this approach will facilitate expeditious approval, although there may be additional requirements imposed, particularly for the CCGT phase of the project. The Lima Energy Project will not require a National Pollutant Discharge Elimination System permit because it will not discharge wastewater to waters of the states, but rather will pre-treat any waste-water into the City of Lima publicly owned treatment works. The Lima Energy Project will also file for an amendment to its power siting certificate to reflect the phases of the project, the additional gasification capacity and the larger amount of SNG that will be produced.

Our design-build team (ICC, SSOE Group and Sega, Inc., none of which are related parties) began field construction work on the Lima Energy Project in October 2005. After completion of certain engineering and construction work, including construction of the 100,000 square foot fuel storage building’s engineered concrete, required under one of the Lima Energy Project contracts, onsite construction activities at the facility were paused in October 2006 pending availability of further financing for the Lima Energy Project. We intend to continue site preparation activities at the Lima Energy Project while the planned permit modification application is pending and to resume construction on the Lima Energy Project when we receive the permit modification from Ohio EPA. We anticipate that the permit modification will be approved by Ohio EPA during the site preparation activities, but we will coordinate closely with Ohio EPA during this process. We may seek to accelerate Gas 1 to full construction status while the permit modification application is still pending by requesting limited administrative relief from Ohio EPA.

Expected first commercial operations date. Gas 1 is expected to commence commercial operations approximately 37 months following closing of financing.  However, the timing of commencement of commercial operations will depend upon the date on which the Gas 1 project is accelerated to full construction status. The timing of this acceleration depends on either (i) approval by Ohio EPA of the Lima Energy Project’s air permit modification incorporating the three project phases and updating of the air permit, or, (ii) in the alternative, authorization by Ohio EPA of construction activities for Gas 1 during the period in which the permit modification application for the Lima Energy Project is pending.  Regardless of the timing of regulatory approval, we expect to resume site preparation activities, which are not regulated, following receipt of initial funding.  We currently expect that the financing and construction of Gas 2 will commence approximately six months following the commencement of construction of Gas 1 and that Gas 2 will commence commercial operations approximately 37 months later.  The CCGT is projected to have a 24 month construction period from date of CCGT project financing.  Market analysis has resulted in the CCGT project being accelerated as anticipated.

Cleantech Energy Project

This project is being developed by our subsidiary, Cleantech Energy Company, and will be located in Wyoming.  The project cost for this Cleantech Energy Project is expected to be approximately $2.3 billion.  Note that project costs include capital, engineering, procurement and construction (“EPC”) and other owner costs incurred up to commencement of operations (such as interest during construction and development fees), but do not include annual fixed or variable facility operations and maintenance costs, including the cost of purchasing solid hydrocarbon feedstock which itself reflects the cost of extraction and delivery of the solid hydrocarbon.  Financing for this project has not yet been secured.  The Cleantech Energy Project will use the energy asset of approximately 1.02 billion BOE of solid hydrocarbons.   On June 18, 2010, Cleantech Energy Company  purchased all of the right, title and interest in and to the energy asset, and all solid hydrocarbon BOE contained therein, and all other rights in and to the energy asset, including but not limited to the rights to produce the solid hydrocarbon from the property for commercial use from Interfuel E&P Ltd. pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement between Interfuel E&P Ltd, an unrelated party, and Cleantech Energy Company.  Interfuel E&P Ltd. is a private company with stockholders from Europe, North America, and Asia Pacific regions, focused on solid hydrocarbon energy resource transitions worldwide.  Current focus is in China, U.S. Australia, European, and South American markets. Mr. Graves, the Company’s Chairman and CFO, is a 17% shareholder in Interfuel E&P Ltd.  This solid hydrocarbon BOE energy asset is located adjacent to Cleantech Energy’s proposed Cleantech Energy Project, an ultra clean Btu conversion project that is being designed to produce 30.6 million BOE/yr of pipeline quality SNG and capture and fully utilize the CO2 produced during the SNG manufacture.  The Company believes this solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of PRB) coal as discussed elsewhere in this Prospectus.  The 1.02 billion BOE described elsewhere in this prospectus equals the energy content of the net tons of PRB coal referred to here.  Cleantech Energy Company issued 714,041 shares of its no par value preferred stock to Interfuel E&P Ltd. and assigned an aggregate value of $1.00 for the shares issued.  In future periods when the BOE asset is utilized in the gasification process, Cleantech Energy Company will record an expense of $0.70 per BOE with a corresponding increase in the Company’s paid in capital.  Once commercial operations have begun, the preferred stock will earn a 5% annual dividend, commencing on the commercial operations date, payable on a quarterly basis. Annual redemptions of preferred stock will be dependent on the net income of Cleantech Energy Company.  Provided there is net income in a given year, Cleantech  Energy Company has the option to redeem such amount of preferred shares that is equal to not less than 7% and not more than 10% of net income in that year. Any preferred stock remaining after 20 years from the date of commercial operations may either be redeemed at that time, or, at the option of Cleantech Energy Company, may be converted to Cleantech Energy Company’s common shares, according to this formula:  for every one percent (1%) of the original estimated value of preferred shares (1,020,058,000 BOE X $.70=$714,040,600) that is remaining at that time, Interfuel will be entitled to one-half of one percent (0.5%) of common shares then issued and outstanding in Cleantech Energy Company. Additionally, Cleantech Energy will pay $70 million to Interfuel upon receipt of financing and start of construction for the proposed Cleantech Energy Project facility and related solid hydrocarbon BOE production.  In the event Cleantech Energy Company does not commence construction of the Cleantech Energy Project for any reason other than willful misconduct by June 18, 2012 (or, if extended for one year, by June 18, 2013), Interfuel E&P Ltd. may terminate the contract resulting in an unwinding of the transaction pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement whereby Cleantech Energy Company would re-convey the energy asset to Interfuel E&P Ltd., which then would return the preferred shares to Cleantech Energy  Company.  While we believe the parties intend to mutually extend the agreement if necessary, we can give no assurances of that or that the construction of the Cleantech Energy Project will commence by this deadline and, as a result, we may not be able to receive commercially feasible quantities of the solid hydrocarbon which may have a negative impact on this project as discussed below.Cleantech Energy Project is being designed to produce 30.6 million BOE per year of pipeline quality SNG and to capture and fully utilize the CO2 produced during the SNG manufacture.  Engineering, technology licensing, and permit planning for this facility are progressing as described more fully below.

We do not own proven or probable reserves in connection with any of our projects nor do we know if it is commercially feasible to receive a sufficient quantity of BOE from our solid hydrocarbon energy asset to support the development and operation of our Cleantech Energy Project.  Construction of the Cleantech Energy Project will depend, in part, upon our confirmation that it is economically feasible to extract a sufficient quantity of BOE from the solid hydrocarbon energy asset and upon future delivery of the solid hydrocarbon energy asset to support the development and operation of that project. If we determine that we will be unable to extract a sufficient quantity of BOE from the energy asset or if we are unable to receive a sufficient quantity of solid hydrocarbons from this energy asset to justify the construction of the Cleantech Energy Project, we may decide to redesign, relocate, develop alternate feedstock supplies, delay, or elect not to proceed on the development of this, or another, project.  Furthermore, if we determine that it is not commercially feasible to receive our solid hydrocarbon energy asset, we may be required to write off the value of the asset or to record an impairment or other charge on our consolidated financial statements that could have a material adverse effect on our business, financial condition and results of operations.

GEC, a related party, is leading the development effort with respect to technical and project tasks.  GEC is considered a related party because our executive officer and chairman of our Board of Directors, Harry H. Graves, is also the chairman and is the sole shareholder of GEC. The following list of development tasks have been completed, are in draft, or otherwise in progress.

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A Draft License Agreement between Cleantech Energy Company and a confidential gasification technology provider, which is not a related party to either USASF or GEI.  We believe this agreement will be ready to execute upon Cleantech Energy Company funding, although we can give no assurances that this will occur and may find it necessary to locate an alternative gasification technology supplier.

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A Draft Technology Support Agreement between Cleantech Energy Company and a confidential gasification technology provider which , which we believe will also be ready to execute as a companion to the license agreement, although we can give no assurances that this will occur and may find it necessary to locate an alternative gasification technology supplier.  This document provides for long-term support during design, construction, commissioning and start-up; with the intent of ensuring successful operations.

•	A confidential gasification technology provider has submitted a technical description of its scope of supply, to facilitate design.

•	GEC has begun discussions with a firm to provide general contracting and steel fabrication services for the Cleantech Energy Project.

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GEC issued a request for proposal to its permitting consultant, and has received the requested proposal for development of a permit application package for the facility.  The three key elements of this effort are the air permit, the industrial siting permit and water rights.  Preparation of these applications is estimated to require six to nine months.  Normal agency approval and public comment periods are in the range of 9-12 months.  Permitting is therefore approximately a one and one-half year process, following notice to proceed for the consultant.

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Based on data provided by a confidential gasification technology provider in its scope of supply, GEC has developed a process material balance and solid hydrocarbon feedstock requirement analysis for the complete facility that will support the current quantity design production of synthetic natural gas.

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GEC has drafted a preliminary Cleantech Energy Development Plan for the facility, to facilitate design and permit preparation activities.  This will be continually refined as project development continues.

•	GEC has prepared a configuration and major equipment analysis to facilitate engineering activities.

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Based on information provided by a confidential gasification technology provider, GEC has prepared a preliminary capital and operating cost estimate for use in the pro forma economic analysis.  These will be refined as further development occurs.

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GEC has prepared a manpower plan for the Cleantech Energy facility, including preliminary wage and benefit analysis, and is comparing these to standard US Bureau of Labor Statistics for the Wyoming Region.  These will be refined as project development continues.

•	GEC has begun drafting a training plan, to ensure timely hiring and training of operators prior to commissioning, start up and operation of the facility.

Providing a specific timeline at this time is not feasible until sufficient funding is made available to support the gasification technology provider process design tasks, and for GEC to engage the engineer and permitting consultant to enable development of the permit applications.

We believe that this solid hydrocarbon energy asset is particularly well suited for the development of a gasification facility to be located in Wyoming.    Based on current project design, we believe that the approximately 1.02 billion BOE solid hydrocarbon energy asset represent approximately a 25-year supply if used as feedstock for the Cleantech Energy Project. We do not own proven or probable reserves in connection with any of our projects nor do we know if it is commercially feasible to receive a sufficient quantity of BOE from our solid hydrocarbon energy asset to support the development and operation of our Cleantech Energy Project. As a result, we may be required to abandon one of our gasification projects and record impairment or other charges on our consolidated financial statements. We expect that the Cleantech Energy Project will produce pipeline quality SNG for export into an existing natural gas pipeline in reasonable proximity to the facility. The project costs for the Cleantech Energy Project are expected to be approximately $2.3 billion. Note that project costs include capital, engineering, procurement and construction (“EPC”) and other owner costs incurred up to commencement of operations (such as interest during construction and development fees), but do not include annual fixed or variable facility operations and maintenance costs, including the cost of purchasing solid hydrocarbon feedstock which itself reflects the cost of extraction and delivery of the solid hydrocarbon.  The Cleantech Energy Project is being designed to produce 30.6 million BOE of SNG per year. The total annual SNG anticipated output of the proposed Cleantech Energy Project, would equal approximately 30.6 million BOE per year. Contrary to our Lima Energy Project where permits to produce our feedstock are not required as our current operating plan provides for feedstock to be delivered by rail to the Project, construction and smooth operation of the Cleantech Energy Project will depend, in part, on the ability of our solid hydrocarbon production contractor to seek and obtain necessary regulatory approvals required for the production of the solid hydrocarbon.  Coordination of this task with ongoing engineering and design work for the facility itself will be important to timely progress.

This Cleantech Energy Project will be located immediately adjacent to the solid hydrocarbon asset described above which we have acquired and is in the early stages of development.  Gasification technology selection, in this case a dry feed pneumatic entrained flow gasification technology, tentatively has been made, and the license agreement is being negotiated currently.  Preliminary engineering is sufficiently complete to configure the facility, determine its equipment requirements, and develop a capital cost basis for project finance, all of which are ongoing.  However, additional engineering and design work will be required to support the permitting process as well as to begin construction.  We have begun to investigate, but have not yet finalized our EPC strategy for this project.  Initial discussions with the State of Wyoming have been held, and a review of environmental regulations and industrial siting requirements for the proposed location has been completed.  We intend to fund early work on permits, siting, and water rights ahead of major finance for the project, which funding we are currently seeking. We anticipate that permitting application preparation and approvals will require at least one year, which we anticipate beginning in late 2011.  With careful coordination with project financing activities, we anticipate commencing the three year construction in second half 2012.  Production of the solid hydrocarbons will be contracted to a large, reputable firm familiar with the region, but which we have not yet selected.  SNG product export and CO2 transportation pipelines will be arranged separately at a later date.

Regulation and environmental matters

Our projects currently are subject to regulation by federal, state, and local authorities with regard to air and water-quality control standards and other environmental matters, and are subject to zoning and other regulation by local authorities. Environmental laws and regulations in the United States have become increasingly more stringent. Such laws generally require capital expenditures for compliance, including modifications and installation of required pollution control equipment. In addition, securing regulatory approvals for construction or modification of facilities can be a costly and time-consuming process. The environmental regulations that are generally applicable to major industrial facilities and to the development of our gasification and SNG production facilities in the United States include:

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The Clean Air Act, as amended, and state laws and regulations (including State Implementation Plans) contain requirements regarding emissions standards, requirements to obtain permits, and reporting requirements that are generally applicable to our large industrial facilities and their air emissions.  It is the responsibility to of the project to identify the various regulations that apply and to work with regulatory agencies to draft permits that address those requirements. These laws and regulations cover, among other pollutants, those contributing to the formation of ground-level ozone, CO, SOx, NOx, particulate matter, mercury, and hazardous air pollutants as defined by the USEPA. Requirements to reduce SOx and NOx through cap and trade mechanisms were implemented to reduce acid rain in eastern and northeastern states. Coal gasification processes and fossil and SG fueled power generating facilities may emit various levels of these pollutants and, accordingly, are subject to regulation and enforcement oversight by various governmental agencies. The power island portion of the IGCC is the primary emission source under the Clean Air Act, which requires that installation or construction permits as well as operating permits be obtained to ensure emissions will meet pollutant limitations. SG fueled combustion turbine generator plants are subject to different regulations than those that govern coal-fired boilers. For instance, because SG fueled turbine plants generally are able to limit hazardous air pollutants below regulatory thresholds, maximum achievable control technology regulations affecting combustion turbines may not apply. As a result of applicable regulations or changes in regulations, expenditures for appropriate pollution control technology may be required from time to time.  However, SNG fueled combustion turbine plants (CCGT as opposed to IGCC) would be subject to emission limits more similar to natural gas fueled turbines.  Importantly, SNG production itself is actually more directly associated with the gasification portion of the facility and together they are a closed system without primary stack or vent.  As such, a gasification and SNG production facility will have few emissions, and those will generally be limited to start-up, shut-down, and equipment failure types of events.

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Future initiatives regarding greenhouse gases emissions and global warming continue to be the subject of national and international debate. At the present time, CO2 is not regulated by the United States government, other than the monitoring and reporting rule finalized by USEPA, discussed below.  Currently, the United States Congress is working on legislation to regulate greenhouse gases. Although the House of Representatives passed an energy bill in 2009 addressing many of these issues, to date no legislation has been passed by the Senate and, accordingly, the likelihood of such legislation, as well as its impact on our business, is unknown.  In the mean time, USEPA has issued and proposed a series of new regulations that begin to address the issue and that will are expected to be directly applicable to our projects.  The USEPA finalized a rule in September 2009 that requires monitoring and reporting of CO2 emissions at plants that emit over 25,000 metric tons per year of CO2 equivalent.  We will be subject to the monitoring and reporting requirements of this rule once a plant begins operation. It proposed its “Tailoring Rule” which begins to tighten CO2 emissions, incrementally tailoring the requirements to emission size. Here, plants emitting over 25,000 tons per year of CO2 will be required to obtain a new permit or modify their existing Title V permit.  Plants with lower emissions will be addressed later.  In early August of 2010, the agency proposed a new regulation, expected to take effect in the next couple of years, that requires states to revise their implementation plans to address CO2 more comprehensively.  While regulation of CO2 is formative, all plants of the size of ours, likely will have requirements imposed as time goes forward.  IGCC power plants are significant sources of CO2 emissions. Therefore, any mandated federal or state greenhouse gas reductions or caps on CO2 emissions or other such regulation could have a material impact on our facilities in the future, absent implementation of an effective CCS program.

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Rules issued by the USEPA (including, for example, present or future emission cap and trade programs, the regional haze program, the Eastern States NOx Trading Program and final state non-attainment area designations to implement the revised ozone and new fine particulate standards) require substantial reductions in SOx, mercury, particulate matter and NOx emissions. The compliance dates for such rules take effect in stages in the future. USEPA also reviews its National Ambient Air Quality Standards every five years, often acting to make them more stringent. The advent of emission trading programs means that facilities need to hold sufficient emission allowances to cover their actual emissions each year. This obligation is in addition to compliance with traditional permit limitations on emissions from each facility, and can require that the facility purchase any additional allowances it needs.

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In July 2010, USEPA proposed the new Interstate Transport Rule, which replaced the Clean Air Interstate Rule while resolving court mandated deficiencies.  The rule was finalized in July 2011 as the Cross-State Air Pollution Rule and further tightens criteria pollutants, especially NOx, SOx, and Ozone, and particularly affects regulated utilities and their legacy coal fired generating units.  The intent of this rule is to improve National Ambient Air Quality.  The regulation is essentially combustion related and to the extent our projects make SNG and not power the applicability of the regulation is expected to be less.  The CCGT, however, is combustion related and, therefore, likely to fall under the application of this rule.  We will receive guidance from state agencies as we modify existing permits or draft new ones, as to what requirement the new rule will impose on our facilities.

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The Clean Air Mercury Rule was finalized by USEPA on March 15, 2005 to reduce mercury emissions from coal-fired power plants.  Phase 1 of the Clean Air Mercury Rule was set to go into effect on January 1, 2010.  However, on February 8, 2008, the United States Circuit Court of Appeals for the District of Columbia vacated the rule, requiring USEPA to draft a new regulation.  As a result of this ruling, it is likely that individual coal-fired boilers and power plants will be held to stringent levels of mercury emission reductions instead of averaging mercury emissions across multiple plants and across the country.  This rule applies only to coal and not to petcoke based power generation.  Gasification based plants, even if processing coal, have the ability to cost effectively remove mercury from the SG before using it in a combustion device.

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The Federal Clean Water Act prohibits the discharge of pollutants, including heat, into waters of the United States except pursuant to appropriate permits, which establish discharge limits, monitoring, and reporting requirements. “Indirect” wastewater discharges to publicly owned treatment works also are subject to permitting and other requirements. Depending upon the size of the plant, an IGCC plant generally requires make up water in the range of six to seven million gallons per day. This water is used in the gasifier slurry, unless the gasifier uses a dry feed technology, and in the steam turbine. Cooling tower evaporative losses are typically a significant portion of an IGCC plant’s water usage. If the water is drawn from a river or lake, the state may regulate or permit access to quantity, potentially necessitating use of air instead of wet cooling towers. In 2004, USEPA adopted a new Clean Water Act rule to reduce the number of fish and other aquatic organisms killed by water intake systems at power plants. This rule requires cooling water intake structures to reflect the best technology available for minimizing adverse environmental impacts. The final rules require the installation of additional intake screens or other protective measures, as well as site-specific study and monitoring requirements.  Our Lima Project plans to recycle and reuse its water, and we anticipate little, if any, waste water. Lima will pre-treat any wastewater it does have under an Ohio EPA approved City of Lima permit before releasing the wastewater to the City Publicly Owned Treatment Works.  We anticipate that our Cleantech Energy Project will retain, recycle and reuse its water, but will work with the State of Wyoming on permit requirements if any discharge becomes contemplated.

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Solid and hazardous waste laws and regulations, including the Resource Conservation and Recovery Act, govern the management and disposal of certain wastes. The majority of solid waste created from the combustion of coal and fossil fuels is non-toxic fly ash and other coal combustion byproducts, which the USEPA has determined are not hazardous waste subject to the Resource Conservation and Recovery Act, but which are sometimes subject to special solid waste disposal requirements. In an IGCC, the vitreous solid residue from the gasification process generally passes the Resource Conservation and Recovery Act leachability tests and is therefore considered non-hazardous under the Resource Conservation and Recovery Act. Sale for commercial value or disposal will be a case-by-case decision. Solid residues from wastewater treating may test hazardous under USEPA protocols and appropriate management decisions made on a case-by-case basis. In addition to imposing compliance obligations, these laws and regulations authorize the imposition of substantial penalties for non-compliance, including fines, injunctive relief, criminal prosecution and other sanctions.  We anticipate each of our projects will be subject to hazardous waste regulations from time to time, which generally affects temporary storage, shipping and manifesting.

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Nuisances are typically prohibited by state and local law. Noise limits are commonly set by state utility regulators or state noise standards established by other agencies, such as the Ohio Power Siting Board in Ohio. In conjunction with certification of electric power generating facilities, the Ohio Power Siting Board and its counterparts in other states typically set specific measurable fence line noise limits on equipment or plants, and the site selection process in each state also considers local zoning requirements, generally either by the city or county.

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Power generation projects typically require review and approval of state utility regulators for contractual arrangements relating to interconnection, siting, and access to the transmission grid. Rates for transmission services are regulated by the Federal Energy Regulatory Commission. The natural gas back-up supply pipeline, which will also enable delivery of SNG into the natural gas pipeline system, will be subject to the jurisdiction of either the Federal Energy Regulatory Commission or the Ohio Public Utility Commission, and their respective certification and regulation processes.  Our Lima Project applied for and received a “Certificate of Need and Environmental Compatibility” from the Ohio Power Siting Board, an arm of the Public Utility Commission of Ohio.  The Certificate is amended from time to time if and when the size and scope of the project changes.  Our Cleantech Energy Project will require an Industrial Siting Permit, which addresses the industrial aspects of a plant in addition to the power generation aspects.

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Water availability for a project differs by state.  In Ohio, the Power Siting Certificate, discussed above, included consideration of the City of Lima’s capacity to supply raw water to the project, which is very robust.  The project and the City of Lima have executed a long term water supply agreement in this regard.  In Wyoming, water requirements must be reviewed by the State Engineer and rights to water usage negotiated with various entities.  This is done with State Engineer participation.  While the project is being designed to minimize water losses, maximize water recycle and reuse, and minimize make-up water requirements, we have not yet begun working with the State Engineer.

Technology and intellectual property

Technological flexibility and know-how

We do not depend upon any particular technology or license to operate our business and currently have no patents. Rather, we believe that the most important element of our intellectual property comes from the knowledge of our management team and technical and field personnel, consisting of know-how, art and trade secrets obtained through their many years of gasification and SNG production facility operational experience. For example, even though we have a license with ConocoPhillips to use the E-Gas™ gasification technology at our Lima Energy Project, there are other gasification technologies, such as the British Gas Lurgi gasification process, an alternative fixed bed gasification technology which we are investigating, and various entrained flow gasification technologies such as Shell’s entrained flow gasification technology, and General Electric Energy’s entrained flow gasification technology, which we could use at Lima in the event the E-Gas™ technology is unavailable to us or if we had not been able to enter into a license agreement with ConocoPhillips. Similarly, there are multiple technologies we could use for other main technology units within our planned projects such as air separation units, acid gas (sulfur) removal systems, elemental sulfur production units, particulate filtration technologies, methanation units, and Fischer Tropsch or other technologies for transportation fuels.  Therefore, with multiple technology options from which to choose for the various technology units, we are not dependent upon any one particular technology or license to operate our business.  Once we have obtained a license for a particular technology unit, designed the process with that technology in place, built and operate the plant, we will continue to use that unit. However, even then in the event of a major problem, there are other options available to us.

We believe our management team has significant expertise in the operation of gasification facilities, has been instrumental in the advancement of gasification and SNG production technologies through the improvement of such technology and the operational process over their careers with us and other companies and has over 300 years of combined experience in the development, construction, ownership and operation of gasification and other energy facilities. We have arrived at this figure by adding up the years of relevant industrial knowledge, expertise and operations of USASF personnel and personnel we will have direct access to from GEI as needed.  As some of our personnel have peripheral experience, their years of experience have not been included.  We believe that this knowledge and expertise provide us with the flexibility to select and efficiently apply the most appropriate technology for a particular project and even to improve on a particular technology in the course of its utilization. Gasification and SNG production projects are technically complex and require considerable practical experience and institutional knowledge to effectively choose and apply the numerous available technologies to a particular project based upon a knowledge of practices and procedures developed over time. Because gasification and SNG production technologies have been available for many years, much of the intellectual property related to any previously issued patents is already in the public domain. As a result, there are multiple technologies available for use in connection with various types of projects. These technologies differ in a number of significant respects, depending upon the type of gasifier and feedstock to be used, the end-products which a particular facility is expected to produce and the scope of intended CO2 capture and sequestration.

As a result of the experience of our management team and technical and field personnel in operating a varied portfolio of technologies and related sub-technologies, including E-Gas™ technology for entrained flow gasifiers, British Gas Lurgi’s technology for fixed bed gasifiers, Global Environmental’s gasification technology for fixed bed gasifiers and dry-feed entrained flow technology, we believe that we will able to choose the technology best suited for a particular project. For example, the Lima Energy Project is being designed to use the same E-Gas™ technology which is currently in use at the Wabash River facility. As a result, unlike other companies which may be more dependent upon a single technology, we believe that we will be able to address any constraints about carbon conversion efficiency, physical form of the feedstock, maximization or minimization of methane or H2 production and other considerations by picking one of many technologies in which we have developed expertise. Within the gasification and IGCC technology framework, we have developed expertise in, among other things:

•	Material handling and storage.

•	Material sizing and injection/feed to the gasifier.

•	Advanced particulate filtration.

•	Advanced acid gas removal.

•	Sulfur production.

We also have expertise in converting coal to SG and subsequently converting the SG to SNG and possess considerable knowledge in the area of methanation, which is the process for converting the produced SG to SNG. In addition, we have expertise in a technology known as Advanced Fuel Technology to assist in the sizing and introduction of certain types of feedstock directly into the gasification unit. Advanced Fuel Technology involves the blending and fusing of coal (or petcoke), refuse derived fuel and various additives and binders into a briquette or pellet form which exhibits significant strength and hardness to allow it to be introduced into fixed bed gasifiers. This provides for gasification of materials which are not easily sized for entrained flow technologies and enables quicker and more efficient gasification of renewable feedstock.

Licenses and intellectual property

Licenses. A portion of the technology that we will use in our facilities has been, and may be, licensed to us on a project-by-project, non-exclusive basis from third parties who may also license such intellectual property to others, including our competitors. Gasification technology licenses typically describe the technology, the support that the licensee will receive from the licensor and the performance expectation (each of which is typically based upon several measures) that the licensor will guarantee to the licensee. Performance guarantees typically carry tiered liquidated damage penalties up to a certain percentage of the license fee. Lima Energy licenses the E-Gas™ technology that we intend to use at the Lima Energy Project from ConocoPhillips.

CMT entered into an exclusive licensing agreement with HTC, which provides that CMT’s operations will be based upon technologies licensed by HTC to CMT and upon certain technical and human resources to be provided by HTC to advance the commercialization of CMT.  Although we have no formalized, signed agreement or arrangements with CMT other than a CO2 sales agreement between Lima Energy  and Cambridge Resources at this time, we believe Lima Energy will benefit from the experience of CMT in the area of CCS.  While Lima Energy has this agreement with Cambridge Resources for it to purchase the produced CO2 “at the fence”, it has been over three years since the two parties have discussed how Cambridge Resources will implement its CCS and EOR strategy.  However, while Lima Energy will have an interest in a successful CCS and EOR strategy, an agreement on such a strategy may not be necessary.  Cambridge Resources is expected to work with CMT, its parent, which has the CCS and EOR expertise, on an appropriate CCS and EOR strategy.  A definitive strategy, agreeable to both Lima and Cambridge Resources, ultimately will be influenced by any new requirements placed on Lima Energy during the permit update process.  It is reasonable to anticipate that the strategy will be incorporated into the existing Lima Energy –Cambridge Resources agreement by amendment.HTC is not a related party to USASF or GEI, while CMT and Cambridge Resources are related parties to USASF and GEI.  CMT is considered a related party to USASF and GEI, as CMT is a joint venture between HTC and GEI, 46% of the stock of which is beneficially held by Harry H. Graves, our executive officer and chairman of our Board of Directors, and since our executive officer, Dr. Steven C. Vick, is also an executive officer of CMT, while Cambridge Resources is a wholly owned subsidiary of CMT and, therefore, also is considered a related party.

Intellectual property. Although we believe that certain trade secrets and know-how developed as a result of our management and technical team’s knowledge, expertise and operational experience are patentable and we may seek to patent such inventions in the future, we believe that the importance of the knowledge base and experience of our team generally outweighs the importance of patent rights and distinguishes us from our competitors. As a result, we do not currently hold, and do not currently intend to seek, any patents with respect to our management’s trade secrets and know-how.

We consider our trade secrets, operational experience, processes and know-how to be one of our principal competitive strengths. We will seek to limit disclosure of these trade secrets, operational experience, processes and know-how by requiring employees, consultants and any third parties with access to such information to execute confidentiality agreements and by restricting access to such information. In addition, we plan to put into place a formal program to protect the confidentiality of our trade secrets, processes and know-how, including a program to ensure the assignment of future inventions.

Our success will depend in part on our ability to preserve our trade secrets and to retain our management team with its considerable knowledge of and experience in the gasification industry.

Properties

1.02 Billion BOE Energy Asset

We have entered into an agreement and acquired a significant solid hydrocarbon energy asset for use in our Cleantech Energy Project. We believe this solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of PRB coal.  The 1.02 billion BOE described elsewhere in this prospectus equals the energy content of the net tons of PRB referred to here.  On June 18, 2010, Cleantech Energy Company  purchased all of the right, title and interest in and to the energy asset, and all solid hydrocarbon BOE contained therein, and all other rights in and to the energy asset, including but not limited to the rights to produce the solid hydrocarbon from the property for commercial use from Interfuel E&P Ltd. pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement between Interfuel E&P Ltd, an unrelated party, and Cleantech Energy Company. Interfuel E&P Ltd. is a private company with stockholders from Europe, North America, and Asia Pacific regions, focused on solid hydrocarbon energy resource transitions worldwide.  Current focus is in China, U.S. Australia, European, and South American markets. Mr. Graves, the Company’s Chairman and CFO, is a 17% shareholder in Interfuel E&P Ltd.  In exchange for this approximately 1.02 billion BOE energy asset, Cleantech Energy Company issued to Interfuel E&P Ltd. 714,041 shares of its no par value preferred stock and assigned an aggregate value of $1.00 for the shares issued.   In future periods when the BOE asset is utilized in the gasification process, Cleantech Energy Company will record an expense of $0.70 per BOE with a corresponding increase in the Company’s paid in capital.  Once commercial operations have begun, the preferred stock will earn a 5% annual dividend, commencing on the commercial operations date, payable on a quarterly basis. Annual redemptions of preferred stock will be dependent on the net income of Cleantech Energy Company.  Provided there is net income in a given year, Cleantech  Energy Company has the option to redeem such amount of preferred shares that is equal to not less than 7% and not more than 10% of net income in that year. Any preferred stock remaining after 20 years from the date of commercial operations may either be redeemed at that time, or, at the option of Cleantech Energy Company, may be converted to Cleantech Energy Company’s common shares, according to this formula:  for every one percent (1%) of the original estimated value of preferred shares (1,020,058,000 BOE X $.70=$714,040,600) that is remaining at that time, Interfuel will be entitled to one-half of one percent (0.5%) of common shares then issued and outstanding in Cleantech Energy Company. Additionally, Cleantech Energy will pay $70 million to Interfuel upon receipt of financing and start of construction for the proposed Cleantech Energy Project facility and related solid hydrocarbon BOE production. Based on current project design, we believe this solid hydrocarbon energy asset represents approximately a 25-year supply if used as feedstock at the Cleantech Energy Project.  In the event Cleantech Energy Company does not commence construction of the Cleantech Energy Project for any reason other than willful misconduct by June 18, 2012 (or, if extended for one year, by June 18, 2013), Interfuel E&P Ltd. may terminate the contract resulting in an unwinding of the transaction pursuant to the Barrel of Oil Equivalent Energy Purchase & Sale Agreement whereby Cleantech Energy Company would re-convey the energy asset to Interfuel E&P Ltd., which then would return the preferred shares to Cleantech Energy  Company.  While we believe the parties intend to mutually extend the agreement if necessary, we can give no assurances of that or that the construction of the Cleantech Energy Project will commence by this deadline and, as a result, we may not be able to receive commercially feasible quantities of the solid hydrocarbon which may have a negative impact on this project as discussed below.

We do not own proven or probable reserves in connection with any of our projects nor do we know if it is commercially feasible to receive a sufficient quantity of BOE from our solid hydrocarbon energy asset to support the development and operation of our Cleantech Energy Project.  Construction of the Cleantech Energy Project will depend, in part, upon our confirmation that it is economically feasible to extract a sufficient quantity of BOE from the solid hydrocarbon energy asset and upon future delivery of the solid hydrocarbon energy asset to support the development and operation of that project. If we determine that we will be unable to extract a sufficient quantity of BOE from the energy asset or if we are unable to receive a sufficient quantity of solid hydrocarbons from this energy asset to justify the construction of the Cleantech Energy Project, we may decide to redesign, relocate, develop alternate feedstock supplies, delay, or elect not to proceed on the development of this, or another, project.  Furthermore, if we determine that it is not commercially feasible to receive our solid hydrocarbon energy asset, we may be required to write off the value of the asset or to record an impairment or other charge on our consolidated financial statements that could have a material adverse effect on our business, financial condition and results of operations.

Cleantech Energy will select an experienced company to permit, install and operate a solid hydrocarbon BOE production facility.  Permits from applicable state regulatory authorities are required before the production of energy assets may commence.  Applications for permits require engineering and data analysis and presentation, and must address a variety of environmental, health and safety matters associated with a proposed production operation.  These matters include such aspects as the manner and sequence of solid hydrocarbon production, management of overburden, and development of a reclamation plan for after production is complete.

Real Estate

The Lima Energy Project is being constructed on approximately 63 acres of land consisting of two adjoining tracts of land to be purchased by Lima Energy from the City of Lima pursuant to a Real Estate Acquisition and Development Agreement executed by Lima Energy and the City of Lima on June 9, 2008. Pre-acquisition construction activities have included site clearance and site preparation work, as well as construction of 100,000 square feet of engineered concrete for the project’s fuel facility.  Although this agreement has expired, a new agreement has been drafted for signature which is included as an exhibit to this prospectus.  We note, however, that this draft agreement is subject to change prior to being fully executed.  We expect to close on the property as soon as financing is in place.  In the meantime, the City of Lima has provided Lima Energy a letter authorizing continued access to the site.  The construction in progress is located on land owned by the City of Lima and will only become available for use by the Company when funding for the project is obtained and certain other conditions are met; therefore the entire investment in the asset is considered impaired by the Company’s management. The Company has recognized an impairment charge of $6.4 million.

The Company currently has office space at its headquarters located at 312 Walnut Street, Suite 1600, Cincinnati, Ohio 45202.  Management intends to enter into a long term lease for office space in the near future.

Insurance

We anticipate that we will obtain and maintain insurance in accordance with customary industry practices for each of our projects under development and construction.  Statutory workers’ compensation coverage is maintained in all states in which we operate. All of the foregoing coverage will be provided by insurance companies with an A.M. Best rating of A++ (superior) to A- (excellent). To the extent that we are subject to claims which exceed or are outside of our liability insurance coverage, such suits could have a material adverse effect on our business, financial condition and results of operations.

In addition to the above-referenced insurance, we expect to obtain directors’ and officers’ liability insurance for our directors and officers, with limits commensurate with industry guidelines. This coverage will be effective upon the closing of this offering.

We do not currently have title insurance policies for our owned or leased properties.

Employees

As of the date of this filing, we had a total of ten employees.  From time to time we also employ independent contractors, consultants and temporary employees to support our operations. None of our employees is subject to collective bargaining agreements. We have never experienced a work stoppage and believe that our relations with our employees are good.

Legal proceedings

We are not presently involved in any legal proceedings that we believe would have a material adverse effect on our consolidated financial statements. However, we are, from time to time, threatened with, or may become a party to, legal actions and other proceedings, including the matter discussed as follows.  The Company was named as a defendant in a complaint filed by John B. Walker and Reynold Nebel, Jr. in the Court of Common Pleas, Hamilton County, Ohio, on October 20, 2011.  The basis of the complaint is failure to pay salaries and other employment-related expenses during their respective employment.  Relief sought is approximately $555,000 plus interest.  Earlier in the year, the Company, believing it had reached verbal agreement with the plaintiffs on payment of outstanding amounts of $227,000, plus return to the Company of 61,290 shares of common stock previously issued, collectively, drafted written release agreements which were presented to plaintiffs for signature.  The Company believes that adequate accruals exist on its financial statements for amounts owed, such amounts having been confirmed by each plaintiff during the recent audit.  It is the Company’s belief that any other claims are spurious and totally without merit, and the Company intends to defend itself against the allegations vigorously and to the fullest extent.

Management

Executive officers and directors

Set forth below are the name, age, and position and a brief account of the business experience of each of our directors and management team, including our executive officers as of   the date of this filing.

Directors and Executive Officers
Name	Age	Position

Harry H. Graves	55	Chairman of the Board and Chief Financial Officer
V. Daniel Magarian	50	Director
Steven C. Vick	60	Director, President and Chief Executive Officer

Biographical Information

Harry H. Graves— Chairman of the Board and Chief Financial Officer. Mr. Graves is our Chief Financial Officer, a position he has held since July 2010.  He was appointed to our Board of Directors in December 2009, where he continues to serve as Chairman.   Mr. Graves is President and Chief Executive Officer of GEI and has served in that capacity since the company’s founding in 1988. He also served as a director of GEI since 1988.  Mr. Graves has served on the Steering Committee of the Coalition for the Green Bank, Washington, D.C. Mr. Graves was also the longest standing founding director of the Washington, D.C.-based Gasification Technologies Council, an organization formed to promote a better understanding of the potential role of gasification in the energy industry. Mr. Graves brings to the Company a wealth of knowledge in the gasification business, developed over twenty years with GEI.  Prior to 1988, Mr. Graves worked for Procter & Gamble Company in positions of increasing responsibility in the Boston, New York, Philadelphia and Minneapolis markets, including Central Field Manager and Special Markets Manager at Procter & Gamble Company’s world headquarters in Cincinnati, Ohio. Mr. Graves earned a B.A. in economics from Trinity College in Hartford, Connecticut.

Dr. Steven C. Vick—Director, President and Chief Executive Officer.  Dr. Vick was appointed to our Board of Directors in July, 2010.  Dr. Vick also began serving as President and Chief Executive Officer for the Company in July 2010.  Dr. Vick is committed to the mission of the Company, and his background in technology development as well as gasification facility operations positions him well to help steer the direction of this development stage company.  In addition, he is Chief Technology Officer for GEI, a position he has held since March 2006, and has served as the President of CMT since February 2008. Dr. Vick has served in various capacities with GEI and its affiliated companies since August 1995, including General Manager at the Wabash River Gasification Facility, now known as SG Solutions LLC, from September 2003 to February 2006 when it was under GEI’s management, and Senior Vice President of Global Environmental, Ltd. from 1995 to 2003.   Before joining GEI, Dr. Vick served as the President of Trans-End Technology, a PCB disposal company, from June 1994 until April 1995. From 1977 until June 1994, Dr. Vick worked for Union Carbide Corporation’s chemical and polymers companies and UNISON Transformer Services, Inc., a Union Carbide Corporation subsidiary, in various positions of increasing responsibility, including Director of Research and Technology. Dr. Vick earned a PhD in inorganic chemistry from Massachusetts Institute of Technology.

V. Daniel Magarian—Director.  Mr. Magarian was appointed to our Board of Directors in July 2010.  In 2001, Mr. Magarian led the acquisition of EMI, and since 2001 has served as President and CEO of EMI Network, Inc., a marketing services company for which he has led the turnaround and growth.  Mr. Magarian has over 30 years leadership experience in developing, forming, merging and growing companies in both marketing/printing and transportation sectors.  Mr. Magarian brings his expertise in marketing to the Company as it seeks to position itself prominently in the clean energy economy. Prior to acquiring EMI, he took on a consulting role specializing in workout turnarounds, mergers and acquisitions, assisting companies with re-capitalization and strategic value enhancement.  He has served in management positions at Balmar Printing & Graphics, Professional Transportation Group and PTG Logistics where he was President and Partner, and was Managing Partner for Burke Strategic Partners, PLL prior to the acquisition of EMI Network.

No director or executive officer has, within the last ten (10) years (i) filed any federal bankruptcy petition or any like petition under state insolvency laws; (ii) been convicted in or been the subject of any pending criminal proceedings; (iii) been the subject of any order, judgment, or decree involving the violation of any state or federal securities laws; or (iv) been temporarily or permanently barred from engaging in any type of business practice, or those practices specifically listed in and requiring disclosure under 17 CFR Section 229.401(f).

There are no agreements or other understandings between any executive officer and any other person(s) regarding such officer’s selection as an officer.

Key Personnel

The following individual is viewed as a key person to the development of our projects:

Dwight N. Lockwood— Senior Advisor.  Mr. Lockwood serves as Senior Advisor to the Company. From July 2010 to November 2011, Mr. Lockwood served as Group Vice President.  He served in a similar capacity with GEI from June 2006 to July 2010. Since joining GEI in 1997, Mr. Lockwood held the positions of Manager, Regulatory Affairs, Vice President, Regulatory Affairs and Senior Vice President, before becoming Group Vice President. In 2006, Mr. Lockwood was named President of GEC, a GEI subsidiary, to lead the technical and project implementation of GEI projects.  From June 1995 to June 1998, Mr. Lockwood operated a private environmental and project management consultancy. From 1981 to 1995, Mr. Lockwood held a number of positions with Standard Oil of Ohio (now part of British Petroleum p.l.c.), including project management positions in the development of the Prudhoe Bay, Alaska oil fields and in environmental management at a major oil refinery as well as its corporate oil business unit. While at BP Oil Company, a division of BP America Inc., Mr. Lockwood conducted internal corporate environmental consulting and auditing from 1991 to 1994.  Prior to joining Standard Oil of Ohio (now part of British Petroleum p.l.c.) in 1981, Mr. Lockwood held positions in the pipeline and refining divisions of UNOCAL Corporation in California. Mr. Lockwood is a licensed professional engineer in California, Ohio and Alaska, and holds a Qualified Environmental Professional (“QEP”) certification. Mr. Lockwood served as a pilot in the United States Navy from 1969 to 1973 and earned an MSME from Oregon State University.

Board of Directors

Our Board of Directors currently consists of three directors (Mr. Magarian, Mr. Graves, and Dr. Vick), with Mr. Graves serving as its chairman. The Board of Directors has approved an increase in board size to seven directors, which we expect to achieve over the next twelve months.   Although we are not presently required to have independent directors, our Board of Directors has determined that Mr. Magarian is “independent” as defined in NASDAQ Marketplace Rule 5605(a)(2).  If we become a listed issuer whose securities are listed on a national securities exchange or on an automated inter-dealer quotation system of a national securities association, which has independent director requirements, we intend to comply with all applicable requirements relating to director independence.

Director Independence

Although we are not presently required to have independent directors, our Board of Directors has determined that the following directors are independent directors for purposes of compliance with the applicable NASDAQ rules: Mr. Magarian. We intend to comply with NASDAQ rules relating to the number of independent directors composing our board and we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. We intend to comply with future governance requirements to the extent they become applicable to us.

Board Committees

Our Board of Directors has approved the creation of an audit committee, a compensation committee, and a nominating and governance committee, which at this time are each composed of the entire Board of Directors. Each of these committees has a charter approved and adopted by our Board of Directors and the committee.  While our Board of Directors currently consists of three directors, it has determined that, upon its expansion to seven, all of the individuals who will serve on these standing committees will be independent to the extent required by, or as defined under, the rules approved by the SEC and the appropriate national exchange and, in the case of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended.  Until such time as the Board is expanded to seven members, all three current directors are members of each committee.

We held our annual meeting on July 21, 2010 as a stockholder action taken by written consent in lieu of an annual meeting due to the presence of a majority of stockholders on our Board of Directors.  In 2010, six board meetings were held by the Board of Directors.  No director attended less than 75% of the meetings. There were no committee-only meetings, as committee business was discussed in the at-large board meetings. We do not have a policy with regard director attendance at annual meetings.

Audit committee

The Board of Directors, consisting of Messrs. Graves (chair), Magarian and Vick, acts as the audit committee.  Upon the expansion of our board, we expect that at least one of the independent directors will serve as chair of the audit committee and will qualify as an “audit committee financial expert” within the meaning of the regulations of the SEC and national securities exchange rules.   The primary responsibilities of our audit committee include:

•	Appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is KWCO, PC.
•	Overseeing the work of our independent registered public accounting firm, including the receipt and assessment of reports from that firm.
•	Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures.
•	Preparing the audit committee report required by SEC rules to be included in our annual proxy statements.
•	Monitoring our internal control over financial reporting and our disclosure controls and procedures.
•	Reviewing our risk management status.
•	Establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns.
•	Meeting independently with our independent registered public accounting firm and management.
•	Monitoring compliance by our senior financial officers with our code of conduct and ethics.

All audit and non-audit services to be provided by our independent registered public accounting firm must be approved in advance by the audit committee.

Compensation committee

The Board of Directors has a compensation committee, consisting of Messrs. Graves, Magarian and Vick.  Mr. Magarian, an independent director serves as the chair of the compensation committee. Upon expansion of the Board of Directors, none of the persons who will be members of our compensation committee will have ever been employed by us. The primary responsibilities of the compensation committee will include:

•	Annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer.
•	Determining the compensation of our chief executive officer.
•	Reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our other executive officers.
•	Overseeing an evaluation of our executive officers.
•	Overseeing and administering our cash and equity incentive plans, if any.

Nominating and governance committee

The board of directors, consisting of Messrs. Graves (chair), Magarian and Vick, functions as the nominating and governance committee.  The primary responsibilities of the nominating and governance committee include:

•	Identifying individuals qualified to become members of our Board of Directors.
•	Recommending to our Board of Directors the persons to be nominated for election as directors and to each of our board’s committees.
•	Reviewing and making recommendations to our Board of Directors with respect to management succession planning.
•	Developing, updating and recommending to our Board of Directors corporate governance principles and policies.
•	Overseeing the evaluation of our Board of Directors.
•	Reviewing and making recommendations to our Board of Directors with respect to director compensation.

Code of conduct and ethics

Our Board of Directors has adopted a code of conduct and ethics.  The code of conduct and ethics establishes the standards of ethical conduct applicable to all directors, officers, and employees of our Company. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities, and confidentiality requirements. The audit committee of our Board of Directors is responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it. Our Code of Conduct and Ethics policy is available on our website:  www.usasfc.com.

Corporate governance

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. We continue to review the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance. We have also considered the provisions of the Sarbanes-Oxley Act and the rules of the SEC and The NASDAQ Stock Market. Based on this review, our Board of Directors has begun taking steps to implement many of these provisions and rules. In particular, we have adopted charters for the audit committee, compensation committee and nominating and governance committee, as well as a code of conduct and ethics applicable to all of our directors, officers, and employees.

Election of directors and vacancies

The Company’s Bylaws provide that the size of the Board of Directors,  which currently consists of three directors, may be changed from time to time by resolution of the Board of Directors, and that new directors shall be elected to office by the stockholders at the annual meeting. There are no agreements with respect to the election of directors.  Our Bylaws further provide that vacancies on our Board of Directors may be filled by the affirmative vote of a majority of the remaining directors even if such majority is less than a quorum, or by the plurality of votes cast at a meeting of stockholders.  Directors elected to fill vacancies hold office until the expiration of the term of the director they replaced.

Compensation discussion and analysis

Overview

As of the date of this prospectus, we have not established formal compensation objectives, policies and practices with respect to our principal executive officer, principal financial officer, and our other executive officers, collectively referred to as our named executive officers, as determined in accordance with applicable SEC rules.

The complex nature of our business and the industry in which we operate requires that we attract and retain the best executive, professional and technical expertise we can, including individuals with the know-how and experience to enable us to succeed.

In light of these and other factors, we understand that we need to offer compensation packages that may be above the median for the industry segment in which we operate.

We expect decisions regarding the compensation to be paid to our named executive officers to be made by our compensation committee and in accordance with its written charter.  Each of our named executive officers is currently serving the Company pursuant to informal arrangements. The annual salary of our principal executive officer is $277,000, which was based on a review of the compensation offered to other executive officer candidates, as well as with his input.  Our principal financial officer’s annual salary is $200,000, based on similar circumstances.   It is expected that, during 2012, these arrangements will be developed into more comprehensive and formal compensation plans consistent with the objectives outlined herein, the compensation committee’s charter, and the interests of the Company and its stockholders.

Planned objectives

With the above factors in mind, we expect that our executive compensation programs for our named executive officers will be designed to achieve the following objectives:

•
To provide executives with overall levels of compensation that we believe are competitive with the high growth sector of the energy industry, as well as with the broader spectrum of companies from which we draw our top executives.

•	To attract the highest caliber of talent.
•	To provide executive pay packages with appropriate short and long-term incentives, including annual bonus and equity compensation tied to individual and company performance.
•	To reward performance that creates shareholder value for our company.

Components of future executive compensation programs

We expect that our executive officer compensation plans will include some combination of the following elements of compensation that are generally recognized as important in attracting and retaining qualified individuals:

•	Base salaries.
•	Annual cash incentives.
•	Long-term incentives.
•	Employee benefits programs.
•	Stock Incentive Plan.

While we have not adopted any formal policies regarding executive compensation, including policies or guidelines for allocating compensation among salary, annual cash incentives, long-term incentives and other benefits, we expect to do so within the next 12 months.

Summary compensation table

The following table provides information with respect to compensation for our named executive officers.

Name and Principal Position	Year	Salary		Total

Steven C. Vick	2010	$115,415	(1)	$115,415
President and Chief Executive Officer

Harry H. Graves	2010	$83,335	(2)	$83,335
Chief Financial Officer; Former President and Chief Executive Officer	2009	-		-

Glenn G. Wattley	2010	$145,835	(3)	$145,835
Former President and Chief Executive Officer

W. Brown Glenn, Jr Former Chief Executive Officer	2009	-	(4)	-

(1)  Dr. Vick has served as our President and Chief Executive Officer since July 21, 2010.  Dr. Vick has agreed to accrue his salary to assist the Company until the equity line funds become available. Dr. Vick was not an officer of the Company in 2009.

(2)  Mr. Graves served as our Chief Executive Officer and Chief Financial Officer from January 1, 2010 to March 4, 2010 and as our Chief Financial Officer from July 21, 2010 through present. Mr. Graves has agreed to accrue his salary to assist the Company until the equity line funds become available.

(3) Mr. Wattley served as our President and Chief Executive Officer from March 5, 2010 to July 20, 2010. In March 2011, Mr. Wattley received $100,000 and 6,250 shares of stock.
(4) Mr. Glenn served as Chief Executive Officer from January 1, 2009 to December 31, 2009 and no compensation was earned or paid to him during such time.

Discussion of summary compensation table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary compensation table was paid or awarded, are described under “—Compensation discussion and analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment Agreements

At the present time, we have not entered into any employment agreement with any Executive Officer.

Stock Incentive Plan

At the present time, we do not have a stock incentive plan for our management.  It is our intent to do so as part of the implementation of more formal compensation plans in 2012.

Retirement Plan

We currently do not sponsor any retirement plans.  It is our intent to do so as part of the implementation of more formal compensation plans in 2012.

Non-qualified deferred compensation

We currently do not sponsor a non-qualified defined contribution plan or other deferred compensation plans. Our compensation committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Potential payments upon termination or change in control

As of the date of this offering, there are no employment agreements or any other agreements in place which would require potential payments due to termination of employment by us or due to change in control of us.

Director compensation

There are no standard compensation arrangements for our board directors.   In 2010, no compensation or stock awards were awarded to or earned by any of our directors.  In 2010, the Board of Directors considered a board compensation policy such that each non-employee member of our Board of Directors is entitled to an annual fee of $35,000, which the director may elect to receive in cash or in shares of our common stock.  The Board of Directors has not approved the policy, but plans to reconsider it in 2012.

At our annual meeting held on October 28, 2011, Mr. Graves, Mr. Magarian and Dr. Vick were reelected as directors.  Mr. Graves has served as a director since December 2009.  Mr. Magarian and Dr. Vick have served as directors since July 2010, filling vacancies left by Mr. John L. Kelly and Mr. J. Bradley Davis, who resigned after serving on our Board of Directors  since December 2009.

The directors serving during all or part of 2009 were W. Brown Glenn Jr., J. Bradley Davis, and John L. Kelly.  Mr. Graves, our principal financial officer also served as a director and his compensation is noted in the Summary Compensation Table for the named executive officers.

We expect that, following the effective date of this registration, our compensation committee will determine the compensation and benefits for our directors in consideration of their services on the board.

While the compensation and benefits for service as a member of our Board of Directors have been determined primarily by our Board of Directors, we expect that, in 2012 after the expansion of our Board of Directors, our compensation committee will determine all compensation and benefits for our directors in consideration of their service on the board.

Certain relationships and related transactions

The following is a description of transactions, since January 1, 2008, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and to which any related person had or will have a direct or indirect material interest:

From January 1, 2008 to December 31, 2008, a shareholder of the Company, Pegasus Funds LLC, which is not a related party, paid expenses of the Company of $1,319.  The liabilities were exchanged for two (2) shares of Series A Super Voting Preferred Stock. on August 25, 2008.

From January 1, 2009 to December 4, 2009, a shareholder of the Company, Pegasus Funds LLC, which is not a related party, paid expenses of the Company of $15,672.  The liabilities were treated as a capital contribution in 2009.

On December 4, 2009, the Company issued 2,095 shares of BGST Series B Preferred Stock to Pegasus Funds LLC in exchange for the 2 shares of BGST Series A Super Voting Preferred Stock issued on August 25, 2008, which were concurrently surrendered and cancelled.  Due to the nature of the exchange transaction, there was no consideration received.

On December 4, 2009, the Company issued 72,750 shares of BGST Series B Preferred Stock to GEI. as part of the Exchange of Shares as outlined in the Exchange Agreement dated December 4, 2009.  Due to the nature of the exchange transaction, there was no consideration received.  The transaction made GEI holder of 97% of the preferred stock of the Company.

On December 31, 2009, the Company issued 72,750,000 shares of common stock to GEI.  in exchange for the BGST Series B Preferred Stock as outlined in the Exchange Agreement and detailed more fully elsewhere in this prospectus.  The Series B Preferred Stock issued on December 4, 2009 was concurrently surrendered and cancelled.  Due to the nature of the exchange transaction, there was no consideration received.  The transaction made GEI holder of 97% of the common stock of the Company.

In January 2010, GEI distributed substantially all of its shares to its stockholders, as outlined in the Exchange Agreement described elsewhere in this prospectus.  GEI remained a related party because our executive officer and chairman of our Board of Directors, Harry H. Graves, is also an executive officer and is beneficial holder of 46% of the stock of GEI.

For the period from December 4, 2009 through December 31, 2009, GEI paid expenses on behalf of the Company of $3,608.  The amount is reflected in the accompanying financial statements as additional paid-in-capital.  GEI is considered a related party to the Company since our executive officer and chairman of our Board of Directors, Harry H. Graves, is also an executive officer and is beneficial holder of 46% of the stock of GEI.

On June 11, 2010, the Company entered into an agreement and acquired from GEI, a related party, all of the outstanding stock of Lima Energy.  GEI is considered a related party to the Company since our executive officer and chairman of our Board of Directors, Harry H. Graves, is also an executive officer and is beneficial holder of 46% of the stock of GEI.  In exchange for Lima Energy stock, the Company agreed to pay GEI $6.4 million which represents the book value of construction-in-progress to date, and GEI has retained a 50% equity interest in Gas 1, the first phase of the Lima Energy Project.  Payment of this consideration was made with a senior secured note to GEI dated as of June 11, 2010, as amended (the “Note”).  The Note a 7% per annum accrued interest, which is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or September 30, 2011.  The Company negotiated with GEI to clear the Note balance as of the September 30, 2011 due date.  GEI agreed to accept 1,004,356 shares of the Company’s common stock to clear the Note balance and accrued interest.  Accordingly, the Note has been paid in full as of September 30, 2011 and the security on Lima Energy Company has been released.  Because the construction in progress is located on land owned by the City of Lima and will only become available for use by the Company when funding for the project is obtained and certain other conditions are met, the entire investment in the asset has been considered impaired by the Company’s management and the Company recognized an impairment charge of $6.4 million in 2010.  Lima Energy has agreed that it will complete the project site purchase prior to engaging in any further construction activities at the project site.  Lima Energy is the project company for the Lima Energy Project, an ultra clean Btu Conversion project under development and initial construction in Lima, Ohio.  This Project is designed to convert solid hydrocarbons (petcoke, for example) in a closed system into low cost, clean energy products, such as SNG, electricity, and H2, if demand for this product develops in the future.  The Project consists of 3 phases which are GAS 1, GAS 2, and CCGT (described elsewhere in this prospectus).  In addition, the Project will capture 100% of the CO2 produced during the SNG manufacture, which the Company has a contract to sell to Cambridge Resources LLC, a wholly owned subsidiary of CMT which is a joint venture between GEI and HTC for full utilization in EOR and CCS.  CMT is considered a related party to USASF and GEI, as CMT is a joint venture between HTC and GEI, 46% of the stock of which is beneficially held by Harry H. Graves, our executive officer and chairman of our Board of Directors, and since our executive officer, Dr. Steven C. Vick, is also an executive officer of CMT, while Cambridge Resources is a wholly owned subsidiary of CMT and, therefore, also is considered a related party.

On June 11, 2010, the Company, as a result of its acquisition of Lima Energy Company, became a party to the EPC Agreement between Lima Energy Company and GEC, dated April 18, 2006 to provide the main EPC contractor services for the Lima Energy Project.  GEC is considered a related party because our executive officer and chairman of our Board of Directors, Harry H. Graves, is also the chairman and is the sole shareholder of GEC. The estimated cost of this agreement is $1.73 billion over the contract term, which is the construction of all phases of the Lima Project as described elsewhere in this prospectus.

For the period ended December 31, 2010, GEI paid expenses on behalf of the Company of $145,000.  The amount is reflected in the accompanying financial statements as additional paid-in-capital.

From January 1, 2010 through December 31, 2010, GEI advanced $226,103 to the Company, which consisted of $147,734 for administrative and professional expenses as well as $78,369 for third-party expenses that were paid on behalf of the Company.

From January 1, 2011 through September 30, 2011, GEI advanced $95,278 to the Company for administrative expenses.

On September 30, 2011, the Company issued 1,004,356 shares of the Company’s common stock to GEI to clear the Lima Energy senior secured note balance and accrued interest of $7,030,489.

Employment Agreements

We have not entered into any formal employment agreements with our named executive officers at this time. For more information regarding this, see “Compensation Discussion and Analysis” elsewhere in this prospectus.

Policies and Procedures with Respect to Related Party Transactions

As of the date of this prospectus, our Board of Directors has not adopted a formal written policy or procedures regarding this review, approval or ratification of related party transactions.

Upon the closing of this offering and in accordance with its written charter, our audit committee, which will be comprised of all independent directors, will be responsible for reviewing all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the audit committee will be required for all such transactions.

Market price of and dividends on the registrant’s common equity and related stockholder matters

From August 1999 to January 2001, our common stock was listed on the NASDAQ under the symbol “BGST”.  In January 2001 our common stock was delisted from NASDAQ and was quoted on the OTC Bulletin Board.  Following our voluntary delisting and termination of our Exchange Act reporting obligations on March 17, 2003, our common stock was traded on the Pink OTC Markets under the symbol “BGST” until February 23, 2010, at which time the symbol was changed to “USFC”.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the OTCQB.  The quotations reflect inter-dealer prices without retail markups, markdowns, or commissions and may not represent actual transactions.  For current price information, stockholders or other interested individuals are urged to consult publicly available sources.

Period	Sales price per share
	High	Low

Fiscal 2012
First Quarter through January 16, 2012	$0.35	$0.19

Fiscal 2011
Fourth Quarter	$1.00	$0.06
Third Quarter	$9.00	$0.40
Second Quarter	$7.90	$4.40
First Quarter	$7.00	$1.90

Fiscal 2010
Fourth Quarter	$3.50	$2.01
Third Quarter	$3.50	$1.50
Second Quarter	$2.25	$1.00
First Quarter	$7.00	$1.75

Fiscal 2009
Fourth Quarter	$2.00	$0.22
Third Quarter	$1.00	$0.06
Second Quarter	$0.30	$0.06
First Quarter	$0.70	$0.30

Security ownership of certain beneficial owners

The following table sets forth, as of the date of this filing, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

Beneficial ownership is determined under rules issued by the SEC. Under these rules, beneficial ownership of common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after the date of this prospectus.

Each shareholder’s percentage ownership before this offering is based on 76,338,859 shares of our common stock outstanding as of the date of this prospectus.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under community property laws. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of USA Synthetic Fuel Corporation, 312 Walnut Street, Suite 1600, Cincinnati, Ohio 45202.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percentage

5% Stockholders:
Fifth Third Bank Agent for T.H. Graves, P.F. Graves, J.H. Graves U/A Trust 3 dated December 1, 2005 (1)	9,000,000	11.79%
Lynne R. Graves (2)	33,555,430	43.96%

Executive Officers and Directors:
Harry H. Graves (3)	33,555,430	44.72%
Steven C. Vick	480,000	*
V. Daniel Magarian	2,255,344	2.95%

All executive officers and directors as a group:
(3 persons)	36,290,774	47.54%

Total Shares Outstanding:	76,338,859	100.00%

*	Less than 1%
(1)	Fifth Third Bank, 38 Fountain Square Plaza, Floor 17, Cincinnati, OH 45202.
(2)	Includes 29,435,860 shares beneficially owned by Mrs. Graves’ spouse.
(3)	Includes 4,119,570 shares beneficially owned by Mr. Graves’ spouse and 1,200,000 shares beneficially owned by The Belcaro Group of which Mr. Graves is a 40% owner.

Description of securities to be offered

Pursuant to our Articles of Incorporation, our authorized capital stock consists of 300,0000,000 shares of our common stock, $.0001 par value, and 10,000,000 shares of  preferred stock,$.0001 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Articles of Incorporation and our Bylaws which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Common stock

Our Certificate of Incorporation, as amended, authorizes the Company to issue up to 300,000,000 shares of common stock ($0.0001 par value).  As of the date hereof, there are 76,338,859 shares of our common stock issued and outstanding, which are held by 212 stockholders of record.   All outstanding shares of common stock are of the same class and have equal rights and attributes.  Holders of our common stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefore. Subject to the rights of the holders of any preferred stock then outstanding, holders of our common stock have exclusive voting rights for the election of our directors and all other matters requiring shareholder action, except with respect to amendments to our Certificate of Incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Upon our liquidation or dissolution, the holders of our common stock are entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding. Our common stock has no cumulative or preemptive rights or other subscription rights. The payment of dividends on our common stock is subject to the prior payment of dividends on any outstanding preferred stock.

Preferred stock

Our Certificate of Incorporation, as amended, further authorizes the Board of Directors to issue, without shareholder approval, up to 10,000,000 shares of preferred stock ($0.0001 par value), which preferred stock may be issued from time to time in one or more series. As of the date hereof, no shares of preferred stock are issued and outstanding.  All shares of the Series B Preferred Stock authorized and issued pursuant to the Exchange Agreement (and for the sole purpose of effecting the reverse merger) have been converted to shares of the Company’s common stock. In addition, the two (2) shares of BGST Series A Super Voting Preferred Stock outstanding prior to the reverse merger were surrendered and cancelled as part of the Exchange Agreement.  Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of our preferred stock. Our Board of Directors may be able to, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock, and could have anti-takeover effects. Although we do not currently intend to issue any shares of preferred stock, we cannot assure any person or other entity that we will not do so in the future.  The ability of our Board of Directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring, or preventing a change of control of us or the removal of existing management.

Registration rights

As of the date of this prospectus, there are no owners of our common stock that have any rights with respect to the registration of such shares of stock, or registrable securities, under the Securities Act.

Anti-takeover Effects of our Articles of Incorporation and Bylaws

A number of provisions of our Certificate of Incorporation and Bylaws concern matters of corporate governance and the rights of stockholders. These provisions, as well as the ability of our Board of Directors to issue shares of preferred stock and to set the voting rights, preferences and other terms of preferred stock, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our Board of Directors, including takeovers which our stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer, or proxy contest, even if favorable to the interests of stockholders, and could depress the market price of our common stock. Our Board of Directors believes that these provisions are appropriate to protect our interests and those of our stockholders. Our Board of Directors has no present plans to adopt any further measures or devices which may be deemed to have an “anti-takeover effect.”

Anti-takeover Effects of Delaware Law

Section 203 of the Delaware General Corporation Law provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

  •   prior to such time, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •   upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

  •   on or subsequent to such time, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of such specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

  •   any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

  •   the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203.

Trading on OTC Market System

Our common stock is approved for quotation on The OTCQB under the symbol “USFC.”

Transfer agent and registrar

The name and address of the transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219.

Shares eligible for future sale

We cannot predict what effect, if any, market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity-related securities at a time and price that we deem appropriate.

Prior to this prospectus, there has been a limited public market for our common stock. Although our shares are listed for quotation on The OTCQB Market System, we cannot assure you that there will be an active public market for our common stock. Immediately after this offering, we will have       shares of our common stock outstanding,          shares of our common stock sold by us in this offering.

Of the number of shares of our common stock outstanding after this offering, all of the shares of our common stock to be sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares purchased by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

Remaining issued shares of our common stock, less the public float of approximately 30,000,000 shares, as of the date of this prospectus) are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration, including an exemption under Rule 144 or 701 of the Securities Act. These rules are summarized below.

Subject to the lock-up agreements between the underwriters and certain of our directors, officers and stockholders described below, the shares of our common stock that were outstanding as of the date of this prospectus will become eligible for sale without registration pursuant to Rule 144 or Rule 701 under the Securities Act as follows:

•	shares of our common stock will be immediately eligible for sale in the public market without restriction pursuant to Rule 144(k); and

•
      shares of our common stock will be eligible for sale in the public market under Rule 144 or Rule 701 at various times beginning 180 days after the effective date of the registration statement for this offering, subject to volume, manner of sale and other limitations under those rules.

The information above assumes that the only persons who will be deemed affiliates of ours for purposes of Rule 144 are our directors, executive officers and stockholders who will beneficially own 10% or more of our total outstanding common stock after the closing of this offering, calculated in the manner described in the section entitled “Principal stockholders.”

Rule 144

In general, under Rule 144 of the Securities Act, as amended effective February 15, 2008 (“Rule 144”), a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•
1% of the then-outstanding shares of our common stock, which will equal approximately       shares immediately after the closing of this offering (approximately  shares if the underwriters exercise their overallotment option in full); or

•	the average weekly trading volume in the common stock on OTC Market System during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

Such sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us, except that under Rule 144, a person (or persons whose shares are required to be aggregated) who is not an affiliate and who has beneficially owned shares of our common stock for at least one year is entitled to sell without regard to the manner of sale, public information, volume limitation or notice requirements described above.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares of our common stock from us in connection with a compensatory stock plan or other written agreement are eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the public information, volume limitation, notice and holding period provisions, contained in Rule 144.

Material United States federal income tax consequences to non-United States holders

The following is a general discussion of the material United States federal income and estate tax considerations applicable to non-United States holders with respect to their ownership and disposition of shares of our common stock purchased in this offering. This discussion is for general information only and is not tax advice. Accordingly, all prospective non-United States holders of our common stock should consult their own tax advisors with respect to the United States federal, state, local and non-United States tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-United States holder means a beneficial owner of our common stock who is not for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation or any other entity or organization taxable as a corporation for United States federal tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia; or

•	an estate, the income of which is included in gross income for United States federal income tax purposes regardless of its source; or

•
a trust if (a) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

This discussion is based on current provisions of the United States Internal Revenue Code of 1986,as amended, existing and proposed United States Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-United States holders described in this prospectus. We assume in this discussion that a non-United States holder holds shares of our common stock as a capital asset (generally, property held for investment).

This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to a particular non-United States holder in light of that non-United States holder’s individual circumstances, nor does it address any aspects of United States state or local or non-United States taxes. This discussion also does not consider any specific tax consequences that may be relevant to a non-United States holder in light of such holder’s particular circumstances and does not address the special tax rules applicable to particular non-United States holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	pension plans;

•	individual retirement accounts or other tax-qualified retirement plans;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain United States expatriates.

If a partnership (or other entity or organization treated as a partnership for United States federal income tax purposes) holds shares of our common stock, the United States federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. Partners of partnerships that hold shares of our common stock should consult their tax advisers.

There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an opinion of counsel or ruling from the IRS with respect to the United States federal income or estate tax consequences to a non-United States holder of the purchase, ownership or disposition of our common stock. We urge prospective investors to consult with their own tax advisors regarding the United States federal, state and local and non-United States income and other tax considerations of purchasing, owning and disposing of shares of our common stock.

Distributions on our common stock

Any distributions on our common stock paid to non-United States holders of common stock generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-United States holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on sale, exchange or other disposition of our common stock.” Dividends paid to a non-United States holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-United States holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a permanent establishment or a fixed base maintained within the United States by such non-United States holder) are generally exempt from the 30% withholding tax if the non-United States holder satisfies applicable certification and disclosure requirements. However, such United States effectively connected income, net of specified deductions and credits, is taxed at the same graduated United States federal income tax rates applicable to United States persons. Any United States effectively connected income received by a non-United States holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty between the United States and such holder’s country of residence.

In order to claim the benefit of a tax treaty or to claim exemption from withholding because dividends paid on our common stock are effectively connected with the conduct of a trade or business in the United States, a non-United States holder must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income, or such successor forms as the IRS designates, prior to the payment of dividends. These forms must be periodically updated. Non-United States holders may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on sale, exchange or other disposition of our common stock

In general, a non-United States holder will not be subject to any United States federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•
the gain is effectively connected with a United States trade or business (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained within the United States by such non-United States holder), in which case the graduated United States federal income tax rates applicable to United States persons will apply, and, if the non-United States holder is a foreign corporation, the additional branch profits tax described above in “— Distributions on our common stock” may also apply;

•
the non-United States holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-United States holder will be subject to a 30% tax on the net gain derived from the disposition, which may be offset by United States-source capital losses of the non-United States holder, if any; or

•
we are or have been, at any time during the five-year period preceding such disposition (or the non-United States holder’s holding period, if shorter) a “United States real property holding corporation” (USRPHC).

In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, United States real property interests include interests in a mine, well, or other natural deposit.

We believe that we currently are, and expect to be for the foreseeable future, a USRPHC for United States federal income tax purposes as a result of our interests in mineral deposits that qualify as United States real property interests. However, as long as our common stock is “regularly traded on an established securities market,” as defined under applicable Treasury Regulations, a non-United States holder will be taxable on gain recognized on the sale or disposition of our common stock only if the non-United States holder actually or constructively holds more than 5% of our common stock at any time during the five-year period ending on the date of such disposition (or such non-United States holder’s holding period, if shorter). If a non-United States holder were subject to United States federal income tax as a result of our status as a USRPHC, any gain or loss on the disposition of the stock would be taken into account as if it were effectively connected with the conduct by the non-United States holder of a trade or business within the United States. For purposes of these rules, a disposition includes a distribution by us with respect to our common stock in excess of our current and accumulated earnings and profits as described above in “—Distributions on our common stock.”

We believe that our common stock should be treated as being regularly traded on an established securities market for purposes of these rules, but there can be no assurance that it will be so treated at all times in the future. If our common stock is not treated as regularly traded on an established securities market, a non-United States holder will be subject to United States federal income tax on a disposition of our common stock, including certain distributions with respect to our common stock that are treated as dispositions as described above, regardless of whether that non-United States holder holds more than 5% of our common stock during the relevant period. In addition, in that event, a purchaser may be required to withhold 10% of the proceeds of the disposition realized by such non-United States holder, and we may be required to withhold 10% of the amount of certain distributions with respect to our common stock that are treated as dispositions as described above.

United States federal estate tax

Shares of our common stock that are owned or treated as owned by an individual non-United States holder at the time of death are considered United States situs assets and will be included in the individual’s gross estate for United States federal estate tax purposes. Such shares, therefore, may be subject to United States federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Backup withholding and information reporting

Under United States Treasury Regulations, we must report annually to the IRS and to each non-United States holder the gross amount of distributions on shares of our common stock paid to such non-United States holder and the tax withheld with respect to those distributions. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable income tax treaty. Pursuant to an applicable tax treaty or agreement, that information may also be made available to the tax authorities in the country in which the non-United States holder resides.

Backup withholding will generally not apply to payments of dividends to a non-United States holder if such holder has provided the required certification that it is not a United States person or certain other requirements are met. Dividends paid to a non-United States holder who fails to certify its status as a non-United States person or otherwise establishes an exemption in accordance with the applicable Treasury Regulations generally will be subject to backup withholding at the applicable rate, currently 28%. Dividends paid to non-United States holders subject to the 30% withholding tax described above in “—Distributions on our common stock,” generally will be exempt from backup withholding.

Payments of the proceeds from a sale or other disposition of shares of our common stock by a non-United States holder through a non-United States office of a non-United States broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a non-United States holder and specified conditions are met or an exemption is otherwise established.

Payments of the proceeds from a sale or other disposition of shares of our common stock by a non-United States holder through the United States office of a United States or non-United States broker is generally subject to information reporting and backup withholding unless the non-United States holder certifies under penalties of perjury that it is not a United States person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-United States holder’s United States federal income tax liability if certain required information is timely furnished to the IRS. Non-United States holders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Legal opinion

The validity of the shares of common stock offered hereby will be passed upon for us by Thompson Hine LLP, Cincinnati, Ohio.

Experts

Our consolidated financial statements at December 31, 2010 and 2009 appearing in this prospectus have been audited by Killman, Murrell & Company P.C., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Interests of named experts and counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being offered hereby or upon other legal matters in connection with the offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our Company or any of its parents or subsidiaries.  Nor was any such person connected with our Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Where you can find more information

We have filed with the SEC a registration statement on Form 10 under the Securities Act of 1934 and on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of our common stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are publicly available, free of charge, on our website at www.usasfc.com as soon as reasonably practicable after filing such documents with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Exhibit index

No.	Description

2.1*	Exchange Agreement, dated December 4, 2009 By and among BigStar Entertainment, Inc., USA Synthetic Fuel Corporation, Shareholder of USASF, and Pegasus Funds LLC

2.2**
Letter dated July 21, 2010 clarifying expiration of obligation to issue additional shares pursuant to the terms of the Exchange Agreement, dated December 4, 2009 by and among BigStar Entertainment, Inc., USA Synthetic Fuel Corporation, Shareholder of USASF, and Pegasus Funds LLC.

3.1*	USA Synthetic Fuel Corporation - Restated Certificate of Incorporation

3.2*	Bylaws of USA Synthetic Fuel Corporation

4.1*	Specimen certificate for shares of common stock

5.1***	Opinion of Thompson Hine LLP

10.1**	License Agreement between GEC and Lima Energy, dated April 18, 2003.

10.2*	Revision to License Agreement between GEC, Lima Energy, and ConocoPhillips, July 30, 2003

10.3*	EPC Agreement Lima Energy Co and Gasification Engineering Corp -

10.4*	Reserved by Company

10.5*	Amended and Restated SNG Purchase and Sale Agreement- August 13, 2007

10.5a*	First Amendment, effective as of January 1, 2008, P&G Restated SNG Agreement

10.5b*	Second Amendment, effective as of June 1, 2008, P&G Restated SNG Agreement

10.5c*	Third Amendment, effective as of July 2008, P&G Restated SNG Agreement

10.5d*	Fourth Amendment, effective as of October 30, 2008, P&G Restated SNG Agreement

10.5e*	Fifth Amendment, effective as of January 1, 2009, P&G Restated SNG Agreement

10.5f*	Sixth Amendment, effective as of April 1, 2009, P&G Restated SNG Agreement

10.5g*	Seventh Amendment, effective as of July 1, 2009, P&G Restated SNG Agreement

10.5h*	Eighth Amendment, effective as of October 1, 2009, P&G Restated SNG Agreement

10.5i*	Ninth Amendment, effective as of April 1, 2010, P&G Restated SNG Agreement

10.5j*	Letter Amendment Definition of Facility, effective October 28, 2008, P&G Restated SNG Agreement

10.6*	Form of Indemnification Agreement entered into by and between USA Synthetic Fuel Corporation and each of its directors, executive officers, and key consultants

10.7**	Carbon Dioxide Sales Agreement, dated March 17, 2008, by and between Lima Energy Company and Cambridge Resources, LLC.

10.8*	Stock Purchase Agreement Among USA Synthetic Fuel Corporation, Global Energy, Inc., and Lima Energy Company, June 11, 2010

10.9*	Senior Secured Note by USA Synthetic Fuel Corporation to the order of Global Energy, Inc., June 11, 2010

10.10*	Energy Contract: Barrel of Oil Equivalent (BOE) Purchase & Sale Agreement between Cleantech Energy Company and Interfuel E&P Ltd., June 18, 2010

10.11**	Strategic Alliance Agreement, dated December 21, 2006, between Global Energy, Inc. and Oxbow Carbon & Minerals LLC

10.12**	Draft – Real Estate Acquisition and Development Agreement by and between The City of Lima, Ohio and Lima Energy Company, Dated as of July 1, 2010 – Draft version subject to change

10.13+	First Amendment to Senior Secured Note by USA Synthetic Fuel Corporation to the order of Global Energy, Inc., dated March 15, 2011

10.14+	Investment Agreement between Kodiak Capital Group, LLC and USA Synthetic Fuel Corporation, dated April 6, 2011

10.15+	Registration Rights Agreement between Kodiak Capital Group, LLC and USA Synthetic Fuel Corporation, dated April 6, 2011

10.16++	Reserve Equity Financing Agreement between AGS Capital Group, LLC and USA Synthetic Fuel Corporation, May 16, 2011

10.17++	Registration Rights Agreement between AGS Capital Group, LLC and USA Synthetic Fuel Corporation, May 16, 2011

21.1*	Subsidiaries of USA Synthetic Fuel Corporation

23.1+++	Consent of KWCO, P.C. (formerly Killman, Murrell & Company P.C.)

23.2***	Consent of Thompson Hine LLP (set forth in Exhibit 5.1)

101.INS^	XBRL Instance Document

101.SCH^	XBRL Taxonomy Extension Schema Document

101.CAL^	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF^	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB^	XBRL Taxonomy Extension Label Linkbase Document

101.PRE^	XBRL Taxonomy Extension Presentation Linkbase Document

*	Incorporated by reference from Registrant’s Registration Statement on Form 10 filed on July 29, 2010

**	Incorporated by reference from Registrant’s Registration Statement on Amendment No. 1 to Form 10 filed on October 21, 2010

***	To be filed by amendment

+	Incorporated by reference from Registrant’s Annual Report on Form 10-K filed on April 19, 2011

++	Incorporated by reference from Registrant’s Current Report on Form 8-K filed on May 25, 2011

+++	Furnished herewith

^
Furnished herewith. As provided in Rule 406T of Regulation S-T, this information shall not be deemed “filed” for purposes of Section 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934 or otherwise subject to liability under those sections, and shall not be incorporated by reference into any registration

Glossary

Except as otherwise indicated or required by the context, references in this prospectus to the following terms have the meanings set forth below.

“AGS” means AGS Capital Group, LLC

“bcf” means billion cubic feet:

“BGST” means BigStar Entertainment Inc.;

“BOE” means barrels of oil equivalent;

“Btu” means British thermal unit;

“CCGT” means Combined Cycle Gas Turbine;

“CCS” means carbon capture and storage;

“CO” means carbon monoxide;

“CO2” means carbon dioxide;

“CMT” means Carbon Management Technologies, LLC, a joint venture between Global Energy, Inc. and HTC Purenergy of Canada;

  “EOR” means Enhanced Oil Recovery, a process in which CO2 is injected into oil field reservoirs to stimulate additional oil production;

“EPC” means engineering, procurement and construction;

“Fischer Tropsch liquids” means synthetic, ultra clean, liquid hydrocarbon transportation fuels, such as diesel, gasoline, and jet, produced by the Fischer Tropsch process;

“GAAP” means Generally Accepted Accounting Principles in the United States;

“GEC” means Gasification Engineering Corporation;

“GEI” means Global Energy, Inc.;

“greenhouse gases” means gaseous compounds including carbon dioxide, in the atmosphere which are thought to be responsible for causing global warming and climate change;

“H2” means hydrogen gas, also known as diatomic hydrogen gas;

“HTC” means HTC Purenergy a Canadian company;

“ICC” means Industrial Construction Company;

“IGCC” means Integrated Gasification Combined Cycle;

“Kodiak” means Kodiak Capital Group, LLC;

“Lima Energy” means Lima Energy Company, which is a wholly owned subsidiary of USASF and our operating company for the Lima Energy Project;

 “megawatt thermal” commonly written as “MWth” means or 1,000,000 watts thermal;

“MMBtu” means 1,000,000 British thermal units;

“MW” means megawatt or 1,000,000 watts;

“MWh” means megawatt hours or a unit of energy equivalent to one million watts extended over a period of one hour of time;

“NASDAQ” means The National Association of Securities Dealers Automated Quotations;

“NOx” is a shorthand reference for any of the oxides of nitrogen, including nitrogen monoxide and nitrogen dioxide, both pollutants;

“Ohio EPA” means the Ohio Environmental Protection Agency;

“P&G” means Procter & Gamble Paper Products Company;

“petcoke” means petroleum coke, a solid hydrocarbon material and a carbonaceous solid derived from oil refinery coker units or other cracking processes;

“PRB” means Powder River Basin, a geologic region in northeast Wyoming and southeast Montana known for its coal deposits;

“SCF” means standard cubic feet, a standard unit for natural gas deliveries that refers to a quantity of gas that is one cubic foot by volume;

“SEC” means the United States Securities and Exchange Commission;

“sequestration” means a technique for the permanent storage of CO2 or other active compounds so they will not be released to the atmosphere;

“SG”  also means “synthetic gas”, which is the gas resulting from the partial oxidization of solid hydrocarbons such as renewables, petroleum coke and coal with oxygen and steam, and is composed primarily of hydrogen and carbon monoxide;

“SNG” also means “synthetic natural gas”, which is the gas resulting from the methanation of SG or synthetic gas, is composed primarily of natural gas or methane, and must meet the pipeline specification for natural gas;

“SOx” is a shorthand reference for any of the oxides of sulfur including sulfur monoxide, sulfur dioxide or sulfur trioxide;

“synthetic gas” means the gas resulting from the partial oxidization of solid hydrocarbons such as renewables, petroleum coke and coal with oxygen and steam, composed primarily of hydrogen and carbon monoxide;

“synthetic natural gas” also means “SNG”, which is the gas resulting from the methanation of SG or synthetic gas, is composed primarily of natural gas or methane, and must meet the pipeline specification for natural gas;

 “USASF” means USA Synthetic Fuel Corporation;

“USEPA” means United States Environmental Protection Agency;

“USFC” is the current trading symbol for USA Synthetic Fuel Corporation on the OTCQB;

“vitrified frit” means the material formed when the components of coal or petcoke (which are not gasified) melt and are solidified into a glassy silica-like material.

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26.	“No Hot Air: Clear Thinking on Business Energy: Qatari LNG,” May 24, 2010 <http://nohotair.typepad.co.uk/no_hot_air/2010/05/qatari-lng.html>
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29.	Wood, T.R., “California Adopts Dramatic New Greenhouse Gas Statutes,” Stoel Rives LLP Attorneys at Law, September 15, 2006 <http://www.stoel.com/showarticle.aspx?show=2066>
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“Sasol produces 1.5 billion barrels of synthetic fuel from coal in fifty years,” Sasol News Centre, August 24, 2005  <http://www.sasol.com/sasol_internet/frontend/navigation.jsp?articleId=12300007&navid=4&rootid=4>

31.
“World Survey Results:  Gasification 2004, Industry Perspective: Gasification,” U.S. Department of Energy, et al., Current  page 13  <http://www.netl.doe.gov/publications/brochures/pdfs/Gasification_Brochure.pdf>

32.	Gasification Technologies Council Database, <http://gasification.org/database1/search.aspx>
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35.
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INDEX TO CONSOLIDATED FINANCIAL INFORMATION

Page
USA SYNTHETIC FUEL CORPORATION
Report of Independent Registered Public Accounting Firm Killman, Murrell & Company, P.C.	F-2
Consolidated Balance Sheet as of December 31, 2009	F-3
Consolidated Statement of Operations for the Period November 30, 2009 to December 31, 2009	F-4
Consolidated Statement of Stockholders’ Equity for the Period November 30, 2009 to December 31, 2009	F-5
Consolidated Statement of Cash Flows for the Period November 30 , 2009 to December 31, 2009	F-6
Notes to Consolidated Financial Statements

PRO FORMA COMBINED STATEMENT OF OPERATIONS	F-15

BIGSTAR ENTERTAINMENT, INC.
Report of Independent Registered Public Accounting Firm Killman, Murrell & Company, P.C.	F-17
Balance Sheets as of December 3, 2009 and December 31, 2008	F-18
Statements of Operations for the Period January 1, 2009 to December 3, 2009 and for the year ended December 31, 2008	F-19
Statements of Stockholders’ Deficit for the Period January 1, 2009 to December 3, 2009 and for the year ended December 31, 2008	F-20
Statements of Cash Flows for the Period January 1, 2009 to December 3, 2009 and for the year ended December 31, 2008	F-21
Notes to Financial Statement	F-22

CLEANTECH CORPORATION
Report of Independent Registered Public Accounting Firm Killman, Murrell & Company, P.C.	F-26
Balance Sheet as of December 31, 2009	F-27
Statement of Operations from November 30, 2009 to December 31, 2009	F-28
Statement of Changes in Stockholder’s Equity from November 30, 2009 to December 31, 2009	F-29
Statement of Cash Flow from November 30, 2009 to December 31, 2009	F-30
Notes to Financial Statements	F-31

USA SYNTHETIC FUEL CORPORATION
Report of Independent Registered Public Accounting Firm Killman, Murrell & Company, P.C.	F-33
Consolidated Balance Sheet as of December 31, 2009 and December 31, 2010	F-34
Consolidated Statement of Operations for the Period November 30, 2009 (Inception) to December 31, 2009, for the year ended December 31, 2010 and for the period November 30, 2009 (Inception) to December 31, 2009
F-35
Consolidated Statement of Stockholders’ Equity for the Period November 30, 2009 (Inception) to December 31, 2009, for the year ended December 31, 2010	F-36
Consolidated Statement of Cash Flows for the Period November 30, 2009 (Inception) to December 31, 2009, for the year ended December 31, 2010 and for the period November 30, 2009 (Inception) to December 31, 2009
F-37
Notes to Consolidated Financial Statements	F-38

USA SYNTHETIC FUEL CORPORATION
Consolidated Balance Sheets as of September 30, 2011 and December 31, 2010	F-48
Consolidated Statements of Operations for the nine months ended September 30, 2011 and prior periods.	F-49
Consolidated Statements of Cash Flows for the nine months ended June 30, 2011 and prior periods.	F-50
Notes to Condensed Consolidated Financial Statements	F-51

Killman, Murrell & Company P.C.

Certified Public Accountants

3300 N. A Street, Bldg. 4, Suite 200	1931 E. 37th Street, Suite 7	2626 Royal Circle
Midland, Texas 79705	Odessa, Texas 79762	Kingwood, Texas 77339
(432) 686-9381	(432) 363-0067	(281) 359-7224
Fax (432) 684-6722	Fax (432) 363-0376	Fax (281) 359-7112

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
USA Synthetic Fuel Corporation
(Formerly Bigstar Entertainment, Inc.)
Cincinnati, Ohio

We have audited the accompanying consolidated balance sheet of USA Synthetic Fuel Corporation (a development stage company) as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from November 30, 2009 to December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.   Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over consolidated financial reporting.  Accordingly we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of USA Synthetic Fuel Corporation as of December 31, 2009, and the consolidated results of its operations and its cash flows for the period from December 4, 2009 to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3.   The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Killman, Murrell & Company, P.C.

Odessa, Texas
July 29, 2010

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company)
Consolidated Balance Sheet

Assets
December 31, 2009

Current Assets
Cash	$100

Total Assets	$100

Liabilities and Stockholders’ Equity

Total Current Liabilities	$-

Stockholders’ Equity
Preferred stock, $0.0001 par value, 9,925,153 shares authorized, none issued or outstanding	−
Series A super voting preferred stock, $0.0001 par value, 2 shares authorized, none issued and outstanding	−
Series B preferred stock, $0.0001 par value, 74,845 shares authorized, none issued or outstanding	−
Common stock, $0.0001par value, 300,000,000 shares authorized 75,000,000 shares issued and outstanding	7,500
Additional paid-in-capital	(3,792)
Deficit accumulated during the development stage	(3,608)

Total Stockholders’ Equity	100

Total Liabilities and Stockholders’ Equity	$100

The accompanying notes are an integral part of these consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company)
Consolidated Statement of Operations

From
Inception on
November 30,
2009
to
December 31, 2009

Operating Expenses
General and Administrative Expenses	$3,608
Net (loss) from Operation before Taxes	(3,608)
Provision for Income Taxes	−
Net (loss)	$(3,608)

Net Loss Per Common Share – Basic and Diluted	$0.00

Weighted Average Number of Common Shares
Outstanding	75,000,000

The accompanying notes are an integral part of these consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.) (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY For the Period November 30, 2009 to December 31, 2009

	Series A Preferred Stock			Series B Preferred Stock			Common Stock		Additional Paid-in	Retained	Deficit Accumulated During Development
	Shares	Par Value		Shares	Par Value		Shares	Par Value	Capital	Deficit	Stage	Total

Balance December 31, 2009 prior to Restructure in anticipation of Subsidiary Acquisition on December 4, 2009	2	$	−	−	$	−	159,100	$16	$47,849,914	$(47,849,930)	$ −	$	−

Exchange Series A Super Voting Preferred Stock for Series B Preferred stock	(2)		−	2,095		−	−	−	−	−	−		−

Shareholder Contribution	−		−	−		−	−	−	3,608	−	−		3,608

Acquisition of Subsidiary Recognized as Reverse Merger	−		−	72,750		7	−	−	(47,849,837)	47,849,930	−		100

Conversion of Preferred Stock	−		−	(74,845)		(7)	74,840,900	7,484	(7,477)

Net Loss											(3,608)		(3,608)

Balance December 31, 2009	−	$	−	−	$	−	75,000,000	$7,500	$(3,792)	$ −	$(3,608)		$100

The accompanying notes are an integral part of these consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company)
Consolidated Statement of Cash Flows

From
Inception on
November 30,
2009
To
December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(3,608)
Adjustment to reconcile net loss to net cash used in operating activities:
Shareholder contribution	3,608
Net Cash provided (used) in operating activities	−
CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from sale from common stock	100
Net cash provided by financing activities	100

Net increase in cash	100

Cash at beginning of the period	−

Cash at end of period	$100

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid	$ −
Income taxes paid
$ −

The accompanying notes are an integral part of these consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009

Note 1 – Organization and Business Operations

USA Synthetic Fuel Corporation (“USASF” or the “Company”) is the successor company to BigStar Entertainment Inc. (“BGST”), having been created in December 2009 through a reverse merger undertaken pursuant to an Exchange Agreement dated as of December 4, 2009 between USASF and BGST.  Upon completion of the transactions under the Exchange Agreement, BGST’s name was changed to USA Synthetic Fuel Corporation.  The merger became effective upon the filing of an amendment to BGST’s certificate of incorporation in Delaware on December 31, 2009.
BGST was incorporated in March, 1998 under Delaware law and was engaged in the business of online retailing of filmed entertainment products and providing entertainment industry information and other website services as part of its e-commerce platform.  BGST operated as a private business until August, 1999 when its initial public offering became effective and the Company’s stock began trading on the NASDAQ National Market system under the symbol “BGST”.  The Company’s core business never proved successful, and BGST was delisted from the NASDAQ National Market in January 2001 and, thereafter, traded on the OTC Bulletin Board.  As a result of continuing unfavorable business conditions, on March 17, 2003 BGST filed SEC Form 15-12G with the Securities and Exchange Commission (“SEC”) to voluntarily de-register its stock and exempt the Company from SEC reporting requirements.  BGST has not engaged in any material business activities since that date and has been inactive while maintaining its corporate existence.  The Company’s stock was thinly traded on the Pink OTC Markets from March 2003 under the symbol “BGST”, until February 23, 2010, when it began trading on the Pink OTC Markets under the symbol “USFC”.
USASF was incorporated in Delaware in November 2009 by Global Energy, Inc. (“GEI”) as the acquisition shell company for acquiring BGST through a reverse merger.  Under the Exchange Agreement, all of the outstanding shares of USASF common stock (100 shares), which were owned by GEI, were exchanged for 97% (72,750,000 shares) of newly authorized and issued common shares of USASF, after giving effect to certain surrenders, conversions and a reverse split of the then outstanding shares of BGST common stock.  The remaining 3% (2,250,000 shares) of the Company’s authorized and issued common stock consists of 2,090,900 newly issued shares, which are owned by the former holder of BGST’s preferred shares, and 159,100 of registered shares, which are owned by those stockholders owing BGST common shares immediately prior to the reverse merger.  The 159,100 shares constitute the “public float”.  With the filing in Delaware of a certificate of amendment to its charter on December 31, 2009, BGST’s corporate name was officially changed to that of the Company, which name change was accomplished by USASF changing its name to Cleantech Corporation immediately prior to the filing of that certificate of amendment.
Our shares currently trade on the Pink OTC Markets. We expect to seek to have our shares listed on the National Association of Securities Dealers Automated Quotations (“NASDAQ”) National Market System and shortly will file a Listing Application and related documents with NASDAQ in furtherance of this goal.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009

Note 1 – Organization and Business Operations – (continued)

Development Stage Enterprise
The Company has a limited operating history upon which to base an evaluation of the current business and future prospects and has yet to commercialize on its technology.  The Company will continue to be considered to be in a development stage until it has begun significant operations and is generating significant revenues.  The date of inception is November 30, 2009.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, CLEANTECH CORPORATION, and have been prepared in accordance with generally accepted accounting principles in the United States.  All intercompany transactions and account balances have been eliminated in consolidation.
Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Although management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results could differ significantly from the estimates under different assumptions and conditions.
Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents for purposes of preparing its Statement of Cash Flows.

Fair Value of Financial Instruments

Management estimates that the carrying value of financial instruments reported in the financial statements approximates their fair values.

Federal Income Tax

Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Basic and Diluted Net Loss per Share

Basic EPS is computed by dividing net loss available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

Recently Issued Accounting Pronouncements
In June 2009, the FASB confirmed the “FASB Accounting Standards Codification” (ASC) as the single source of authoritative nongovernmental U.S. GAAP.  The ASC does not change current U.S. GAAP, but instead simplifies user access to all authoritative U.S. GAAP by providing authoritative literature related to a particular topic in one place.  All existing accounting standard documents have been superseded and all other accounting literature not included in the ASC is considered nonauthoritative.  The Company adopted the ASC, which did not impact our financial position, results of operations, or cash flows.
In December 2007, the FASB issued ASC 805, Business Combinations (formerly SFAS No. 141R).  ASC 805 provides guidance to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about its business combinations and its effects.  ASC 805 establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, the goodwill acquired and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  ASC 805 was effective for acquisitions beginning January 1, 2009 and earlier application is prohibited.  The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
In December 2007, the FASB issued ASC 810, Consolidation, (formerly SFAS No. 160)  ASC 810 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements, but separate from the equity of the parent company.  The statement further requires that consolidated net income be reported at amounts attributable to the parent and the noncontrolling interest, rather than expensing the income attributable to the minority interest holder.  This statement also requires that companies provide sufficient disclosures to clearly identify and distinguish between the interests of the parent company and the interests of the noncontrolling owners, including a disclosure on the face of the consolidated statements for income attributable to the noncontrolling interest holder.  This statement was effective for the fiscal years beginning on or after December 15, 2008.  The adoption of this statement had no significant impact on the Company’s consolidated financial statements.
In April 2008, the FASB issued FASB Staff Position (“FSP”) No. 142-3, Determination of the Useful Life of Intangible Assets.  This FSP amends the factors that should be considered in developing renewal or extension assumption used to determine the useful life of a recognized intangible asset under ASC 350, Goodwill and Other Intangible Assets (formerly SFAS No. 142).  This FSP is effective for fiscal years beginning after December 15, 2008.  The adoption of this statement had no significant impact on the Company’s consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Recently Issued Accounting Pronouncements -(continued)
In April 2009, the FASB issued ASC 825, Financial Instruments (formerly FSP No. 107-1 and Accounting Principles Board (“APB”) 28-1, “Interim Disclosures about Fair Value of Financial Instruments.”) This topic requires disclosures about the fair value of instruments in interim as well as in annual financial statements. ASC 825 was effective for interim reporting periods ending after June 15, 2009.  The Company adopted ASC 825.
In May 2009, the FASB issued ASC 855, Subsequent Events, (formerly SFAS No. 165, “Subsequent Events”).  ASC 855 establishes general standards for accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  ASC 855 was effective for interim or annual financial periods ending after June 15, 2009.  The Company has adopted ASC 855 requiring additional footnote disclosure.
NOTE 3 – GOING CONCERN
The accompanying financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities, and commitments in the normal course of business. As of December 31, 2009, the Company has a working capital deficit, a deficit accumulated during the development stage and has incurred significant losses since inception. Further losses are anticipated in the development stage raising substantial doubt as to the Company’s ability to continue as a going concern. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company plans to acquire sufficient capital from its investors with which to pursue its business plan. There can be no assurance that the future operations will be significant and profitable, or that the Company will have sufficient resources to meet its objectives. There is no assurance that the Company will be successful in raising additional funds.

Note 4 - COMMON STOCK

The total number of shares of stock the Company is authorized to issue is 310,000,000, consisting of two classes:

•	300,000,000 shares of common stock, $0.0001 par value
•	10,000,000 shares of preferred stock, $0.0001 par value

The Company’s Board of Directors is authorized to designate the rights and privileges of each series of preferred stock issued.  The following designated series of preferred have been authorized as of December 31, 2009:

•	Series A Super Voting Preferred stock (“Series A”)

a)	Authorized number of shares is two (2).
b)	Number of authorized shares may not be increased or decreased without written consent of the holders of the Series A.
c)	Shares not entitled to receive dividends.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009

Note 4 - COMMON STOCK

d)	Each share of the Series A shall entitle the holder to vote those numbers of common shares equivalent to the authorized common shares of the Company (300,000,000 at December 31, 2009).
e)	Each share of Series A shall be redeemable at any time by the Company for $110,000.

•	Series B Preferred Stock

a)	Authorized number of shares is seventy four thousand eight hundred and forty five (74,845)
b)
Each share of Series B shall be convertible into one thousand (1,000) shares of common stock and entitles the holder thereof to vote those number of common shares at any time based on the conversion ratio.

c)	Upon any liquidation dissolution or winding up of the Company, the holders of the Series B, will be treated as a common stockholder.

USASF is the successor company to BGST, having been created in December 2009 through a reverse merger undertaken pursuant to an Exchange Agreement dated as of December 4, 2009 between USASF and BGST.  Under the Exchange Agreement, all of the outstanding shares of USASF common stock (100 shares) which were owned by GEI, were exchanged for 97% (72,750,000 shares) of the newly authorized and issued common shares of USASF, after giving effect to certain surrenders, conversions and a reverse split of the then outstanding shares of BGST common stock.  The remaining 3% (2,250,000 shares) of the Company’s authorized and issued common stock consists of 2,090,900 newly issued shares, which are owned by the former holder of BGST’s preferred shares, and 159,100 of registered shares, which are owned by those BGST stockholders owning common shares immediately prior to the reverse merger.  The 159,100 shares constitute the “public float”.

The Exchange Agreement includes a provision that the owners, of the 2,250,000 shares belonging to the original stockholders of the Company, could not be diluted in their ownership percentage by transactions related to future asset acquisitions from Global Energy, Inc.  This provision could result in additional shares of common stock being issuable if and when the Company issues common stock for an asset acquisition.

In 2009 the Company incurred $3,608 of expenses which were paid by a shareholder.

NOTE 5 – INCOME TAXES

As of December 31, 2009, the Company had net operating loss carry-forward of approximately $3,608 that may be available to reduce future years’ taxable income through 2029.  Future tax benefits which may arise as a result of this loss have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset ($1,227) relating to this tax loss carry-forward.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009

NOTE 6 -  GUARANTEES AND INDEMNIFICATIONS
As permitted under Delaware law and in accordance with our Bylaws, we indemnify our officers and directors for certain events or occurrences while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, we plan to have a director and officer insurance policy that will limit our exposure and may enable us to recover a portion of any future amounts paid. We believe the fair value of these indemnification agreements is minimal. Accordingly, we have not recorded any liabilities for these agreements as of December 31, 2009.
Note 7 – SUBSEQUENT EVENTS
In May 2009, the FASB issued Accounting Standards Codification (ASC 855.10), Subsequent Events.  ASC 855.10 establishes general standards of accounting for and disclosure of events after the balance sheet date but before financial statements are issued or are available to be issued.  The adoption in the fourth quarter 2009 did not have any material impact on the Company’s financial statements.  Accordingly, the Company evaluated subsequent events through July 29, 2010, the date the financial statements were issued.
Acquisitions

In June 2010, the Company entered into an agreement to acquire from Global Energy, Inc., a related party, all of the outstanding stock of Lima Energy Company.  Lima Energy Company is the project company for the Lima Energy Project, an Ultra Clean Btu Conversion project under development and initial construction in Lima, Ohio.  The Lima Energy Project is permitted for construction with 100,000 sq. ft. of engineered concrete already in place.  This Project is designed to convert solid hydrocarbons (petcoke, for example) in a closed system into low cost, clean energy products, such as synthetic natural gas (SNG), electricity, and hydrogen.  The Project consists of 3 phases which are: 1) GAS 1, designed to produce 2.4 million Barrels of Oil Equivalent (BOE) per year of SNG: GAS 2, designed to produce 5.6 million BOE per year of SNG, and ; 3) CCGT designed to have a capacity of 516 megawatts (MW).  In addition, the Project will capture 100% of the CO2 produced during the SNG manufacture, which the Company has a contract to sell to a third party for full utilization in enhanced oil recovery and carbon capture and storage.  In exchange for Lima Energy stock, the Company will pay Global Energy $6,439,429 which represents the book value of construction-in-progress to date and Global Energy will retain a 50% interest in the single unit, GAS1.  Payment of this consideration will be made with a senior secured note to Global Energy with 7% per annum accrued interest, with is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or March 31, 2011.

In June 2010, Cleantech Energy Company, wholly-owned subsidiary of the Company, entered into an agreement to acquire approximately 1.02 billion BOE (Barrels of Oil Equivalent) from Interfuel E&P Ltd (“Interfuel”).  This solid hydrocarbon BOE energy asset is supported by an equivalent energy asset located adjacent to Cleantech Energy’s proposed Global Gas Unit (GGU), an Ultra Clean Btu Conversion project that is being designed to produce 30.6 million BOE per year of pipeline quality SNG and capture and fully utilize the CO2 produced during the SNG manufacture.  In exchange for this asset, Cleantech issued to Interfuel preferred stock valued at approximately $714 million ($0.70/BOE).  Once commercial operations have begun, the preferred stock will earn a 5% annual dividend payable on a quarterly basis.   Annual redemptions of preferred stock will be dependent on the net income of Cleantech.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009

NOTE 7 – SUBSEQUENT EVENTS - CONTINUED

Provided there is net income in a given year, Cleantech will redeem such amount of preferred shares that is equal to not less than 7% and not more than 10% of net income in that year.  Any preferred stock remaining after 20 years from the date of commercial operations may either be redeemed at that time, or, at the option of Cleantech Energy, may be converted to common shares, according to this formula:  for every one percent (1%) of the original face amount of preferred shares that is remaining at that time, Interfuel will be entitled to one-half of one percent (0.5%) of common shares then issued and outstanding.   Additionally, Cleantech Energy will pay $70 million to Interfuel upon receipt of financing and start of construction for the proposed GGU facility and related solid hydrocarbon BOE production.

Stock Warrants
On February 23, 2010, the Company entered into an agreement with an investor relations consulting firm to provide professional services over a six month period commencing as of that date.  Included in this agreement, the Company issued warrants to purchase 750,000 shares of common stock.  The warrants have an exercise price of $7.00 per share and a three-year term.  The warrants are fully vested, assignable, can be exercised in a cashless manner and have piggyback registration rights.  The Company estimated that the fair value of the warrants at issuance was $285,000 using a Black-Scholes option pricing model under various probability-weighted outcomes which take into consideration the features of the warrants with the following assumptions assigned to the varying outcomes: expected volatilities of 75.8%, risk free interest rate of 2.50%, expected life of one and a half years and no dividends.  As of July 29, 2010, no warrants have been exercised.
Stock Rights
In March 2010 the Company entered into an agreement with a vendor, that allows the vendor to convert the balance due ($39,900) into the Company’s common stock at $3.00 per share, if balance due is not paid by June 30, 2010.
During the three month period ended March 31, 2010, the Company entered into employment agreements with four (4) individuals that require the Company to accrue salary expense which is payable in the Company’s common stock.  These unpaid salaries were accrued at March 31, 2010.   The $66,784 liability is convertible into approximately 8,732 shares of common stock.

In January 2010 the Company hired an individual whose monthly salary is accruable but will not be paid until a secondary offering of the Company’s public shares has raised $200,000,000.  Once the accrued salary is payable, the individual has the option to select either the Company’s common stock at a $7.00 conversion rate or cash.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009

NOTE 7 – SUBSEQUENT EVENTS - CONTINUED

Stock Rights - continued
As part of the employment agreements with three (3) individuals, the individuals were granted 200,000 shares of the Company’s common stock at a price of $7.00 which will vest over a two (2) year period.  The Company’s Board of Directors has not approved an employee stock incentive plan as of the date of these financial statement; therefore, the value, of the potential options, has not been determined and the accompanying statement of operations does not include any expense related these options.

NOTE 8 – REVERSE MERGER
On December 4, 2009, USA Synthetic Fuel Corporation, a newly incorporated Delaware corporation, was acquired by BigStar Entertainment Inc., a shell company.  While BGST legally was the acquiror, for accounting purposes USAF is considered the acquiror (reverse merger); therefore the retained deficit and financial history included in the accompanying consolidated financial statements are those of USASF and not BGST.
In December 2009, prior to the merger, to facilitate the reverse merger the Board of Directors authorized the following transactions:
•	The 2,389,752 shares of treasury stock were cancelled.

•	Authorized a 50 to 1 reverse common stock split.

On December 4, 2009, BGST and USASF entered into an exchange agreement whereby:
•	BGST issued 72,750 shares of its Series B Preferred stock for all of the outstanding stock of USASF (100 shares).

•	Pegusus Funds LLC exchanged its 2 shares of Series A Super Voting Preferred Stock for 2,095 Series B Preferred Stock.

•	USASF became a subsidiary of BGST and the following name changes were effected:

•	BGST name was changed to USA Synthetic Fuel Corporation.

•	USASF name was changed to Cleantech Corporation.

On December 31, 2009, the 74,845 shares of Series B Preferred Stock were exchanged for 74,840,900 shares of the Company’s $0.0001 par value common stock.

USA SYNTHETIC FUEL CORPORATION
(Formerly Bigstar Entertainment, Inc.)
PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009

On December 4, 2009, Bigstar Entertainment (‘BGST”) and USA Synthetic Fuel Corporation (the “Company”) entered into an exchange agreement whereby:

•	BGST issued 72,750 shares of its Series B Preferred stock for all of the outstanding stock of USASF (100 shares).
•	Pegusus Funds LLC exchanged its 2 shares of Series A Super Voting Preferred Stock for 2,095 Series B Preferred Stock.
•	USASF became a subsidiary of BGST and the following name changes were effected:
•	BGST name was changed to USA Synthetic Fuel Corporation.
•	USASF name was changed to Cleantech Corporation.

On December 31, 2009, the Series B Preferred Stock was converted into 74,840,900 shares of the Company’s common stock.
The pro forma combined statement of operations for the year ended December 31, 2009 represents the results of operations of BGST for the period January 1, 2009 to December 3, 2009 and the Company for the period November 30, 2009 to December 31, 2009.

The combined results of operations for the year ended December 31, 2009, are not necessarily indicative of the results that may be expected in future years.

USA SYNTHETIC FUEL CORPORATION
(Formerly Bigstar Entertainment, Inc.)
PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009

	Bigstar Entertainment January 1, 2009 to December 3 , 2009	The Company November 30, 2009 to December 31, 2009	Total
Operating Expense
General and Administrative Expense	$15,627	$3,608	$19,235
Operating Loss Before Income Taxes	(15,627)	(3,608)	(19,235)
Income Tax Expense	−	−	−
Net Loss	$(15,627)	$(3,608)	$(19,235)

Net Loss Per Share- Basic and Diluted			$0.00

Weighted Average Number of Common Shares Outstanding – Basic and Diluted			75,000,000

Killman, Murrell & Company P.C.

Certified Public Accountants

3300 N. A Street, Bldg. 4, Suite 200	1931 E. 37th Street, Suite 7	2626 Royal Circle
Midland, Texas 79705	Odessa, Texas 79762	Kingwood, Texas 77339
(432) 686-9381	(432) 363-0067	(281) 359-7224
Fax (432) 684-6722	Fax (432) 363-0376	Fax (281) 359-7112

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Bigstar Entertainment, Inc.
Cincinnati, Ohio

We have audited the accompanying balance sheets of Bigstar Entertainment, Inc. as of December 3, 2009 and December 31, 2008, and the related statements of operations, stockholders’ deficit and cash flows for the period from January 1, 2009 to December 3, 2009 and for the year ended December 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards required that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.   Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bigstar Entertainment, Inc. as of December 3, 2009 and December 31, 2008, and the results of its operations and its cash flows for the period from January 1, 2009 to December 3, 2009 and for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3.   The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Killman, Murrell & Company, P.C.
Odessa, Texas
July 29, 2010

BIGSTAR ENTERTAINMENT, INC.
BALANCE SHEETS

Assets
	December 3,		December 31,
	2009		2008

Total Assets	$	−	$	−

Liabilities and Stockholders’ Deficit

Current Liabilities

Total Current Liabilities	$	−	$	−

Stockholders’ Deficit

Preferred stock, $0.0001 par value, 9,999,998 shares authorized, none issued or outstanding		−		−
Series A super voting preferred stock, $0.0001 par value, 2 shares authorized, issued and outstanding		−		−
Common stock, $0.0001 par value, 300,000,000 shares authorized, 159,100 shares issued and outstanding		16		16
Additional paid-in-capital		47,849,914		47,834,242
Retained deficit		(47,849,930)		(47,834,258)
Total stockholders’ deficit		−		−

Total liabilities and stockholders’ deficit	$	−	$	−

The accompanying notes are an integral part of these financial statements.

BIGSTAR ENTERTAINMENT, INC.
Statements of Operations

	For the Period January 1, 2009 to December 3, 2009		Year Ended December 31, 2008

Operating Expenses
General and Administrative Expenses		$15,672	$1,319
Net loss from Operations before Income Taxes		(15,672)	(1,319)
Provision for Income Taxes		−	−
Net loss		$(15,672)	$(1,319)

Net Loss Per Common Share – Basic and Diluted	$	(0.10)	(0.01)

Weighted Average Number of Common Shares
Outstanding		159,100	159,100

The accompanying notes are an integral part of these financial statements.

BIGSTAR ENTERTAINMENT, INC. STATEMENT OF STOCKHOLDERS’ DEFICIT FOR THE PERIOD FROM JANUARY 1, 2009 TO DECEMBER 3, 2009 AND FOR THE YEAR ENDED DECEMBER 31, 2008

	Series A Super Voting Preferred Stock			Common Stock		Treasury	Additional Paid-in	Retained
	Shares	Par Value		Shares	Par Value	Stock	Capital	Deficit	Total

Balance December 31, 2007	−	$	−	10,187,445	$10,187	$(97,067)	$47,919,819	(47,832,939)	$	−
Cancellation of Treasury Shares	−		−	(2,389,752)	(2,390)	97,067	(94,677)	−		−
Reverse Stock Split 50 to 1	−		−	(7,638,593)	(7,638)	−	7,638	−		−
Change in Par Value	−		−	−	(143)	−	143	−		−
Restated December 31, 2007	−		−	159,100	16	−	47,832,923	(47,832,939)		−
Issuance of Series A Super Voting Preferred stock	2		−	−	−	−	1,319	−		1,319
Net Loss	−		−	−	−	−	−	(1,319)		(1,319)
Balance December 31, 2008	2		−	159,100	16	−	47,834,242	(47,834,258)		−
Stockholder Capital Contribution	−		−	−	−	−	15,672	−		15,672
Net Loss	−		−	−	−	−	−	(15,672)		(15,672)
Balance December 3, 2009	2	$	−	159,100	$16	$ −	$47,849,914	$(47,849,930)	$	−

The accompany notes are an integral part of these financial statements.

BIGSTAR ENTERTAINMENT, INC.
Statements of Cash Flows

	For the Period January 1, 2009 To December 3, 2009		Year Ended December 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		$(15,672)		$(1,319)

Changes in operating assets and liabilities
Advances from stockholder		15,672		1,319

NET CASH PROVIDED (USED) IN OPERATING ACTIVITIES		−		−

Increase (decrease) in cash		−		−

Cash balance, beginning of the period		−		−

Cash balance, at end of the period	$	−	$	−

NON-CASH INVESTING AND FINANCING ACTIVITIES
Advances from stockholder		$(15,672)		$(1,319)
Issuance of Series A Super Voting Preferred Stock		−		1,319
Capital Contribution		15,672		−

	$	−	$	−
SUPPLEMEN TAL CASH FLOW DISCLOSURES

Cash paid for:

Interest		$-		$-
Income Taxes
		$-		$-

The accompanying notes are an integral part of these financial statements.

BIGSTAR ENTERTAINMENT, INC.
Notes To The Financial Statements
December 3, 2009

Note 1 – Organization and Business Operations

Bigstar Entertainment, Inc. (“BGST “or the “Company”) was incorporated in March, 1998 under Delaware law and was engaged in the business of online retailing of filmed entertainment products and providing entertainment industry information and other website services as part of its e-commerce platform.  BGST operated as a private business until August, 1999 when its initial public offering became effective and the company’s stock began trading on the NASDAQ National Market system under the symbol “BGST”.  The Company’s core business never proved successful, and BGST was delisted from the NASDAQ National Market in January 2001 and, thereafter, traded on the OTC Bulletin Board.  As a result of continuing unfavorable business conditions, on March 17, 2003 BGST filed SEC Form 15-12G with the Securities and Exchange Commission (“SEC”) to voluntarily de-register its stock and exempt the company from SEC reporting requirements.  BGST has not engaged in any material business activities since that date and has been inactive while maintaining its corporate existence.  The Company’s stock was thinly traded on the Pink OTC Markets from March 2003 under the symbol “BGST”.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
 The financial statements of the Company have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States.
Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Although management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results could differ significantly from the estimates under different assumptions and conditions.
Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents for purposes of preparing its Statement of Cash Flows.

Federal Income Tax

Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Net Loss per Share

Basic EPS is computed by dividing net loss available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

BIGSTAR ENTERTAINMENT, INC.
Notes To The Financial Statements
December 3, 2009

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Recently Issued Accounting Pronouncements
In June 2009, the FASB confirmed the “FASB Accounting Standards Codification” (ASC) as the single source of authoritative nongovernmental U.S. GAAP.  The ASC does not change current U.S. GAAP, but instead simplifies user access to all authoritative U.S. GAAP by providing authoritative literature related to a particular topic in one place.  All existing accounting standard documents have been superseded and all other accounting literature not included in the ASC is considered nonauthoritative.  The Company adopted the ASC, which did not impact our financial position, results of operations, or cash flows.
In December 2007, the FASB issued ASC 805, Business Combinations (formerly SFAS No. 141R).  ASC 805 provides guidance to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about its business combinations and its effects.  ASC 805 establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, the goodwill acquired and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  ASC 805 was effective for acquisitions beginning January 1, 2009 and earlier application is prohibited.  The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
In December 2007, the FASB issued ASC 810, Consolidation, (formerly SFAS No. 160)  ASC 810 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements, but separate from the equity of the parent company.  The statement further requires that consolidated net income be reported at amounts attributable to the parent and the noncontrolling interest, rather than expensing the income attributable to the minority interest holder.  This statement also requires that companies provide sufficient disclosures to clearly identify and distinguish between the interests of the parent company and the interests of the noncontrolling owners, including a disclosure on the face of the consolidated statements for income attributable to the noncontrolling interest holder.  This statement was effective for the fiscal years beginning on or after December 15, 2008.  The adoption of this statement had no significant impact on the Company’s consolidated financial statements.
In April 2008, the FASB issued FASB Staff Position (“FSP”) No. 142-3, Determination of the Useful Life of Intangible Assets.  This FSP amends the factors that should be considered in developing renewal or extension assumption used to determine the useful life of a recognized intangible asset under ASC 350, Goodwill and Other Intangible Assets (formerly SFAS No. 142).  This FSP is effective for fiscal years beginning after December 15, 2008.  The adoption of this statement had no significant impact on the Company’s consolidated financial statements.
In April 2009, the FASB issued ASC 825, Financial Instruments (formerly FSP No. 107-1 and Accounting Principles Board (“APB”) 28-1, “Interim Disclosures about Fair Value of Financial Instruments.”) This topic requires disclosures about the fair value of instruments in interim as well as in annual financial statements. ASC 825 was effective for interim reporting periods ending after June 15, 2009.  The Company adopted ASC 825.
In May 2009, the FASB issued ASC 855, Subsequent Events, (formerly SFAS No. 165, “Subsequent Events”).  ASC 855 establishes general standards for accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  ASC 855 was effective for interim or annual financial periods ending after June 15, 2009.  The Company has adopted ASC 855 requiring additional footnote disclosure.

BIGSTAR ENTERTAINMENT, INC.
Notes To The Financial Statements
December 3, 2009

NOTE 3 – GOING CONCERN
The accompanying financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities, and commitments in the normal course of business. As of December 3, 2009, the Company has a retained deficit and has incurred significant losses since inception. Further losses are anticipated raising substantial doubt as to the Company’s ability to continue as a going concern. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company plans to acquire sufficient capital from investors with which to pursue its business plan. There can be no assurance that the future operations will be significant and profitable, or that the Company will have sufficient resources to meet its objectives. There is no assurance that the Company will be successful in raising additional funds.

Note 4 – STOCKHOLDERS’ DEFICIT

Prior to September 2008, the authorized number of shares was 50,000,000 composed of 40,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.  On September 2, 2008 the authorized number of common shares was increased to 2,000,000,000 and the par value of both the common stock and preferred stock was changed to $0.0001 per share.  At December 31, 2008 there were 10,187,445 common shares outstanding , with 2,389,752 being held as treasury shares.

The Company’s Board of Directors is authorized to designate the rights and privileges of each series of preferred stock issued.  The following designated preferred stock was authorized as of December 31, 2008:

•	Series A Super Voting Preferred stock (“Series A”)

(a)	Authorized number of shares is two (2).
(b)	Number of authorized shares may not be increased or without written notice consent of the holders of the Series A.
(c)	Shares not entitled to receive d dividends.
(d)	Each share of the Series A shall entitle the holder to vote those number of common shares equivalent to the authorized common shares of the Company (2,000,000,000 at December 31, 2008).
(e)	Each share of Series A shall be redeemable at any time by the Company for $110,000.

In December 2009, BGST’s Board of Directors authorized the following change to Company’s common shares:

•	Authorized common shares were decreased to 300,000,000.
•	Authorized a reverse stock split of the outstanding common stock of the Company on the basis of one (1) share for every fifty (50) shares currently issued and outstanding.
•	Authorized the cancellation of the 2,389,752 shares of common stock held in the Company ‘s treasury.

Note 5 – Related Party Transactions

In 2009 and 2008,  stockholders of the Company paid expenses of the Company (2009 - $15,672 and 2008 - $1,319).  The Company liabilities were exchanged for two (2) shares of Series A Super Voting Preferred Stock in 2008 and treated as a capital contribution in 2009.

BIGSTAR ENTERTAINMENT, INC.
Notes To The Financial Statements
December 3, 2009

Note 6 – Income Taxes

The Company has a $16,991 net operating loss carry forward that may be available to reduce future years’ taxable income through 2029. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance ($5,777) for the deferred tax asset relating to the tax loss carry-forward.

Note 7 – Subsequent Events
In May 2009, the FASB issued Accounting Standards Codification (ASC 855.10), Subsequent Events.  ASC 855.10 establishes general standards of accounting for and disclosure of events after the balance sheet date but before financial statements are issued or are available to be issued.  The adoption in the fourth quarter 2009 did not have any material impact on the Company’s financial statements.  Accordingly, the Company evaluated subsequent events through July 29, 2010, the date the financial statements were issued.
On December 4, 2009 the Company and USA Synthetic Fuel Corporation (“USASF”) entered into an exchange agreement whereby:
•	BGST issued 72,750 newly created shares of its Series B Preferred Stock for all of the outstanding stock of USASF (100) shares.
•	Pegusus Funds LLC exchanged its 2 shares of Series A Super Voting Preferred Stock for 2,095 Series B Preferred Stock.
•	USASF became a subsidiary of BGST and the following name changes were effected:
•	BGST name was changed to USA Synthetic Fuel Corporation.
•	USASF name was changed to Cleantech Corporation.

On December 31, 2009, the 74,845 shares of Series B Preferred Stock were exchanged for 74,840,900 shares of the Company $0.0001 par value common stock.

Killman, Murrell & Company P.C.

Certified Public Accountants

3300 N. A Street, Bldg. 4, Suite 200	1931 E. 37th Street, Suite 7	2626 Royal Circle
Midland, Texas 79705	Odessa, Texas 79762	Kingwood, Texas 77339
(432) 686-9381	(432) 363-0067	(281) 359-7224
Fax (432) 684-6722	Fax (432) 363-0376	Fax (281) 359-7112

INDEPENDENT AUDITOR’S REPORT
To the Broad of Directors
Cleantech Corporation
(Formerly USA Synthetic Fuel Corporation)
Cincinnati, Ohio

We have audited the accompanying balance sheet of Cleantech Corporation (a Delaware corporation) (a development stage company) as of December 31, 2009, and the related statements of operations, changes in stockholder’s equity, and cash flows for the period from inception, November 30, 2009, to December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards generally accepted in the  United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cleantech Corporation as of December 31, 2009, and the results of its operations and its cash flows for the period from inception, November 30, 2009, to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Killman, Murrell & Company, P.C.
Odessa, Texas
July 29, 2010

CLEANTECH CORPORATION
(Formerly USA Synthetic Fuel Corporation)
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

December 31,
2009
ASSETS
Current Assets
Cash	$100

Total Current Assets	100

TOTAL ASSETS	$100

LIABILITIES AND STOCKHOLDER’S EQUITY

Total Liabilities	$ −

Stockholder’s Equity

Common stock, $1.00 par value, 100 shares authorized,
issued and outstanding at December 31, 2009	100

Additional paid-in capital	3,608

Deficit accumulated during development stage	(3,608)

Total Stockholder’s Equity	100

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$100

See the accompany notes to the financial statements.

CLEANTECH CORPORATION
(Formerly USA Synthetic Fuel Corporation)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

November 30, 2009
(Inception) to
December 31, 2009

General and Administrative Expenses
Organization and related expenses	$3,608

Total General and Administrative Expenses	3,608

Net Loss	$(3,608)

See the accompanying notes to the financial statements.

CLEANTECH CORPORATION
(Formerly USA Synthetic Fuel Corporation)
(A DEVELOPMENT STAGE COMPANY)
Statement of Changes in Stockholder’s Equity
November 30, 2009 (Inception) to December 31, 2009

				Deficit
	Common Stock		Additional	Accumulated
		Par	Paid-in	During
	Shares	Value	Capital	Development Stage	Total
Shares issued at $1.00 per
November 30, 2009 (Inception)	100	$100	$–	$–	$100
Shareholder contribution	–	–	3,608	–	3,608
Net loss	–	–	–	(3,608)	(3,608)

Balance, December 31, 2009	100	$100	$3,608	$(3,608)	$100

See the accompanying notes to the financial statements.

CLEANTECH CORPORATION
(Formerly USA Synthetic Fuel Corporation)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

November 30, 2009
(Inception) to
December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(3,608)

Expenses paid by shareholder	3,608

Net cash provided by (used in) operating activities	−

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from sale of common stock	100

Net cash provided financing activities	100

Net increase in cash	100

Cash at beginning of period	−

Cash at end of period	$100

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid	$ −

Income taxes paid	$ −

See the accompanying notes to the financial statements.

CLEANTECH CORPORATION
(Formerly USA Synthetic Fuel Corporation)
(A DEVELOPMENT STAGE COMPANY)
December 31, 2009

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS
Cleantech Corporation, formerly known as USA Synthetic Fuel Corporation (the “Company”), a development stage company, was incorporated under the laws of the State of Delaware on November 30, 2009 (inception) and has been inactive since inception.  The Company intends to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation – Development Stage Company
The Company has not earned any revenue from operations.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Company” as set forth in Financial Accounting Standards Board Statement No. 7 (ASC 915).  Among the disclosures required by ASC 915 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholder’s equity and cash flows disclose activity since the date of the Company’s inception.
Accounting Method
The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a fiscal year ending on December 31.
Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included.  Actual results could differ from those estimates.
Cash Equivalents
The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.
Income Taxes
Income Taxes are provided in accordance with Statement of Financial Accounting Standards No 109 (ASC 740), Accounting for Income Taxes.  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  There were no current or deferred income tax expenses or benefits due to the Company not having any material operations for the period ended December 31, 2009.

CLEANTECH CORPORATION
(Formerly USA Synthetic Fuel Corporation)
(A DEVELOPMENT STAGE COMPANY)
December 31, 2009

NOTE 3 – GOING CONCERN
The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not established any source of revenue to cover its operating costs.  The Company will engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured.  The Company will offer noncash consideration and seek equity lines as a means of financing its operations.  If the Company is unable to obtain revenue producing contracts or financing or if the revenue of financing it does obtain is insufficient to cover any operating losses it may incur,  it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.
NOTE 4 – SHAREHOLDER’S EQUITY
On November 30, 2009, the Company issued 100 shares of common stock for cash at $1.00 per share.
The Company incurred expenses of $3,608, which were paid by a shareholder.
On December 31, 2009, the Company became a wholly-owned subsidiary of USA Synthetic Fuel Corp. (formerly Bigstar Entertainment).
NOTE 5 – Subsequent Events
In May 2009, the FASB issued Accounting Standards Codification (ASC 855.10), Subsequent Events.  ASC 855.10 establishes general standards of accounting for and disclosure of events after the balance sheet date but before financial statements are issued or are available to be issued.  The adoption in the fourth quarter 2009 did not have any material impact on the Company’s financial statements.  Accordingly, the Company evaluated subsequent events through July 29, 2010, the date the financial statements were issued.

Killman, Murrell & Company P.C.

Certified Public Accountants

3300 N. A Street, Bldg. 4, Suite 200	1931 E. 37th Street, Suite 7	2626 Royal Circle
Midland, Texas 79705	Odessa, Texas 79762	Kingwood, Texas 77339
(432) 686-9381	(432) 363-0067	(281) 359-7224
Fax (432) 684-6722	Fax (432) 363-0376	Fax (281) 359-7112

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
USA Synthetic Fuel Corporation
(A Development Stage Company)
Cincinnati, Ohio  45202

We have audited the accompanying consolidated balance sheets of USA Synthetic Fuel Corporation (a Development Stage Company) (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, total equity (deficit), and cash flows for the year ended December 31, 2010, for the period November 30, 2009 (inception) to December 31, 2009 and for the period November 30, 2009 (inception) to December 31, 2010. USA Synthetic Fuel Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of USA Synthetic Fuel Corporation (a Development Stage Company) as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the year ended December 31, 2010, for the period November 30, 2009 (inception) to December 31, 2009 and for the period November 30, 2009 (inception) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has a working capital deficit, a deficit accumulated during the development stage and has incurred significant losses since inception which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3 to the consolidated financial statements. The 2010 and 2009 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Killman, Murrell & Company, P.C.
Killman, Murrell & Company, P.C.
Odessa, Texas
April 16, 2011

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company)
Consolidated Balance Sheets

Assets
	December 31, 2009	December 31, 2010

Current Assets
Cash	$100	$40

Property, Plant & Equipment
Lima Energy CIP	─	6,439,429
Impairment Reserve (footnote7)	─	(6,439,429)
Property, Plant & Equipment, Net		0
Other Assets
BOE Energy (footnote 7)	─	1
Total Other Assets		1

Total Assets	$100	$41

Liabilities
Current Liabilities
Accounts Payable	$ ─	$116,991
Advances from Related Party	─	226,103
Accrued Expenses	─	53,345
Accrued Interest, Related Party	─	252,990
Payroll Liabilities	─	732,114
Notes Payable, Related Party	─	6,439,429
Total Current Liabilities	─	7,820,972

Equity USA Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value, 9,925,153 shares authorized, none issued or outstanding	─	─
Series A super voting preferred stock, $0.0001 par value, 2 shares authorized, none issued and outstanding	─	─
Series B preferred stock, $0.0001 par value, 74,845 shares authorized, none issued or outstanding	─	─
Common stock, $0.0001par value, 300,000,000 shares authorized 75,000,000 shares issued and outstanding	7,500	7,500
Additional paid-in-capital	(3,792)	311,257
Deficit accumulated during the development stage	(3,608)	(8,139,689)

Total USA Stockholders’ Equity (Deficit)	100	(7,820,932)
Non-controlling interest	─	1
Total Equity (Deficit)	100	(7,820,931)
Total Liabilities and Equity (Deficit)	$100	$41

The accompanying notes are an integral part of these consolidated financial statements

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company)
Consolidated Statements of Operations

	From		Cumulative Total
	November 30,		November 30,
	2009 (Inception) to	Year Ended	2009 (Inception) to
	December 31, 2009	December 31, 2010	December 31, 2010

Operating Expenses
General and Administrative Expenses	$3,608	$(1,443,662)	$(1,447,270)
Impairment Expense	−	(6,439,429)	(6,439,429)
Net (loss) from Operation before Taxes	(3,608)	(7,883,091)	(7,886,699)

Interest Expense		(252,990)	(252,990)
Provision for Income Taxes	−	−	−
Net (loss)	$(3,608)	$(8,136,081)	$(8,139,689)

Net Loss Per Common Share – Basic and Diluted	$0.00	$(0.11)

Weighted Average Number of Common Shares Outstanding	75,000,000	75,000,000

The accompanying notes are an integral part of these consolidated financial statements

USA SYNTHETIC FUEL CORPORATION

 (A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Period November 30, 2009 (Inception) to December 31, 2009 and For the Year Ended December 31, 2010

	Series A Preferred Stock			Series B Preferred Stock			Common Stock		Additional Paid-in	Retained		Deficit Accumulated During Development
	Shares	Par Value		Shares	Par Value		Shares	Par Value	Capital	Deficit		Stage	Total

Balance November 30, 2009 prior to Restructure in anticipation of Subsidiary Acquisition on December 4, 2009	2	$	−	-	$	−	159,100	$16	$47,849,914		$(47,849,930)	$ −	$	−

Exchange Series A Super Voting Preferred Stock for Series B Preferred Stock	(2)		-	2,095		-	-	-	-		-	-		-

Shareholder Contribution	-		-	-		-	-	-	3,608		-	-		3,608
Acquisition of Subsidiary Recognized as Reverse Merger	-		-	72,750		7	-	-	(47,849,837)		47,849,930	-		100
Conversion of Preferred Stock	-		-	(74,845)		(7)	74,840,900	7,484	(7,477)
Net Loss												(3,608)		(3,608)
Balance December 31, 2009	−	$	−	−	$	−	75,000,000	$7,500	$(3,792)	$	−	$(3,608)		$100

Employee Stock Compensation			−			−	−	−	170,049		−	−		170,049
Shareholder Contribution	−		−	−		−	−	−	145,000			−		145,000
Net Loss												(8,136,081)		(8,136,081)

Balance December 31, 2010	−	$	−	−	$	−	75,000,000	$7,500	$311,257	$	−	$(8,139,689)		$(7,820,932)

The accompanying notes are an integral part of these consolidated financial statements

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company)
Consolidated Statements of Cash Flows

	From
	Inception on
	November 30,			Cumulative Total
	2009			November 30,
	To	Year Ended		2009 (Inception) to
	December 31, 2009	December 31, 2010		December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(3,608)		$(8,136,081)	$(8,139,689)
Adjustment to reconcile net loss to net cash used in operating activities:
Employee Stock Compensation	−		170,049	170,049
Expenses contributed by shareholder	3,608		145,000	148,608
Impairment Expense	−		6,439,429	6,439,429
Change in operating liabilities:
Accounts payable	−		116,991	116,991
Accrued Expenses	−		53,345	53,345
Payroll liabilities	−		732,114	732,114
Accrued Interest	−		252,990	252,990
Net Cash provided (used) in operating activities	−		(226,163)	(226,163)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	100		−	100
Advances from shareholder	−		226,103	226,103
Net cash provided by financing activities	100		226,103	226,203

Net increase (decrease) in cash	100		(60)	40

Cash at beginning of the period	−		100	−

Cash at end of period	$100		$40	$40

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid	$ −	$	−	$ −
Income taxes paid	$ −	$	−	$ −

NON CASH INVESTING AND FINANCING ACTIVITIES

Lima Property	$ −		$(6,439,429)	$(6,439,429)
Note Payable	−		6,439,429	6,439,429
Other Asset	−		(1)	(1)
Non-Controlling Interest	−		1	1
	$ −	$	−	$ −

The accompanying notes are an integral part of these consolidated financial statements

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

Note 1 – Organization and Business Operations

USA Synthetic Fuel Corporation (“USASF” or the “Company”), together with its subsidiaries, is an environmentally focused alternative energy company pursuing clean energy solutions based on gasification and other proven Btu conversion technologies.  We intend to develop, finance, construct, own and operate gasification, synthetic natural gas, and Fischer Tropsch liquid production facilities, to convert lower value, solid hydrocarbons such as coal, petroleum coke and biomass into higher value, environmentally cleaner energy sources.  These solid hydrocarbons are one class of feedstock that may be used in gasification processes in order to produce synthetic gas.  Other classes of feedstock that may be used as feedstock to produce synthetic gas include petroleum liquids, petroleum byproducts, asphaltenes, natural gas and other similar gases.

The major activities in 2010 focused on obtaining assets that will be used in the future operations of the Company.  Specifically, the Company acquired Lima Energy Company, the project company for the Lima Energy Project, an Ultra Clean Btu Conversion project under development and initial construction in Lima, Ohio.  The Lima Energy Project is permitted for construction with 100,000 sq. ft. of engineered concrete already in place.  This Project is designed to convert solid hydrocarbons (petcoke, for example) in a closed system into low cost, clean energy products, such as synthetic natural gas (SNG), electricity, and hydrogen.  The Project consists of 3 phases which are: 1) GAS 1, designed to produce 14 billion cubic feet per year (BCF/yr) of SNG; GAS 2, designed to produce 33 BCF/yr of SNG; and 3) CCGT designed to have a capacity of 516 megawatts (MW).  In addition, the Project will capture 100% of the CO2 produced during the SNG manufacture, which the Company has a contract to sell to a third party for full utilization in enhanced oil recovery and carbon capture and storage.

Also in 2010, the Company acquired 1.02 Billion BOE in solid hydrocarbon energy.  This solid hydrocarbon BOE energy asset is located adjacent to the Company’s proposed Cleantech Energy Project, an Ultra Clean Btu Conversion project that is being designed to produce 30.6 million BOE/yr of pipeline quality SNG and capture and fully utilize the CO2 produced during the SNG manufacture. This solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin (PRB) coal.

Both acquisitions were funded through a combination of debt and equity, as more fully disclosed in Note 7.  Additionally, G&A expenses in 2010 were financed mostly through an increase in liabilities.  The Company expects to satisfy these liabilities in 2011 with the capital it raises as more fully described in Note 9.

Development Stage Enterprise

The Company is a development stage company and will continue to be considered as such until it has its own significant operations and revenues.  The Company does not currently have any revenue and expects to continue to incur substantial additional operating losses from costs related to continuation of project development and administrative activities. The date of inception of the Company is November 30, 2009.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

Basis of presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Cleantech Corporation, Lima Energy Company, and Cleantech Energy Company, and have been prepared in accordance with generally accepted accounting principles in the United States.  All intercompany transactions and account balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Although management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results could differ significantly from the estimates under different assumptions and conditions.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents for purposes of preparing its Statement of Cash Flows.

Fair Value of Financial Instruments

Management estimates that the carrying value of financial instruments reported in the financial statements approximates their fair values.

Federal Income Tax

Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Net Loss per Share

Basic EPS is computed by dividing net loss available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

Recently Issued Accounting Pronouncements

The FASB established the FASB Accounting Standards Codification (“Codification”) as the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements issued for interim and annual periods ending after September 15, 2009. The codification has changed the manner in which U.S. GAAP guidance is referenced, but did not have an impact on our financial position, results of operations or cash flows.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements.” This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Accounting Standards Codification (“ASC”) 820. ASU 2010-06 amends ASC 820 to now require: (1) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (2) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. In addition, ASU 2010-06 clarifies the requirements of existing disclosures. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The Company will comply with the additional disclosures required by this guidance upon its adoption in January 2010.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities, and commitments in the normal course of business. As of December 31, 2010, the Company has a working capital deficit, a deficit accumulated during the development stage and has incurred significant losses since inception. Further losses are anticipated in the development stage raising substantial doubt as to the Company’s ability to continue as a going concern. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company plans to acquire sufficient capital from its investors with which to pursue its business plan as more fully disclosed in Note 9. There can be no assurance that the future operations will be significant and profitable, or that the Company will have sufficient resources to meet its objectives.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

Note 4 - COMMON STOCK

The Company is the successor company to Big Star Entertainment, Inc. (“BGST”), following a reverse merger undertaken pursuant to an Exchange Agreement dated as of December 4, 2009 between Cleantech Corporation (originally known as USA Synthetic Fuel Corporation) and BGST.  Under the Exchange Agreement, all of the outstanding shares of Cleantech common stock (100 shares), which were owned by Global Energy, Inc. (“GEI”), were exchanged for 97% (72,750,000 shares) of the newly authorized and issued common shares of USASF, after giving effect to certain surrenders, conversions and a reverse split of the then outstanding shares of BGST common stock.  The remaining 3% (2,250,000 shares) of the Company’s authorized and issued common stock consisted of 2,090,900 newly issued shares, which were owned by the former holder of BGST’s Series A  Super Voting preferred shares, and 159,100 of registered shares, which were owned by BGST common stockholders immediately prior to the reverse merger, and which constitute the “public float”.

The total number of shares of stock the Company is authorized to issue is 310,000,000, consisting of two classes:

•	300,000,000 shares of common stock, $0.0001 par value
•	10,000,000 shares of preferred stock, $0.0001 par value

The Company’s Board of Directors is authorized to designate the rights and privileges of each series of preferred stock issued.  The following designated series of preferred have been authorized but no shares are issued as of December 31, 2010:

Series A Super Voting Preferred stock (“Series A”)

•	Authorized number of shares is two (2) (none issued).
•	Number of authorized shares may not be increased or decreased without written consent of the holders of the Series A.
•	Shares not entitled to receive dividends.
•	Each share of the Series A shall entitle the holder to vote those numbers of common shares equivalent to the authorized common shares of the Company (300,000,000 at December 31, 2009).
•	Each share of Series A shall be redeemable at any time by the Company for $110,000.
•	The Series A Super Voting Preferred stock was exchanged for 2,095 shares of Series B stock at December 31, 2009.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

Series B Preferred Stock

•	Authorized number of shares is seventy four thousand eight hundred and forty five (74,845)
•
Each share of Series B shall be convertible into one thousand (1,000) shares of common stock and entitles the holder thereof to vote those number of common shares at any time based on the conversion ratio.

•	Upon any liquidation dissolution or winding up of the Company, the holders of the Series B, will be treated as a common stockholder.
•	The Series B stock was converted into shares of common stock on January 29, 2010. There are no outstanding shares of Series B stock.

The Exchange Agreement included a provision that the owners of the Series A Super Voting preferred stock could not be diluted in their ownership percentage by transactions related to future asset acquisitions from Global Energy, Inc.  This provision terminated on September 24, 2010 when the company’s Form 10 became effective.

Stock Rights

In 2010, the Company employed four (4) individuals whereby a portion of their salary expense would be accrued and payable in the Company’s common stock. As of December 31, 2010, the amount of the unpaid salaries is convertible into approximately 20,308 shares of common stock which had an aggregate value of $170,049.
.

Cleantech Energy Company Preferred Stock

The Company’s wholly owned subsidiary, Cleantech Energy Company, issued 714,041 shares of no par preferred stock to the owner of the solid hydrocarbons to be used in the gasification process.

NOTE 5 – INCOME TAXES

The Company uses the liability method in accounting for income taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The potential benefit of net operating loss carry forwards has not been recognized in the accompanying financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

The Company is subject to federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

	Year Ended	Period November 30, 2009 to
	December 31,	December 31,
	2010	2009
Net Loss	$8,136,081	$3,608
Income tax rate	35%	35%
Income tax benefit	2,847,628	1,263
Permanent differences	(110,267)	-
Valuation allowance change	(2,737,361)	(1,263)

Deferred income tax (benefit)	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes

Future income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of future income tax assets and liabilities at December 31 are as follows:

	December 31,
	2010	2009

Net operating loss carryforwards	$484,824	$1,263
Asset impairment	2,253,800	—
Total deferred tax assets	2,738,624	1,263
Valuation allowance	(2,738,624)	(1,263)
Net deferred tax assets	—	—

Deferred income tax (liability)	$—	$—

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

The Company has recognized a valuation allowance for the deferred tax assets for which it is more likely than not that the realization will not occur. The valuation allowance is reviewed periodically. When circumstance change and this causes a change in management's judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

The net operating loss carryforwards for income tax purposes are approximately $1,385,000 and will begin to expire in 2029.

Pursuant to Section 382 of the Internal Revenue Code, use of the Company’s net operating loss carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three year period. Ownership changes could impact the Company’s ability to utilize net operating losses and credit carryforwards remaining at the ownership change date.

NOTE 6 – GUARANTEES AND INDEMNIFICATIONS

As permitted under Delaware law and in accordance with our Bylaws, we indemnify our officers and directors for certain events or occurrences while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, we plan to have a director and officer insurance policy that will limit our exposure and may enable us to recover a portion of any future amounts paid. We believe the fair value of these indemnification agreements is minimal. Accordingly, we have not recorded any liabilities for these agreements as of December 31, 2010.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

NOTE 7- ASSET ACQUISITIONS

In June 2010, the Company entered into an agreement and acquired from Global Energy, Inc., a related party, all of the outstanding stock of Lima Energy Company.  Lima Energy Company is the project company for the Lima Energy Project, an Ultra Clean Btu Conversion project under development and initial construction in Lima, Ohio.  The Lima Energy Project is permitted for construction with 100,000 sq. ft. of engineered concrete already in place.  This Project is designed to convert solid hydrocarbons (petcoke, for example) in a closed system into low cost, clean energy products, such as synthetic natural gas (SNG), electricity, and hydrogen.  The Project consists of 3 phases which are: 1) GAS 1, designed to produce 14 billion cubic feet per year (BCF/yr) of SNG: GAS 2, designed to produce 33 BCF/yr of SNG, and ; 3) CCGT designed to have a capacity of 516 megawatts (MW).  In addition, the Project will capture 100% of the CO2 produced during the SNG manufacture, which the Company has a contract to sell to a third party for full utilization in enhanced oil recovery and carbon capture and storage.  In exchange for Lima Energy stock, the Company has agreed to pay Global Energy $6,439,429 which represents the book value of construction-in-progress to date, and Global Energy has retained a 50% equity interest in Gas 1, the first phase of the Lima Energy Project.  The construction in progress is located on land owned by the City of Lima and will only become available for use by the Company when funding for the project is obtained and certain other conditions are met; therefore the entire investment in the asset is considered impaired by the Company’s management. The Company has recognized an impairment charge of $6,439,429.  Payment of this consideration was made with a senior secured note to Global Energy with 7% per annum accrued interest, which  is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or March 31, 2011.  On March 15, 2011, the parties executed an amendment to the note, extending the payment date to September 30, 2011.

In June 2010, Cleantech Energy Company, wholly-owned subsidiary, entered into an agreement and acquired approximately 1.02 billion BOE (Barrels of Oil Equivalent) from Interfuel E&P Ltd. This solid hydrocarbon BOE energy asset is located adjacent to Cleantech Energy’s proposed Cleantech Energy Project, an Ultra Clean Btu Conversion project that is being designed to produce 30.6 million BOE/yr of pipeline quality SNG and capture and fully utilize the CO2 produced during the SNG manufacture. This solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin (PRB) coal.  Cleantech issued 714,041 shares of its no par value preferred stock and assigned an aggregate value of $1.00 for the shares issued.   In future periods when the BOE asset is utilized in the gasification process, Cleantech will record an expense of $0.70 per BOE with a corresponding increase in the Company’s paid in capital.  Once commercial operations have begun, the preferred stock will earn a 5% annual dividend payable on a quarterly basis. Annual redemptions of preferred stock will be dependent on the net income of Cleantech.  Provided there is net income in a given year, Cleantech has the option to redeem such amount of preferred shares that is equal to not less than 7% and not more than 10% of net income in that year. Any preferred stock remaining after 20 years from the date of commercial operations may either be redeemed at that time, or, at the option of Cleantech Energy, may be converted to common shares, according to this formula:  for every one percent (1%) of the original estimated value of preferred shares (1,020,058,000 BOE X $.70=$714,040,600) that is remaining at that time, Interfuel will be entitled to one-half of one percent (0.5%) of common shares then issued and outstanding. Additionally, Cleantech Energy will pay $70 million to Interfuel upon receipt of financing and start of construction for the proposed Cleantech Energy Project facility and related solid hydrocarbon BOE production.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

NOTE 8 – RELATED PARTY TRANSACTIONS

In 2010, the Company used office space and administrative and professional services provided by a related party and shareholder of the company, Global Energy, Inc.  As of December 31, 2010, Global Energy advanced $226,103 to the Company, which consisted of $147,734 for those expenses as well as $78,369 for third-party expenses that were paid on behalf of the Company.

Additional Paid-In-Capital

For the periods ended December 31, 2009 and December 31, 2010, a related party and shareholder of the Company, Global Energy, Inc., paid expenses or performed services on behalf of the Company valued at $3,608 and $145,000, respectively.  The amounts are reflected in the accompanying financial statements as additional paid-in-capital.

Note Payable

As part of the Lima Energy Company acquisition (see note 7), the Company issued a senior secured note to Global Energy, Inc, a related party, for $6,439,429, with 7% per annum accrued interest, which is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or March 31, 2011. The due date of the note has been extended to September 30, 2011 on the same terms.   The Company has recorded an expense for this interest for 2010 in the amount of $252,990.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2010

NOTE 9 –SUBSEQUENT EVENTS

The Company has focused its efforts to-date in 2011 on obtaining large amounts of capital to fund its project development activity.  In early January 2011, it entered into an agreement with Socius Capital Group for a commitment of up to $10 million in equity capital once the Company has moved to the NASDAQ exchange, which is a goal of the Company.

In January 2011, the Company’s subsidiary, Lima Energy Company, entered into a Placement Agreement with RBC Capital Markets, LLC (“RBC”) for up to $600,000,000 in Taxable Economic Development Revenue Bonds, Series 2011 to be issued by the Ohio Air Quality Development Authority (OAQDA).  This OAQDA Bond funding will be used by Lima Energy to complete construction of Lima Energy GAS 1 which is a cleantech facility being designed to deliver low cost synthetic natural gas (SNG) to Procter & Gamble under a long term contract and other customers.

On February 14, 2011, the Company signed an engagement letter with an unrelated third party to secure a convertible note facility for Lima Energy Company in the amount of $30M, which will be used to advance project milestones for Lima Energy and provide other working capital for the Lima Energy project as it moves forward.

In April 2011, the Company signed an agreement with Kodiak Capital Group, LLC ("Kodiak"), a New York-based institutional investor, under which Kodiak has committed to invest up to $20 million in the Company over a 6-month period, subject to certain conditions, at the Company's discretion. The Company expects to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of any shares that may be issued to Kodiak under the agreement.  Once the registration statement is effective, Kodiak is obligated to purchase shares of the Company's common stock from time to time at the Company's discretion. Kodiak’s commitment provides the company with the flexibility to obtain capital in increments of up to $5,000,000 over a six month period as growth capital is needed. The facility sets the purchase price at 70% of the volume weighted average price over five consecutive trading days as reported by Bloomberg. The Company expects to fully utilize the $20 million in order to accelerate project milestones and fund corporate growth. The Company can terminate the agreement at any time without cost or penalty.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company)
Consolidated Balance Sheets
(Unaudited)

Assets
	September 30	December 31
	2011	2010
	(unaudited)	(audited)
Current Assets
Cash	$720	$40

Property, Plant & Equipment	6,439,429	6,439,429
Lima Property	(6,439,429)	(6,439,429)
Impairment Reserve	0	0
Property, Plant & Equipment, Net
Other Assets
BOE Energy	1	1
Total Other Assets	1	1

Total Assets	$721	$41

Liabilities and Stockholders’ Equity (Deficit)
Liabilities
Current Liabilities
Accounts Payable	$394,825	$116,991
Advances from Related Parties	321,381	226,103
Advances from stockholders	98,700	─
Accrued Expenses	18,345	53,345
Accrued Interest, Note	-	252,990
Payroll Liabilities	1,384,703	732,114
Note Payable	-	6,439,429
Total Current Liabilities	2,217,954	7,820,972

Equity
USA Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value, 9,925,153 shares authorized, none issued or outstanding	−	─
Series A super voting preferred stock, $0.0001 par value, 2 shares authorized, none issued and outstanding	−	─
Series B preferred stock, $0.0001 par value, 74,845 shares authorized, none issued or outstanding	−	─
Common stock, $0.0001 par value, 300,000,000 shares authorized; 76,138,859 and 75,000,000 shares issued and outstanding, respectively	7,613	7,500
Additional paid-in-capital	7,582,118	311,257
Deficit accumulated during the development stage	(9,806,965)	(8,139,689)

Total USA Stockholders’ Equity (Deficit)	(2,217,234)	(7,820,932)
Non-Controlling interest	1	1
Total Equity (Deficit)	(2,217,233)	(7,820,931)
Total Liabilities and Equity (Deficit)	$721	$41

The accompanying notes are an integral part of these consolidated financial statements

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

	Three	Three	Nine	Nine	Cumulative Total
	Months	Months	Months	Months	November 30, 2009
	Ended	Ended	Ended	Ended	(Inception)
					to
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010	September 30, 2011

Operating Expenses
General and Administrative Expenses	$557,830	$293,462	$1,329,206	$1,158,927	$2,776,476
Impairment Expense	−	-	−	6,439,429	6,439,429
Net (loss) from Operation before Taxes	(557,830)	(293,462)	(1,329,206)	(7,598,356)	(9,215,905)

Interest Expense	(112,690)	(113,762)	(338,070)	(137,226)	(591,060)
Provision for Income Taxes	−	−	−	−	−
Net (loss)	$(670,520)	$(407,224)	$(1,667,276)	$(7,735,582)	$(9,806,965)

Net Loss Per Common Share – Basic and Diluted	$(0.01)	$(0.01)	$(0.02)	$(0.10)

Weighted Average Number of Common Shares
Outstanding	75,583,110	75,000,000	75,569,430	75,000,000

The accompanying notes are an integral part of these consolidated financial statements

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company)
Consolidated Statements of Cash Flows (Unaudited)

	Nine	Nine	Cumulative Total
	Months	Months	November 30,
	Ended	Ended	2009 (Inception)
	September 30,	September 30,	To
	2011	2010	September 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(1,667,276)	$(7,735,582)	$(9,806,965)
Adjustment to reconcile net loss to net cash used in operating activities:
Employee Stock Compensation	−	152,550	170,049
Stock issued for services	240,485	−	240,485
Expenses contributed by shareholder	−	145,000	148,608
Impairment Expense	−	6,439,429	6,439,429

Change in operating liabilities:
Accounts payable	277,834	169,083	394,825
Accrued Expenses	(35,000)	18,345	18,345
Payroll liabilities	652,589	525,162	1,384,703
Accrued Interest	338,070	137,226	591,060
Net Cash (used) in operating activities	(193,298)	(148,787)	(419,461)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	−	−	100
Stock issued for debt and accrued interest	7,030,489	−	7,030,489
Accrued Interest	(591,060)	−	(591,060)
Note Payable	(6,439,429)	−	(6,439,429)
Advance from stockholders	98,700	−	98,700
Advance from related parties	95,278	148,735	321,381
Net cash provided by financing activities	193,978	148,735	420,181

Net increase (decrease) in cash	680	(52)	720

Cash at beginning of the period	40	100	−

Cash at end of period	$720	$48	$720

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$ −	−	$ −
Income taxes paid	$ −	−	$ −
NON CASH INVESTING AND FINANCING ACTIVITIES
Lima Property	$ −	(6,439,429)	(6,439,429)
Note Payable	−	6,439,429	6,439,429
Other Asset	−	(1)	(1)
Non-Controlling Interest	−	1	1
	$ −	$ −	$ −

The accompanying notes are an integral part of these consolidated financial statements

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements September 30, 2011 (Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The interim unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Regulation S-K as promulgated by the Securities and Exchange Commission.  Accordingly, these consolidated financial statements do not include all of the disclosures required by generally accepted accounting principles for complete financial statements.  These interim unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the period ended December 31, 2010.  In the opinion of management, the interim unaudited consolidated financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The consolidated statements of operations and cash flows reflect the results of operations and the changes in cash flows of the Company for the nine-month period ended September 30, 2011.  Operating results for the nine-month period ended September 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities, and commitments in the normal course of business. As of September 30, 2011 and December 31, 2010, the Company has working capital deficits accumulated during the development stage and has incurred significant losses since inception. Further losses are anticipated in the development stage raising substantial doubt as to the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company plans to acquire sufficient capital from its investors with which to pursue its business plan. There can be no assurance that the future operations will be significant and profitable, or that the Company will have sufficient resources to meet its objectives. There is no assurance that the Company will be successful in raising additional funds.

PART II

Information not required in prospectus

Item 13.  Other expenses of issuance and distribution

The following table sets forth the estimated expenses (excluding the underwriting discount) expected to be incurred in connection with the issuance and distribution of the common stock registered hereby:

SEC registration fee		$11,460
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and Registrar fees and expenses		*
Miscellaneous		*
Total	$		*

*  The amounts set forth above, except for the SEC registration fee, are estimated.

Item 14.  Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Bylaws provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	Any breach of the director’s duty of loyalty to the corporation or its stockholders.
•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
•	Payments or unlawful dividends or unlawful stock repurchases or redemptions.
•	Any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(a)(7) of the Delaware General Corporation Law, our Certificate of Incorporation eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

In addition, the Company has entered into indemnification agreements with each of our directors and executive officers, the form of which has been filed as Exhibit 10.6 and reference is hereby made to such form.  Under each indemnification agreement we (i) will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or executive officer; and (ii) are obligated to pay the director or executive officer all identifiable expenses promptly as they are incurred by the director or executive officer, provided that he or she is obligated to repay the amount of any of these expenses to the extent that it is proven by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to us or undertaken with reckless disregard for our best interests.

In addition to the above-referenced indemnification, the company has initiated the process of obtaining Directors and Officers Liability Insurance on behalf of our directors and officers. The company has retained the insurance brokerage firm of Marsh & McLennan to negotiate coverage terms, liability limits, and pricing commensurate with industry guidelines. Such insurance will be placed in effect no later than the date of the company’s follow on offering.

Item 15.  Recent sales of unregistered securities

Sales of unregistered securities during the past three (3) year period are disclosed below.

On October 21, 2011, we issued  80,000 shares of our common stock to R. Gregg Nourjian in consideration for financial advisory services in the amount of $40,000.

On October 21, 2011, we issued 120,000 shares of our common stock to Robert W. Wien in consideration for financial advisory services in the amount of $60,000.

On September 30, 2011, we issued 1,004,356 shares of our common stock to Global Energy, Inc. to clear the senior secured note balance of principal and interest totaling $7,030,489 at September 30, 2011.

On September 23, 2011, we issued 107,142 shares of our common stock to Wakabayashi Fund, LLC in consideration for public relations services in the amount of $139,285.

On April 27, 2011, the Company issued 11,111 shares of common stock to AGS in consideration for legal and documentation services in the amount of $50,000.

On March 28, 2011, the Company issued 6,250 shares of common stock to Glenn G. Wattley in consideration for services rendered in the amount of $43,750.

On March 18, 2011, the Company issued 3,500 shares of common stock to Kodiak in consideration for the preparation of the Kodiak investment agreement and registration rights agreement in the amount of $17,920.

On March 18, 2011, the Company issued 5,000 shares of common stock to Cynthia Craft in consideration for legal services in connection for the preparation of the Kodiak investment agreement and registration rights agreement in the amount of $25,600.

On March 18, 2011, the Company issued 1,500 shares of common stock to Feargal Gleeson in consideration for legal services in connection with the preparation of the Kodiak investment agreement and registration rights agreement in the amount of $7,680.

On December 31, 2009, the Company issued 72,750,000 shares of common stock to GEI.  in exchange for the BGST Series B Preferred Stock as outlined in the Exchange Agreement and detailed more fully elsewhere in this prospectus.  The Series B Preferred Stock issued on December 4, 2009 was concurrently surrendered and cancelled.  Due to the nature of the exchange transaction, there was no consideration received.

On December 31, 2009 the Company issued 2,090,900 shares of common stock to Pegasus Funds, LLC in exchange for the 2,095 shares of BGST Series B Preferred Stock as outlined in the Exchange Agreement.  The Series B Preferred Stock issued on December 4, 2009 was concurrently surrendered and cancelled.  Due to the nature of the exchange transaction, there was no consideration received.

On December 4, 2009, the Company issued 72,750 shares of BGST Series B Preferred Stock to GEI. as part of the Exchange of Shares as outlined in the Exchange Agreement dated December 4, 2009.  Due to the nature of the exchange transaction, there was no consideration received.

On December 4, 2009, the Company issued 2,095 shares of BGST Series B Preferred Stock to Pegasus Funds LLC in exchange for 2 shares of BGST Series A Super Voting Preferred Stock issued on August 25, 2008, which were concurrently surrendered and cancelled.  Due to the nature of the exchange transaction, there was no consideration received.

On August 25, 2008, the Company issued 2 shares of BGST Series A Super Voting Preferred Stock to Pegasus Funds LLC as consideration for services to reactivate the Company and for payment of expenses on behalf of the Company.  In 2008 and 2009, expenses, which were administrative in nature, were $1,319 and $15,672, respectively.

In an Exchange Agreement dated as of December 4, 2009, BGST and USASF agreed to a merger of the two companies through a tax free exchange of shares of the two companies, the essential steps and provisions of which were as follows:

1.
All of the issued and outstanding shares of USASF (100 shares, common) held by GEI as sole shareholder, were exchanged for 72,750 shares of newly issued BGST Series B Preferred Stock, which shares were immediately convertible into 72,750,000 newly authorized and issued common shares as part of the transaction.  GEI then promptly distributed substantially all of its shares to its stockholders, as outlined in the Agreement. GEI is a private company with 126 stockholders at the time of the exchange.  The majority shareholder of GEI is Harry H. Graves.  In the transfer, he received 28,235,860 shares of the Company.   Prior to April 1, 2011, his ownership share of the Company did not, on its own, make him a majority shareholder, but his beneficial ownership related to his spouse’s shares and those of Trust 3, over which his spouse has voting control, made him a majority shareholder.  As of April 1, 2011, Mrs. Graves has resigned as trustee for the trust, and no longer holds any power (including voting, investment or dispositive powers) with respect to the shares held by the trust, and consequently Mr. Graves’ beneficial ownership is 33,555,430 shares, which no longer puts him in a majority control position.

2.
Pegasus Funds LLC surrendered and exchanged its two (2) shares of Series A Super Voting Preferred Stock for 2,095 shares of BGST Series B Preferred Stock, which shares were also immediately convertible into 2,095,000 newly authorized and issued common shares as part of the transaction.  Pegasus then promptly distributed substantially all of its shares to designated affiliates, as outlined in the Agreement. Pegasus is not a related party to either the Company or GEI.

3.
The issued and outstanding shares of BGST common stock as of the date of the Exchange Agreement, totaling 7,797,693 shares, were reduced to 155,954 shares by means of a fifty to one reverse stock split.

4.	The authorized capital stock of the company was reduced and divided into two classes of stock: 300,000,000 common; 10,000,000 preferred.
5.	All of the existing directors and management of BGST resigned and were replaced by directors and management selected by USASF.
6.
The name of the company was changed from BGST to USASF, which name change was accomplished by USASF changing its name to Cleantech Corporation immediately prior to the certificate of amendment being filed in Delaware which effected the transactions contemplated by the Exchange Agreement.

7.
A non-dilution provision which required additional shares to be issued to the original stockholders of the Company such that they could not be diluted in their ownership percentage has expired as of the effective date of the registration statement, September 27, 2010, as confirmed in a letter from Pegasus Funds, LLC to USASF.

The Exchange Agreement and all transactions required thereunder were duly approved by the boards and stockholders of USASF and BGST.

Subsequent to the Exchange Agreement, a minor adjustment was made to the shares held by Pegasus Funds.  This adjustment was necessary to reconcile the total shares outstanding to the amount recorded by the stock registrar.  As a result, the number of shares owned by Pegasus Funds and its assigns is 2,090,900.   The issued and outstanding shares representing the public float at the time of the Exchange Agreement is accurately reflected as 159,100.

The Company believes that the issuances of the above restricted shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder.  The transactions were issuances either for services performed or in settlement of debt incurred, or in exchange for other securities.  With respect to the transactions listed above, no general solicitation was made either by us or by any person acting on our behalf.  The transactions were all privately negotiated, and none involved any kind of public solicitation.  No underwriters were involved in connection with the sales of securities referred to in this Item.   The securities sold are subject to transfer restrictions, and the certificates for the shares contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

There have been no other sales or issuances of unregistered securities since our inception.

Item 16. Exhibits and financial statement schedules

Reference is made to the attached Exhibit Index and financial statement schedules.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

7. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, as of January 18, 2012.

USA Synthetic Fuel Corporation

By /s/ Harry H. Graves
Harry H. Graves
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated as of January 18, 2012.

Signature	Title

/s/ Harry H. Graves	Chief Financial Officer
Harry H. Graves	Chairman and Director (principal financial and accounting officer)

/s/ Dr. Steven C. Vick	President, Chief Executive Officer
Dr. Steven C. Vick	Director (principal executive officer)

/s/ V. Daniel Magarian	Director

V. Daniel Magarian